Exhibit 99.3

Execution Version

$525,000,000

SENIOR SECURED CREDIT FACILITY

Dated as of November 25, 2018

among

TLP FINANCE HOLDINGS, LLC,

as Borrower,

TLP ACQUISITION HOLDINGS, LLC,

as Holdings,

and

EACH OF THE FINANCIAL INSTITUTIONS

INITIALLY A SIGNATORY HERETO,

TOGETHER WITH THOSE ASSIGNEES PURSUANT HERETO,

as Lenders

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1

1.1	General Definitions	1
1.2	Accounting and Other Terms	27

ARTICLE II LOANS		29

2.1	Loans	29
2.2	Optional and Mandatory Prepayments	30
2.3	Payments and Computations	33
2.4	Taxes	33
2.5	Sharing of Payments	37
2.6	Allocation of Payments; Pro Rata Treatment	37
2.7	Extensions and Conversions	38
2.8	Replacement of Lender	39

ARTICLE III INTEREST AND FEES		39

3.1	Interest on Loans	39
3.2	Interest After Event of Default	40
3.3	Lenders’ Fees/Agent’s Fees	40
3.4	Indemnification in Certain Events	40
3.5	Inability to Determine Interest Rate	41
3.6	Illegality	42
3.7	Funding Indemnity	42
3.8	Defaulting Lenders	43

ARTICLE IV CONDITIONS PRECEDENT		44

4.1	Closing Conditions	44

ARTICLE V REPRESENTATIONS AND WARRANTIES		46

5.1	Organization and Qualification	47
5.2	Solvency	47
5.3	Liens	47
5.4	No Conflict	47
5.5	Enforceability	48
5.6	Financial Data; Material Adverse Change	48
5.7	Fictitious Business Names	48
5.8	Subsidiaries	48
5.9	No Judgments or Litigation	49
5.10	No Defaults	49
5.11	No Employee Disputes	49
5.12	Compliance with Law	49
5.13	ERISA	50
5.14	Compliance with Environmental Laws	50
5.15	Use of Proceeds	51
5.16	Intellectual Property	51
5.17	Licenses and Permits	51
5.18	Title to Property	52
5.19	Labor Matters	52

(i)

5.20	Investment Company, Etc.	53
5.21	Margin Security	53
5.22	No Event of Default	53
5.23	Taxes and Tax Returns	53
5.24	No Other Indebtedness.	53
5.25	Survival of Representations	53
5.26	Affiliate Transactions	53
5.27	Accuracy and Completeness of Information	54
5.28	Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions	54
5.29	Force Majeure	55

ARTICLE VI AFFIRMATIVE COVENANTS		55

6.1	Financial Information	55
6.2	Corporate Existence	57
6.3	Proceedings or Adverse Changes	57
6.4	Books and Records; Inspection	57
6.5	Security Interests	57
6.6	Taxes	58
6.7	Compliance With Laws	58
6.8	Use of Proceeds	58
6.9	Fiscal Year; Accounting Policies	59
6.10	Compliance with Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions	59
6.11	Lender Calls	59
6.12	Conversion	59

ARTICLE VII FINANCIAL COVENANTS		59

7.1	Minimum Debt Service Coverage Ratio	59

ARTICLE VIII NEGATIVE COVENANTS		60

8.1	Restrictions on Liens	60
8.2	Restrictions on Additional Indebtedness	60
8.3	Restrictions on Sale of Assets	60
8.4	No Corporate Changes	60
8.5	No Restricted Payments	61
8.6	No Affiliate Transactions	61
8.7	Passive Holding Company Restrictions	61
8.8	Restrictive Agreements	62
8.9	Unrestricted Subsidiaries	62
8.10	Compliance with Anti-Money Laundering Laws and Sanctions	63

ARTICLE IX POWERS		64

9.1	Appointment as Attorney-in-Fact	64

ARTICLE X EVENTS OF DEFAULT AND REMEDIES		64

10.1	Events of Default	64
10.2	Acceleration	66
10.3	Agent May File Proofs of Claim	66
10.4	Credit Bidding	67

(ii)

ARTICLE XI TERMINATION		67

ARTICLE XII THE AGENT		68

12.1	Appointment of Agent	68
12.2	Nature of Duties of Agent	68
12.3	Lack of Reliance on Agent	69
12.4	Certain Rights of the Agent	69
12.5	Reliance by Agent	70
12.6	Indemnification of Agent	70
12.7	The Agent in its Individual Capacity	70
12.8	Resignation and Removal of Agent	70
12.9	Collateral Matters	71
12.10	Actions with Respect to Defaults	73
12.11	Delivery of Information	74
12.12	No Reliance on Agent’s Customer Identification Program	74
12.13	USA Patriot Act	74

ARTICLE XIII MISCELLANEOUS		74

13.1	Waivers	74
13.2	JURY TRIAL	75
13.3	GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE	75
13.4	Notices	75
13.5	Assignability	76
13.6	Information	80
13.7	Payment of Expenses; Indemnification	80
13.8	Entire Agreement, Successors and Assigns	82
13.9	Amendments, Etc.	82
13.10	Nonliability of Agent and Lenders	83
13.11	Independent Nature of Lenders’ Rights	83
13.12	Counterparts	84
13.13	Effectiveness	84
13.14	Severability	84
13.15	Headings Descriptive	84
13.16	Maximum Rate	84
13.17	Right of Setoff	85
13.18	Delegation of Authority	85
13.19	Time of the Essence	85
13.20	Press Releases	86
13.21	Reversal of Payments	86
13.22	Inconsistencies with Other Documents	86
13.23	USA Patriot Act; Anti-Money Laundering Laws	86
13.24	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	86

(iii)

EXHIBITS AND SCHEDULES

EXHIBITS:

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Guaranty Agreement
Exhibit C	Form of Pledge Agreement
Exhibit D	Form of Security Agreement
Exhibit E	Form of Notice of Borrowing
Exhibit F-1	Form of Tax Compliance Certificate (Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit F-2	Form of Tax Compliance Certificate (Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit F-3	Form of Tax Compliance Certificate (Foreign Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit F-4	Form of Tax Compliance Certificate (Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit G	Form of Notice of Extension/Conversion
Exhibit H	Form of Compliance Certificate
Exhibit I	Form of Solvency Certificate
Exhibit J	Form of Affiliated Lender Notice

SCHEDULES:

Schedule A	Fee Letter Parties
Schedule B-1	Required Lenders (i)
Schedule B-2	Required Lenders (ii)
Schedule 1.1	Lenders
Schedule 5.1	Jurisdictions of Organization
Schedule 5.8	Capital and Ownership Structure of the Credit Parties
Schedule 5.9	Litigation
Schedule 5.13	ERISA
Schedule 5.14	Environmental Disclosures
Schedule 5.16	Intellectual Property
Schedule 5.26	Affiliate Transactions
Schedule 13.4	Addresses for Notices

(iv)

SENIOR SECURED CREDIT FACILITY

THIS SENIOR SECURED CREDIT FACILITY is entered into as of November 25, 2018, among TLP Finance Holdings, LLC, a Delaware limited liability company (the “Borrower”), TLP Acquisition Holdings, LLC, a Delaware limited liability company (“Holdings”), and each of the financial institutions identified as Lenders on the signature pages hereto (together with each of their successors and assigns, referred to individually as a “Lender” and, collectively, as the “Lenders”).

W I T N E S S E T H:

WHEREAS, the Borrower wishes to obtain financing for the purposes permitted under Section 6.8 of this Credit Agreement; and

WHEREAS, upon the terms and subject to the conditions set forth herein, the Lenders are willing to make loans and advances to the Borrower.

NOW, THEREFORE, the Borrower, Holdings, the Lenders and the Agent hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 General Definitions.

As used herein, the following terms shall have the meanings herein specified:

“Acceptance Date” means, as to any particular Assignment and Assumption, the date specified as the effective date in such Assignment and Assumption.

“Acquired Business” means New TM Sub and its Subsidiaries acquired by Holdings and the Borrower on the Closing Date pursuant to the Acquisition Agreement.

“Acquisition” means any transaction or series of related transactions resulting, directly or indirectly, (a) in the acquisition (whether by means of a merger, consolidation, or otherwise) of a Controlling interest in the Capital Stock of any Person, (b) in the acquisition of (i) all or substantially all of the assets of any Person or (ii) any material business asset of any Person not constituting an Investment as approved by the Required Lenders or (c) in the acquisition of plant, property and equipment of any Person, or portion thereof, to the extent such plant, property and equipment constitute a business. For purposes of this definition, the word “business” has the same meaning as used in Rule 11-01(d) of Regulation S-X of the Securities and Exchange Commission.

“Acquisition Agreement” means the Agreement and Plan of Merger, dated as of the date hereof, between the Borrower, Holdings, Merger Sub, TransMontaigne Partners L.P. and TransMontaigne GP L.L.C. and, solely for the purposes of Section 6.19 thereof, TLP Equity Holdings, LLC.

“Acquisition Agreement Representations” means the representations and warranties made by or with respect to the Acquired Business in the Acquisition Agreement that are material to the interests of the Lenders.

“Acquisition Documentation” means the Acquisition Agreement and all schedules, exhibits and annexes thereto.

“Acquisition Transactions” means the consummation of the Closing Date Acquisition, the Closing Date Merger and the other transactions contemplated by the Acquisition Documentation to occur on the Closing Date.

“Affiliate” means, with respect to any Person, any other individual or entity that directly or indirectly Controls, is Controlled by or is under common Control with that Person. For purposes of this definition, Holdings and the Borrower and each of their Subsidiaries are Affiliates with each other.

“Agent” means an entity to be agreed between the Borrower and the Required Lenders acting in good faith pursuant to an amendment hereto in form and substance reasonably satisfactory to the Borrower and the Required Lenders acting in good faith.

“Agent’s Fees” means the fees payable by the Borrower to the Agent as described in the Fee Letter.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder and the U.K. Bribery Act 2010 and the rules and regulations thereunder.

“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules applicable to a Credit Party or its Subsidiaries or Affiliates related to terrorism financing or money laundering, including any applicable provision of Executive Order 13224, the USA Patriot Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Applicable Make-Whole Amount” means, with respect to any repayment or prepayment of the Loans, an amount equal to the present value of the amount of interest that would have been paid on the principal amount of the Loans being so repaid or prepaid for the period from and including the date of such repayment or prepayment to but excluding the date that is the one (1) year anniversary of the Closing Date using a discount rate equal to the Applicable Treasury Rate plus 50 basis points (in each case, calculated on the basis of the interest rate with respect to the Loans that is in effect on the date of such repayment or prepayment and on the basis of actual days elapsed over a year of three hundred sixty-five (365) days).

“Applicable Treasury Rate” with respect to the Applicable Make-Whole Amount means, as of any date of prepayment or repayment of the Loans, the weekly average rounded to the nearest 1/100th of a percentage point (for the most recently completed week for which such information is available as of the date that is two (2) Business Days prior to the redemption date) of the yield to maturity of United States Treasury securities with a constant maturity (as compiled and published in the Federal Reserve Statistical Release H.15 with respect to each applicable day during such week (or, if such statistical release is not so published or available, any publicly available source of similar market data selected by the Borrower in good faith)) most nearly equal to the period from and including the date of such repayment or prepayment to but excluding the date that is the one (1) year anniversary of the Closing Date; provided that if the period from and including the date of such repayment or prepayment to but excluding the date that is the one (1) year anniversary of the Closing Date is not equal to the constant maturity of a United States Treasury security for which such an average yield is given, the Applicable Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to such applicable date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one (1) year shall be used.

“Approved Assignee” means any Lender, an Affiliate of a Lender or an Approved Fund.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“ArcLight” means ArcLight Capital Partners Fund VI, L.P., a Delaware limited partnership.

“Asset Disposition” means the sale, transfer, license, lease or other disposition of any Property (including any disposition of Capital Stock) by any Credit Party or any Subsidiary thereof, and any issuance of Capital Stock by any Subsidiary of Holdings to any Person that is not a Credit Party or a Restricted Subsidiary.

“Assignment and Assumption” means an assignment and acceptance entered into by an assigning Lender and an assignee Lender, accepted by the Agent, in accordance with Section 13.5(f), substantially in the form of Exhibit A.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11 of the United States Code, as amended from time to time, and any successor statute thereto.

“Base Rate” means, for any day, the rate per annum equal to the greatest of (a) the Federal Funds Rate in effect on such day plus 1/2 of 1%, (b) the Prime Rate in effect on such day, and (c) the Eurodollar Rate for an Interest Period of one month plus 1%. If for any reason the Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable after due inquiry to ascertain the Federal Funds Rate for any reason, including the inability or failure of the Agent to obtain sufficient quotations in accordance with the terms hereof, the Base Rate shall be determined without regard to clause (a) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Rate, respectively.

“Base Rate Loan” means any Loan bearing interest at a rate determined by reference to the Base Rate.

“Benefit Plan” means a defined benefit plan as defined in Section 3(35) of ERISA (other than a Multiemployer Plan) in respect of which any Credit Party or any of its Subsidiaries or ERISA Affiliates is, or within the immediately preceding six (6) years was, an “employer” as defined in Section 3(5) of ERISA.

“Borrower” has the meaning given to such terms in the preamble of this Credit Agreement.

“Bostco” means Battleground Oil Specialty Terminal Company, LLC, a Texas limited liability company.

“Bostco Joint Venture” means Battleground Oil Specialty Terminal Company LLC, a Delaware limited liability company, so long as such entity remains a Joint Venture.

“Bostco Operating Agreement” means that certain Limited Liability Company Agreement of Bostco Joint Venture.

“Bostco Project” means the construction of Phase I by or on behalf of the Bostco Joint Venture.

“Bostco Project Expansion” means any capital improvement or construction that is in addition to the Bostco Project and is added to or constructed on the Bostco Property by or on behalf of the Bostco Joint Venture.

“Bostco Project Expansion Operation Date” means the date on which any Bostco Project Expansion is substantially complete and commercially operable.

“Bostco Property” means that certain real estate owned by Bostco Joint Venture on the Closing Date and located on the Houston Ship Channel in La Porte, Texas.

“Brownsville Property” means the real property located in Brownsville, Texas commonly known as the “Southwest Terminal,” “Brownsville Terminal,” “Border Terminal,” “Tejano Terminal” and “Diamondback Terminal.”

“Business Day” means any day other than a Saturday, a Sunday, a legal holiday or a day on which banking institutions are authorized or required by law or other governmental action to close in New York, New York; provided that in the case of Eurodollar Loans, such day is also a day on which dealings between banks are carried on in U.S. dollar deposits in the London interbank market.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person; provided that operating leases that are reclassified or recharacterized as capital leases due to a change in GAAP after the Closing Date shall not constitute Capital Leases for any purpose under this Credit Agreement but shall instead be treated as they would have been in accordance with GAAP as in effect on the Closing Date.

“Capital Stock” means (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests and (v) any other equity interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means

(a) negotiable certificates of deposit, time deposits (including sweep accounts), demand deposits and bankers’ acceptances having a maturity of nine months or less and issued by any United States financial institution having capital and surplus and undivided profits aggregating at least $100,000,000 and rated at least Prime-1 by Moody’s or A-1 by S&P or issued by any Lender;

(b) corporate obligations having a maturity of nine months or less and rated at least Prime-1 by Moody’s or A-1 by S&P or issued by any Lender;

(c) any direct obligation of the United States of America or any agency or instrumentality thereof, or of any state or municipality thereof, (i) which has a remaining maturity at the time of purchase of not more than one year or which is subject to a fully collateralized repurchase agreement with any Lender (or any other financial institution referred to in clause (a) above) exercisable within one year from the time of purchase and (ii) which, in the case of obligations of any state or municipality, is rated at least Aa by Moody’s or AA by S&P; and

(d) any mutual fund or other pooled investment vehicle rated at least Aa by Moody’s or AA by S&P which invests principally in obligations described above.

“Change in Law” means the occurrence, after the date of this Credit Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, implemented or issued.

“Change of Control” means the occurrence of any of the following:

(a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) (other than ArcLight or any of its wholly-owned subsidiaries (other than Holdings or any Subsidiary of Holdings)) of Capital Stock representing more than thirty-five percent (35%) of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Borrower;

(b) Holdings shall cease to directly own 100% of the Capital Stock of the Borrower;

(c) the Borrower shall cease to directly own 100% of the Capital Stock of New TM Sub; or

(d) New TM Sub shall cease to directly own 100% of the Capital Stock of the OpCo Credit Agreement Borrower.

“Closing” means the satisfaction or waiver of the conditions precedent set forth in Section 4.1, as provided therein and the consummation of the Related Transactions.

“Closing Date” means the date on which the Closing occurs.

“Closing Date Acquisition” means the acquisition by the Borrower of 100% of the issued and outstanding limited partnership interests of TransMontaigne Partners L.P. pursuant to the Acquisition Agreement.

“Closing Date Merger” means the merger of Merger Sub into TransMontaigne Partners L.P. on the Closing Date with TransMontaigne Partners L.P. as the surviving entity.

“Collateral” means any and all assets and rights and interests in or to property of the Credit Parties pledged from time to time as security for the Obligations pursuant to the Security Documents.

“Commitment” means, with respect to each Lender, its obligation to make a Loan to the Borrower pursuant to Section 2.1 in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1.1. The initial aggregate amount of the Commitments is $525,000,000.

“Commitment Termination Date” has the meaning given to such term in Section 2.1(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate, executed by an Executive Officer, substantially in the form of Exhibit H.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” or “consolidated” with reference to any term defined herein, means that term as applied to the accounts of Holdings and all of its consolidated Restricted Subsidiaries, consolidated in accordance with GAAP.

“Consolidated EBITDA” means, for any applicable period of computation, (a) Consolidated Net Income for such period plus (b) the sum of the following to the extent deducted (or added, in the case of gains referred to in clause (iv) below) in calculating Consolidated Net Income: (i) Consolidated Interest Expense for such period, plus (ii) Consolidated Income Taxes for such period, plus (iii) depreciation, amortization, and other non-cash charges (excluding non-cash charges that are expected to become cash charges in a future period or that are reserves for future cash charges, unless otherwise agreed by the Required Lenders in their reasonable discretion) of Holdings and its consolidated Restricted Subsidiaries for such period, plus (iv) losses (or minus gains) on the sale of assets during such period plus (c) to the extent not otherwise included in Consolidated Net Income any cash dividends or distributions actually paid to New TM Sub or to a consolidated Restricted Subsidiary for such period attributable an ownership interest in any Person that is not a Restricted Subsidiary so long as such dividends and distributions arise from operating activities; provided that Consolidated EBITDA shall be adjusted from time to time to the satisfaction of the Required Lenders in their reasonable discretion as follows:

(1) (A) With respect to any Permitted Acquisition, an amount equal to one-quarter of the annual EBITDA attributable to the Person or assets acquired pursuant to such Permitted Acquisition shall be added to actual Consolidated EBITDA for the fiscal quarter in which such Permitted Acquisition was completed and for each of the immediately preceding three fiscal quarters (in each case, net of any actual Consolidated EBITDA attributable to such assets or entity accruing after the consummation of such Permitted Acquisition); provided that (x) the Consolidated EBITDA which is attributable to such Person or assets shall have been determined (i) in good faith by an Executive Officer and in a manner reasonably acceptable to the Required Lenders; (ii) giving effect to any anticipated or proposed cost savings related to such Permitted Acquisition, as well as any revenues reasonably anticipated to be generated from terminaling agreements executed or amended on or about the date of such Permitted Acquisition and in connection therewith, to the extent approved by the Required Lenders, and (y) no such adjustments shall be made unless, prior to the consummation of such Permitted Acquisition, the Agent shall have been furnished written documentation in form and substance reasonably satisfactory to the Required Lenders demonstrating pro forma compliance with all financial and other covenants contained herein after consummation of such Permitted Acquisition (whether or not such written documentation was required as part of a Permitted Acquisition);

(B) With respect to any Specified Disposition, an amount equal to one-quarter of the annual EBITDA attributable to the assets (including, without limitation, Capital Stock) disposed of pursuant to such Specified Disposition shall be deducted from actual Consolidated EBITDA for the fiscal quarter in which such Specified Disposition was consummated and for each of the immediately preceding three fiscal quarters; provided that the Consolidated EBITDA which is attributable to such assets (including, without limitation, Capital Stock) shall have been determined (i) in good faith by an Executive Officer and in a manner reasonably acceptable to the Required Lenders; and (ii) giving effect to any anticipated or proposed cost savings related to such Specified Disposition, as well as any revenues reasonably anticipated to be lost from terminaling agreements terminated or amended on or about the date of such Specified Disposition and in connection therewith, to the extent approved by the Required Lenders;

(2) With respect to any Material Project,

(A) beginning the later of (1) the first fiscal quarter during which a Material Project has commenced and (2) the first fiscal quarter in which any portion of such fiscal quarter is within twelve (12) months of the Scheduled Material Project Operation Date and for each fiscal quarter thereafter prior to the Material Project Operation Date (but including the first quarter in which such date occurs), an amount equal to (i) a percentage (based on the then-current completion percentage of such Material Project as of the date of determination) (expressed as a decimal) multiplied by (ii) an amount to be approved by the Required Lenders as the projected Consolidated EBITDA attributable to such Material Project for the first twelve (12)-month period following the Scheduled Material Project Operation Date of such Material Project (such amount to be approved by the Required Lenders and determined based upon projected revenues and other payments, in each case, under binding guaranteed revenue contracts relating to such Material Project, the creditworthiness of the other parties to such contracts, capital costs and expenses, and other factors reasonably deemed appropriate by the Required Lenders) (the amount approved by the Required Lenders pursuant to this clause (ii), is referred to as the “Material Project Approved Amount”), which may, at the OpCo Credit Agreement Borrower’s option, be added to actual Consolidated EBITDA for such fiscal quarter and for each fiscal quarter thereafter until the Material Project Operation Date of such Material Project (including the fiscal quarter in which such Material Project Operation Date occurs), but net of any actual Consolidated EBITDA attributable to such Material Project following such Material Project Operation Date; provided that if the actual Material Project Operation Date does not occur by the Scheduled Material Project Operation Date, then the Material Project Approved Amount shall be reduced, for fiscal quarters ending after the Scheduled Material Project Operation Date to (but excluding) the first full quarter after the actual Material Project Operation Date, by the following percentage amounts depending on the period of delay (based on the period of actual delay or then-estimated delay, whichever is longer): (I) ninety (90) days or less, zero percent (0%), (II) longer than ninety (90) days, but not more than one-hundred eighty (180) days, twenty-five percent (25%), (III) longer than one-hundred eighty (180) days but not more than two-hundred and seventy (270) days, fifty percent (50%), (IV) longer than two-hundred and seventy (270) days but not more than three-hundred sixty-five (365) days, seventy-five percent (75%), and (V) longer than three-hundred sixty-five 365 days, one hundred percent (100%); and

(B) beginning with the first full fiscal quarter following the Material Project Operation Date and for the two immediately succeeding fiscal quarters, an amount equal to the Material Project Approved Amount (net of any actual Consolidated EBITDA attributable to such Material Project following such Material Project Operation Date) may, at the OpCo Credit Agreement Borrower’s option, be added to actual Consolidated EBITDA for such fiscal quarters.

Notwithstanding the foregoing, (A) no additions pursuant to section (2) of this definition shall be allowed with respect to any Material Project unless: (i) not later than fifteen (15) days (or such lesser period as is reasonably acceptable to the Required Lenders) prior to the delivery of any Compliance Certificate required under Section 6.1(d) with respect to the fiscal quarter with respect to which such additions are intended to be made for the first time (the “Initial Quarter”), the OpCo Credit Agreement Borrower shall have delivered to the Agent written pro forma projections of Consolidated EBITDA relating to such Material Project, and (ii) prior to the last day of the Initial Quarter, the Required Lenders shall have approved (such approval not to be unreasonably withheld or delayed) such projections and shall have received such other information (including, without limitation, updated status reports summarizing each Material Project currently under construction and covering original anticipated and current projected cost, capital expenditures (completed and remaining), the anticipated Material Project Operation Date, total adjustments with respect to all Material Projects and the portion thereof to be added to Consolidated EBITDA and other information regarding projected revenues, customers and contracts supporting such pro forma projections and the anticipated Material Project Operation Date) and documentation as the Required Lenders may reasonably request, all in form and substance reasonably satisfactory to the Required Lenders, (B) the aggregate amount of all adjustments with respect to all Material Projects plus all adjustments for any Bostco Project Expansion shall be limited to 20% of the actual Consolidated EBITDA for such period, and (C) if a Material Project is terminated or cancelled, or if any material portion of a Material Project is disposed of or suffers a casualty loss then no additions for such quarter shall be permitted. For the purposes of this definition “actual Consolidated EBITDA” shall be determined without including any adjustments described in section (2).

(3) With respect to any Bostco Project Expansion,

(A) beginning the later of (1) the first fiscal quarter during which the applicable Bostco Project Expansion has commenced and (2) the first fiscal quarter in which any portion of such fiscal quarter is within twelve (12) months of the Scheduled Bostco Project Expansion Date with respect to such Bostco Project Expansion, and for each fiscal quarter thereafter prior to the Bostco Project Expansion Operation Date (but including the first quarter in which such date occurs), an amount equal to (i) a percentage (based on the then-current completion percentage of such Bostco Project Expansion as of the date of determination) multiplied by (ii) the cash dividends or distributions arising from operating activities that are projected to be paid to the OpCo Credit Agreement Borrower from the Bostco Project Expansion for the first twelve (12)-month period following the Scheduled Bostco Project Expansion Date with respect to such Bostco Project Expansion (such amount to be approved by the Required Lenders and determined based upon projected revenues and other payments, in each case, under binding guaranteed revenue contracts relating to such Bostco Project Expansion, the Bostco Operating Agreement and any other organizational documents or any shareholder agreement with respect to the Bostco Joint Venture, the creditworthiness of the other parties to such contracts, projected revenues from such contracts, capital costs and expenses, and other factors reasonably deemed appropriate by the Required Lenders) (the amount approved by the Required Lenders pursuant to this clause (ii), is referred to as the “Expansion Approved Amount”), which may, at the OpCo Credit Agreement Borrower’s option, be added to actual Consolidated EBITDA for such fiscal quarter and for each fiscal quarter thereafter until the Bostco Project Expansion Operation Date with respect to such Bostco Project Expansion (including the fiscal quarter in which such Bostco Project Expansion Operation Date occurs), but net of any actual dividends or distributions paid to the OpCo Credit Agreement Borrower from such Bostco Project Expansion following such Bostco Project Expansion Operation Date; provided that if the actual Bostco Project Expansion Operation Date does not occur by the Scheduled Bostco Project Expansion Date, then the Expansion Approved Amount shall be reduced, for fiscal quarters ending after the Scheduled Bostco Project Expansion Date to (but excluding) the first full quarter after the actual Bostco Project Expansion Operation Date, by the following percentage amounts depending on the period of delay (based on the period of actual delay or then-estimated delay, whichever is longer): (I) ninety (90) days or less, zero percent (0%), (II) longer than ninety (90) days, but not more than one-hundred eighty (180) days, twenty-five percent (25%), (III) longer than one-hundred eighty (180) days but not more than two-hundred and seventy (270) days, fifty percent (50%), (IV) longer than two-hundred and seventy (270) days but not more than three-hundred sixty-five (365) days, seventy-five percent (75%), and (V) longer than three-hundred sixty-five 365 days, one hundred percent (100%); and

(B) beginning with the first full fiscal quarter following the Bostco Project Expansion Operation Date and for the two immediately succeeding fiscal quarters, an amount equal to the Expansion Approved Amount (net of any actual Consolidated EBITDA attributable to such Bostco Project Expansion following such Bostco Project Expansion Operation Date) may, at the OpCo Credit Agreement Borrower’s option, be added to actual Consolidated EBITDA for such fiscal quarters.

Notwithstanding the foregoing, (A) no additions pursuant to section (3) of this definition shall be allowed with respect to any Bostco Project Expansion unless: (i) not later than fifteen (15) days (or such lesser period as is reasonably acceptable to the Required Lenders) prior to the delivery of any Compliance Certificate required under Section 6.1(d) with respect to the fiscal quarter with respect to which such additions are intended to be made, the OpCo Credit Agreement Borrower shall have delivered to the Agent written pro forma projections of cash dividends or distributions projected to be paid to the OpCo Credit Agreement Borrower and relating to such Bostco Project Expansion, and (ii) prior to the date such Compliance Certificate is required to be delivered, the Required Lenders shall have approved (such approval not to be unreasonably withheld or delayed) such projections and shall have received such other information and documentation as the Required Lenders may reasonably request, all in form and substance reasonably satisfactory to the Required Lenders, (B) the aggregate amount of all adjustments with respect to any Bostco Project Expansion shall be limited to 15% of the actual Consolidated EBITDA for such period, (C) if the Bostco Project Expansion is terminated or cancelled, or if any material portion of the Bostco Project Expansion is disposed of or suffers a casualty loss then no additions for such quarter shall be permitted, and (D) if the Bostco Joint Venture incurs any Funded Indebtedness for the purpose of financing all or a portion of the Bostco Project Expansion then the additions pursuant to section (3) of this definition shall at the discretion of the Required Lenders be reduced in an amount that reflects the proportion of such Funded Indebtedness relative to the budgeted capital expenditures for such Bostco Project Expansion. For the purposes of this definition “actual Consolidated EBITDA” shall be determined without including any adjustments described in section (3).

“Consolidated Funded Indebtedness” means, as of any date of determination, all Funded Indebtedness of Holdings and its consolidated Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Income Taxes” means, for any applicable period of computation, the sum of all income taxes paid or payable in cash (net of cash refunds) by Holdings and its consolidated Restricted Subsidiaries during such period (including, without limitation, any federal, state, local and foreign income and similar taxes), determined on a consolidated basis in accordance with Applicable Law and GAAP.

“Consolidated Interest Expense” means, for any applicable period of computation, all interest expense, net of cash interest income, of Holdings and its consolidated Restricted Subsidiaries during such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, for any applicable period of computation, the net income (or loss) of Holdings and its consolidated Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (a) the net income (or loss) of any Person in which Holdings or any consolidated Restricted Subsidiary has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of Holdings and its consolidated Restricted Subsidiaries in accordance with GAAP), except to the extent of the amount of cash dividends or distributions arises from operating activities and is actually paid in such period by such other Person to Holdings or to a consolidated Restricted Subsidiary, as the case may be; (b) the net income (but not loss) of any consolidated Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that consolidated Restricted Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or governmental requirement applicable to such consolidated Restricted Subsidiary, or is otherwise prohibited, in each case determined in accordance with GAAP; provided that upon the removal of such restriction, the aggregate net income of such consolidated Restricted Subsidiary previously excluded within the last four (4) fiscal quarters shall be included in the net income of Holdings and its consolidated Restricted Subsidiaries for the same quarters; (c) any extraordinary gains or losses, including gains or losses attributable to property or asset sales not in the ordinary course of business; (d) the cumulative effect of a change in accounting principles and any gains or losses attributable to writeups or write downs of assets; (e) gains, losses or other charges as a result of the early retirement or modification of Indebtedness; and (f) non-cash gains or losses as a result of foreign currency adjustments.

“Consolidated Net Tangible Assets” means, at any date of determination, the total amount of consolidated assets of New TM Sub and its Restricted Subsidiaries after deducting therefrom: (a) all current liabilities (excluding (i) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (ii) current maturities of long-term debt); and (b) the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth, or on a pro forma basis would be set forth, on the consolidated balance sheet of New TM Sub and its Restricted Subsidiaries for the most recently completed fiscal quarter, prepared in accordance with GAAP.

“Consolidated Total Leverage Ratio” means, as of the last day of any Test Period, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for such Test Period.

“Control” means, with respect to any particular Person, possession by another, directly or indirectly, of power to direct or cause the direction of the management or policies of such particular Person, whether through ownership of voting securities or other interests, by contract or otherwise. Derivatives of the word “Control” including “Controlling” and “Controlled” have correlative meanings.

“Conversion” means the consummation of the transactions described in Section 6.12.

“Credit Agreement” means this Senior Secured Credit Facility, dated as of the date hereof, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Credit and Collateral Termination Events” has the meaning set forth in Article XI.

“Credit Documents” means, collectively, this Credit Agreement, the Guaranty Agreement, the Security Documents, and all other documents, agreements, instruments, opinions and certificates executed and delivered in connection herewith or therewith, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Credit Parties” means the Borrower and the Guarantor.

“Debt Service Coverage Ratio” means, as of the last day of any Test Period, the ratio of (A) (i) Consolidated EBITDA for such Test Period minus (ii) Consolidated Interest Expense for such Test Period minus (iii) Consolidated Income Taxes for such Test Period (in each case for this clause (A), calculated for the OpCo Obligors and their consolidated Restricted Subsidiaries) to (B) the sum of all amortization payments (other than amounts paid under Section 2.2(b)) and all interest (solely to the extent paid in cash and including amounts at the increased rate provided for hereunder) paid or payable during such Test Period under this Credit Agreement, provided that, for the purposes of calculating clause (A) as at the end of the fiscal quarters ending in June 2019, September 2019 and December 2019, clause (A) above will be calculated as follows: (I) for the fiscal quarter ending in June 2019, the amount under clause (A) shall be multiplied by 4, (II) for the fiscal quarter ending in September 2019, the amount under clause (A) shall be multiplied by 2, and (III) for the fiscal quarter ending in December 2019, the amount under clause (A) shall be multiplied by a fraction the numerator of which is 4 and the denominator of which is 3.

“Default” means an event, condition or default which, with the giving of notice, the passage of time or both would become an Event of Default.

“Defaulting Lender” means, subject to Section 3.8, any Lender that, as determined by the Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans, within two (2) Business Days of the date required to be funded by it hereunder unless such Lender notifies the Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has otherwise failed to pay over to the Agent or any other Lending Party any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (c) has notified the Borrower, the Agent or any other Lending Party that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (d) has failed, within one (1) Business Day after request by the Agent to confirm in writing to the Agent and the Borrower that it will comply with its funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (d) upon receipt of such written confirmation by the Agent and the Borrower), or (e) has, or has a direct or indirect parent company that has, (i) become the subject of an insolvency proceeding, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 3.8) upon delivery of written notice of such determination to the Borrower and each Lender.

“Default Rate” means with respect to (a) all amounts due and payable or outstanding with respect to Eurodollar Loans, a rate per annum equal to two percent (2%) in excess of the rate then applicable to such Eurodollar Loans until the end of the applicable Interest Period or due date of principal thereof and, thereafter, a rate per annum equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans and (b) all amounts due and payable or outstanding with respect to Base Rate Loans and all other Obligations arising under the Credit Agreement and the other Credit Documents, a rate per annum equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans.

“Dispute” means any judicial proceeding, any dispute, claim or controversy arising out of, connected with or relating to this Credit Agreement or any other Credit Document.

“Disqualified Lender” means competitors of the Borrower and its Subsidiaries that have been specified in writing to the Agent from time to time and any of their Affiliates (other than Affiliates that are bona fide debt funds) that are (A) specified in writing to the Agent from time to time or (B) clearly identifiable on the basis of such Affiliates’ name.

“Dollars” and “$” means dollars in lawful currency of the United States of America.

“Domestic Subsidiaries” means, with respect to any Person, any Restricted Subsidiary of such Person which is incorporated or organized under the laws of any state of the United States or the District of Columbia. Any unqualified reference to any “Domestic Subsidiary” shall be deemed to be a reference to a Domestic Subsidiary of Holdings, unless the context clearly indicates otherwise.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person (i) which is a commercial bank, finance company, insurance company or other financial institution or fund or Affiliate thereof and which, in the ordinary course of business, extends credit of the type contemplated herein; (ii) whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of the Internal Revenue Code or Section 406 of ERISA; (iii) which is organized under the laws of the United States of America or any state thereof; and (iv) which has capital in excess of $500,000,000, provided, however, that “Eligible Assignee” shall not include (w) the Credit Parties, or any of the Credit Parties’ Affiliates or Subsidiaries (other than Sponsor Affiliated Lenders as permitted by Section 13.5(k)), (x) any Defaulting Lender, (y) a natural Person or (z) so long as no Event of Default under Section 10.1(a) or (f) has occurred or is continuing, a Disqualified Lender.

“Equity Contribution” means (i) the contribution of 100% of the common units of TransMontaigne Partners L.P. held by TLP Equity Holdings, LLC and Holdings as of the date hereof to Borrower, directly or indirectly, on or prior to the Closing and (ii) the further contribution by TLP Equity Holdings, LLC of certain cash proceeds pursuant to that certain equity commitment letter delivered by ArcLight Energy Partners Fund VI, L.P. to Borrower, dated as of the date hereof.

“Equity Contribution Transactions” the consummation of the Equity Contribution.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

“ERISA Affiliate” means any (i) corporation which is or was at any time within the immediately preceding six (6) years a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as the Credit Parties or any of their Subsidiaries; (ii) partnership or other trade or business (whether or not incorporated) at any time within the immediately preceding six (6) years under common control (within the meaning of Section 414(c) of the Internal Revenue Code) with the Credit Parties or any of their Subsidiaries; and (iii) member of the same affiliated service group (within the meaning of Section 414(m) of the Internal Revenue Code) as the Credit Parties or any of their Subsidiaries, any corporation described in clause (i) above, or any partnership or trade or business described in clause (ii) above.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Loan” means a Loan bearing interest based at a rate determined by reference to the Eurodollar Rate.

“Eurodollar Rate” means, for the Interest Period for each Eurodollar Loan comprising part of the same borrowing (including conversions, extensions and renewals), a per annum interest rate determined pursuant to the following formula:

Eurodollar Rate =	London Interbank Offered Rate

1 - Eurodollar Reserve Percentage

“Eurodollar Reserve Percentage” means for any day, that percentage (expressed as a decimal) which is in effect from time to time under Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as such regulation may be amended from time to time or any successor regulation, as the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency, special, or marginal reserves) applicable with respect to Eurocurrency liabilities as that term is defined in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate of Eurodollar Loans is determined), whether or not any Lender has any Eurocurrency liabilities subject to such reserve requirement at that time. Eurodollar Loans shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credits for proration, exceptions or offsets that may be available from time to time to a Lender. The Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event(s) of Default” has the meaning provided for in Article X.

“Excess Cash Flow” means, for any applicable period of computation, an amount equal to all of the aggregate cash proceeds the Borrower receives from any distribution from its Subsidiaries during such period minus an amount equal to the amount of Restricted Payments permitted under Section 8.5(a)(i) made during such period.

“Excluded Taxes” means, with respect to any Lending Party or any other recipient of any payment to be made by or on account of any obligation of any Credit Party under any Credit Document, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Lending Party being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.8), any U.S. federal withholding Tax that is imposed on amounts payable to or for the account of such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.4(f), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 2.4(a) and (c) any U.S. federal withholding Taxes imposed under FATCA.

“Executive Officer” means, as to any Person, the chief executive officer, the chief financial officer, and the treasurer of such Person, and, for the purposes of Section 10.1(d), the secretary of such Person. Unless otherwise specified, all references to an Executive Officer herein means an Executive Officer of Holdings.

“Existing OpCo Facilities” means Indebtedness incurred under the “Credit Documents” as defined in the OpCo Credit Agreement or the Senior Notes.

“Existing OpCo Facilities Documents” means (i) the “Credit Documents” as defined in the OpCo Credit Agreement and (ii) the Indenture and the Senior Notes.

“Fair Market Value” means, with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in an “Asset Disposition” (as defined in the OpCo Credit Agreement) of such asset at such date of determination assuming an “Asset Disposition” by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time (or consistent with ordinary business practice with respect to inventory, if applicable) having regard to the nature and characteristics of such asset, as reasonably determined in good faith by the OpCo Credit Agreement Borrower or its Subsidiary seller.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Credit Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal, for each day during such period, to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal Funds brokers of recognized standing selected by it.

“Fee Letter” means (i) the fee letter, dated as of the date hereof, among the Borrower and the parties listed on Schedule A and (ii) the fee letter, dated on or about the Closing Date, between the Borrower and the Agent.

“Fees” means, collectively, the Agent’s Fees and the Lenders’ Fees payable hereunder or under the Fee Letter.

“Financials” has the meaning given to such term in Section 5.6.

“Foreign Lender” means any Lender that is not a United States person, as such term is defined in Section 7701(a)(30) of the Internal Revenue Code.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person which is not a Domestic Subsidiary. Any unqualified reference to any Foreign Subsidiary shall be deemed a reference to a Foreign Subsidiary of Holdings, unless the context clearly indicates otherwise.

“Frontera” means any Joint Venture into which all or any portion of the Brownsville Property has been or will be, directly or indirectly, transferred in connection with a Permitted JV Investment.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Indebtedness” means, with respect to any Person, without duplication, all Indebtedness, other than Indebtedness of the types described in clause (h) of the definition of “Indebtedness” entered into in order to manage existing or anticipated interest rate and exchange rate risks and not for speculative purposes.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect on the date hereof and applied on a consistent basis with the Financials.

“Government Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

“Governmental Authority” means any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Guarantor” means Holdings.

“Guaranty” or “guaranteed,” as applied to an obligation (each a “primary obligation”), means and includes (a) any guaranty, direct or indirect, in any manner, of any part or all of such primary obligation, and (b) any agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment of any part or all of such primary obligation, including, without limiting the foregoing, any reimbursement obligations as to amounts drawn down by beneficiaries of outstanding letters of credit, and any obligation of any Person, whether or not contingent, (i) to purchase or assume any such primary obligation or any property or asset constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of such primary obligation or (B) to maintain working capital, equity capital or the net worth, cash flow, solvency or other balance sheet or income statement condition of any other Person, (iii) to purchase property, assets, securities or services, or to grant Liens, primarily for the purpose of assuring the owner or holder of any primary obligation of the ability of the primary obligor with respect to such primary obligation to make payment thereof, or (iv) otherwise provide credit support for another Person or to assure or hold harmless the owner or holder of such primary obligation against loss in respect thereof.

“Guaranty Agreement” means the Guaranty Agreement, a form of which is attached as Exhibit B hereto, executed and delivered by the Guarantor together with any joinder agreements executed and delivered in accordance with the terms of this Credit Agreement, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Hedging Agreements” means any interest rate protection agreement or other interest rate protection agreement, foreign currency exchange agreement, commodity option agreement or other interest or exchange rate or commodity price hedging agreements.

“Highest Lawful Rate” means, at any given time during which any Obligations shall be outstanding hereunder, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness under this Credit Agreement, under the laws of the State of New York (or the law of any other jurisdiction whose laws may be mandatorily applicable notwithstanding other provisions of this Credit Agreement and the other Credit Documents), or under applicable federal laws which may presently or hereafter be in effect and which allow a higher maximum nonusurious interest rate than under the State of New York or such other jurisdiction’s law, in any case after taking into account, to the extent permitted by Applicable Law, any and all relevant payments or charges under this Credit Agreement and any other Credit Documents executed in connection herewith, and any available exemptions, exceptions and exclusions.

“Holdings” has the meaning given to such terms in the preamble of this Credit Agreement.

“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all guaranties of such Person with respect to Indebtedness of the type referred in this definition of another Person, (g) the principal portion of all obligations of such Person under Capital Leases, (h) all obligations of such Person under Hedging Agreements, (i) the maximum amount of all letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (j) all preferred Capital Stock issued by such Person and required by the terms thereof to be redeemed in cash, or for which mandatory sinking fund payments in cash are due, by a fixed date prior to the Maturity Date, (k) the principal component of payments due under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product, other than operating leases that do not constitute any of the foregoing, during the applicable period ending on such date, determined on a consolidated basis in accordance with GAAP, and (l) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer in which such Person is legally obligated with respect thereto.

“Indemnified Taxes” means Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligations of any Credit Party under any Credit Document.

“Indenture” has the meaning given to such term in the definition of Senior Notes.

“Independent Accountant” means a firm of independent public accountants of nationally recognized standing selected by Holdings, which is “independent” as that term is defined in Rule 2-01 of Regulation S-X promulgated by the Securities and Exchange Commission.

“Interest Payment Date” means (a) as to any Base Rate Loan, the last Business Day of each calendar quarter while such Loan is outstanding, (b) as to any Eurodollar Loan having an Interest Period of three months or less, on the last day of such Interest Period, and (c) as to any Eurodollar Loan having an Interest Period longer than three months, on the last day of each three month period during such Interest Period and on the last day of such Interest Period.

“Interest Period” means, as to Eurodollar Loans, a period of one month, two months, three months, six months, or, subject to availability to all Lenders, twelve months, as selected by the Borrower, commencing on the date of the borrowing (including continuations and conversions thereof); provided, however, (a) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day (except that where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day), (b) no Interest Period shall extend beyond the Maturity Date and (c) any Interest Period with respect to a Eurodollar Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period.

“Internal Revenue” means the Internal Revenue Service and any successor agency.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Investment” by any Person means (i) any transaction or series of related transactions that results in the acquisition of assets, shares of Capital Stock, bonds, notes, debentures, partnership interests, joint ventures or other ownership interests or other securities of any other Person (whether the consideration paid for such acquisition is cash, property, services, assumption of Indebtedness, securities or otherwise) but excluding any acquisition of inventory, supplies, equipment and other property or assets used or consumed in the ordinary course of business of any Credit Party or any of its Subsidiaries, (ii) any deposit (other than deposits constituting a Permitted Lien) with or on behalf of, or advance, loan or other extension of credit (other than sales of inventory on credit in the ordinary course of business and payable or dischargeable in accordance with customary trade terms) to or on behalf of, any other Person or (iii) any other capital contribution to, or investment in, any other Person. For purposes of this Credit Agreement, the term “Investment” includes, without limitation, any Guaranty by a Credit Party or any of its Restricted Subsidiaries entered into for the benefit of any Person. In determining the aggregate amount of Investments outstanding at any particular time, (a) the amount of any Investment represented by a guaranty shall be taken at not less than the maximum principal amount of the obligations guaranteed and still outstanding; (b) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (c) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise; (d) there shall not be deducted from or added to the aggregate amount of Investments any decrease or increases, as the case may be, in the market value thereof; and (e) with respect to Investments in Joint Ventures there shall be deducted in respect of each such Investment any amount received in cash on account of such Joint Venture, directly or indirectly from such Joint Ventures or from a third party investor but only with respect to such third party investors’ acquisition of Capital Stock in such Joint Venture.

“Investment Company Act” means the Investment Company Act of 1940 (15 U.S.C. § 80(a)(1), et seq.).

“Joint Venture” means (a) a legal entity which is a joint venture among an OpCo Obligor and one or more third parties so long as such entity would not constitute a Subsidiary or (b) an Unrestricted Subsidiary of an OpCo Obligor formed or acquired with the intention of establishing a joint venture; provided, however, if ninety (90) days (or such longer period of time as the Agent may agree in writing in its sole discretion)(each such date, a “Transition Date”) after the formation or acquisition of such Unrestricted Subsidiary such Unrestricted Subsidiary is still a Subsidiary then such Unrestricted Subsidiary shall no longer constitute a Joint Venture but shall, at the Borrower’s option as specified in writing to the Agent prior to the Transition Date, either remain an Unrestricted Subsidiary or be redesignated as a Restricted Subsidiary; provided that such Unrestricted Subsidiary must become a Restricted Subsidiary if the requirements of Section 8.9(a) would not permit such Subsidiary to be an Unrestricted Subsidiary, which for the purposes of this definition shall be determined as if the Borrower had designated such Subsidiary to be an Unrestricted Subsidiary on the Transition Date.

“Lender” has the meaning given to such term in the preamble of this Credit Agreement.

“Lenders’ Fees” means the non-refundable fees payable to each of the Lenders as set forth in the Fee Letter.

“Lending Party” means the Agent and each Lender.

“Lien(s)” means any lien, claim, charge, pledge, security interest, deed of trust, mortgage, or other encumbrance.

“Loans” means loans and advances made to the Borrower by all of the Lenders in accordance with their respective Commitments pursuant to Section 2.1(a) and as Optional Loans pursuant to Section 2.1(c), and includes Base Rate Loans and Eurodollar Loans.

“London Interbank Offered Rate” means, with respect to any Eurodollar Loan for the Interest Period applicable thereto, the rate of interest per annum determined by Agent (rounded upwards, if necessary, to the nearest 1/100 of 1%) as reported on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period (or if not so reported, then as determined by Agent from another recognized source or interbank quotation). Notwithstanding the foregoing, in no event shall the London Interbank Offered Rate be less than 0%.

“Material Adverse Change” means a material adverse change in (a) the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Credit Parties, taken as a whole, (b) a material part of the Collateral, (c) the Credit Parties’ ability to perform their respective obligations under the Credit Documents, or (d) the rights and remedies of the Lenders hereunder.

“Material Adverse Effect” means a material adverse effect on (a) the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the OpCo Obligors, taken as a whole, (b) a material part of the Collateral, (c) the Credit Parties’ ability to perform their respective obligations under the Credit Documents, or (d) the rights and remedies of the Lenders hereunder.

“Material Project” means the construction or expansion of any capital project of any OpCo Obligor (but, for the avoidance of doubt, excluding the Bostco Project or any Bostco Project Expansion), the aggregate capital cost of which (inclusive of capital costs expended prior to the acquisition thereof) is reasonably expected by the OpCo Credit Agreement Borrower to exceed (or exceeds) $20,000,000; provided that the OpCo Credit Agreement Borrower may elect that one or more “phases” of the construction or expansion of a capital project be treated as an independent Material Project if (a) the aggregate capital cost of such “phase” is reasonably expected by the OpCo Credit Agreement Borrower to exceed $5,000,000 and (b) the aggregate capital cost of such “phase”, together with all other “phases” of such construction or expansion of such capital project is reasonably expected by the OpCo Credit Agreement Borrower to exceed $20,000,000.

“Material Project Operation Date” means the date on which such Material Project is substantially complete and commercially operable as determined in good faith by the OpCo Credit Agreement Borrower.

“Maturity Date” means the date that is the seventh anniversary of the Closing Date.

“Merger Sub” means TLP Merger Sub, LLC

“MNPI” has the meaning assigned to such term in Section 13.6

“Moody’s” means Moody’s Investor Service, Inc.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA and (i) which is, or within the immediately preceding six (6) years was, contributed to by any Credit Parties or any of their Subsidiaries or ERISA Affiliates or (ii) with respect to which any Credit Parties or any of their Subsidiaries may incur any liability.

“New TM Sub” means TransMontaigne Partners L.P. and, after the occurrence of the Conversion, TransMontaigne LLC.

“Non-Recourse Debt” means Indebtedness of any Subsidiary:

(a) as to which none of the Credit Parties or any Restricted Subsidiary (i) provides credit support of any kind (including any guaranty, undertaking, agreement or instrument that would constitute Indebtedness), (ii) is directly or indirectly liable as a guarantor or otherwise or (iii) is the lender; and

(b) no default with respect to which (including any rights that the holders thereof may have to take an enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of Indebtedness of any Credit Party or any Restricted Subsidiary to declare a default on such Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

“Notice of Borrowing” means a notice substantially in the form of Exhibit E.

“Notice of Extension/Conversion” means a notice substantially in the form of Exhibit G.

“Obligations” means the Loans, any other loans and advances or extensions of credit made or to be made by any Lending Party to the Borrower, or to others for the Borrower’s account, in each case pursuant to the terms and provisions of this Credit Agreement, together with interest thereon (including interest which accrues after the commencement of any bankruptcy or similar case, whether or not such post-petition interest is allowed in such case) and, including, without limitation, all indebtedness, premium (including Prepayment Premium), fees, liabilities and obligations which may at any time be owing by the Borrower to any Lending Party (or an Affiliate of a Lending Party) in each case pursuant to this Credit Agreement or any other Credit Document, whether now in existence or incurred by the Borrower from time to time hereafter, whether unsecured or secured by pledge, Lien upon or security interest in any of the Borrower’s assets or property or the assets or property of any other Person, whether such indebtedness is absolute or contingent, joint or several, matured or unmatured, direct or indirect and whether the Borrower is liable to such Lending Party (or an Affiliate of a Lending Party) for such indebtedness as principal, surety, endorser, guarantor or otherwise. Obligations shall also include any other indebtedness owing to any Lending Party (or an Affiliate of a Lending Party) by the Borrower under this Credit Agreement and the other Credit Documents, the Borrower’s liability to any Lending Party (or an Affiliate of a Lending Party) pursuant to this Credit Agreement as maker or endorser of any promissory note or other instrument for the payment of money, the Borrower’s liability to any Lending Party (or an Affiliate of a Lending Party) pursuant to this Credit Agreement or any other Credit Document under any instrument of guaranty or indemnity, or arising under any guaranty, endorsement or undertaking which any Lending Party (or an Affiliate of a Lending Party) may make or issue to others for any such Borrower’s account pursuant to this Credit Agreement, including all obligations of the Guarantor or any other Credit Party to any Lending Party (or an Affiliate of any Lending Party) or the Agent arising under or in connection with the Guaranty Agreement or any other Credit Document, including, without limitation, the Guaranteed Obligations (as defined in the Guaranty Agreement).

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Omnibus Agreement” means that certain Second Amended and Restated Omnibus Agreement among Gulf TLP Holdings, LLC, TLP Management Services LLC, certain other parties and New TM Sub dated March 1, 2016, as the same may be further amended, restated, supplemented, or otherwise modified from time to time to the extent any such amendment, supplement or modification does not constitute a breach of the OpCo Credit Agreement.

“OpCo Credit Agreement” means the Third Amended and Restated Senior Secured Credit Facility, dated as of March 13, 2017, as amended by the First Amendment to Third Amended and Restated Senior Secured Credit Facility, dated as of December 14, 2017, among the OpCo Credit Agreement Borrower, as borrower, the several financial institutions party thereto as lenders, U.S. Bank, National Association, as syndication agent, Bank of America, N.A., Citibank, N.A., MUFG Union Bank N.A., and Royal Bank of Canada, as documentation agents, and Wells Fargo Bank, National Association, as administrative agent.

“OpCo Credit Agreement Borrower” means Transmontaigne Operating Company L.P. and any successor thereto.

“OpCo Obligor” means any “Credit Party” defined in the OpCo Credit Agreement. Each entity that is an OpCo Obligor at any time under this Credit Agreement shall remain an OpCo Obligor unless all of the Capital Stock of such OpCo Obligor is sold or otherwise disposed of pursuant to a transaction permitted by this Credit Agreement and the OpCo Credit Agreement.

“Optional Loans” has the meaning given to such term in Section 2.1(c).

“Other Connection Taxes” means, with respect to any Lending Party, Taxes imposed as a result of a present or former connection between such Lending Party and the jurisdiction imposing such Tax (other than connections arising from such Lending Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” means all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or under any other Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Credit Agreement or any other Credit Document.

“Participant” has the meaning given to such term in Section 13.5(g).

“Participant Register” has the meaning given to such term in Section 13.5(g).

“PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to the functions thereof.

“Permitted Acquisition” means any Acquisition by the OpCo Credit Agreement Borrower or any Restricted Subsidiary thereof where:

(i) the business or assets acquired are for use, or the Person acquired is engaged, in a Permitted Line of Business;

(ii) if the Acquisition involves a merger or other combination involving (i) the OpCo Credit Agreement Borrower, the OpCo Credit Agreement Borrower is the surviving entity and (ii) any other OpCo Obligor, either such OpCo Obligor is the surviving entity or the continuing or surviving entity shall become a OpCo Obligor immediately upon the consummation of such Acquisition;

(iii) immediately before and after giving effect to such Acquisition, no Default or Event of Default shall exist;

(iv) immediately before and after giving effect to such Acquisition, all of the representations and warranties of the Credit Parties and their Subsidiaries under this Credit Agreement and the other Credit Documents (except to the extent relating specifically to a specific prior date), shall be true and correct at such time in all material respects (provided that if any representation or warranty already includes a materiality or material adverse effect or change qualifier, such representation or warranty shall be true and correct in all respects);

(v) at the time of such Acquisition the Borrower is in compliance with the covenant set forth in Section 7.1 of this Credit Agreement with respect to the covenant levels at the time of the most recent Compliance Certificate, in each case, immediately before and after giving pro forma effect to the Acquisition and Indebtedness incurred in connection with such Acquisition and interest to accrue thereon, as if such Acquisition and Indebtedness was incurred on the first day of the period being tested;

(vi) for any Specified Acquisition, the Agent shall have received a certificate from the Borrower certifying the accuracy of the matters described in each of the foregoing clauses and, with respect to the matters described in clause (v), shall provide calculations demonstrating compliance with such matters;

(vii) the Acquisition is non-hostile and was approved, as necessary, by the target’s board of directors, shareholders or other requisite Persons;

(viii) for any Specified Acquisition, the Agent shall have received complete executed or conformed copies of each material document, instrument and agreement executed by a Credit Party or any OpCo Obligor in connection with such Acquisition not more than ten (10) Business Days after such Acquisition (or such longer period as may be agreed to by the Agent in its sole discretion); and

(ix) for any Specified Acquisition, the Agent shall have received an acquisition summary with respect to the Person, assets and/or business to be acquired (including financial statements for the most recent twelve month period for which they are available and as otherwise available, or such other form of financial statements reasonably acceptable to the Agent) and the Borrower’s calculation of pro forma Consolidated EBITDA relating thereto calculated in a manner reasonably satisfactory to the Agent not less than ten (10) Business Days prior to such Acquisition (or such shorter period as may be agreed to in writing by the Agent in its sole discretion).

“Permitted Indebtedness” means Indebtedness to the Lenders with respect to the Loans or otherwise pursuant to the Credit Documents.

“Permitted JV Investments” has the meaning given to such term in the OpCo Credit Agreement.

“Permitted Liens” means

(a) Liens granted to the Agent or the Lenders by the Credit Parties pursuant to any Credit Document;

(b) attachment or judgment Liens individually or in the aggregate not in excess of $15,000,000 (exclusive of (i) any amounts that are duly bonded to the satisfaction of the Agent in its reasonable discretion or (ii) any amount adequately covered by insurance); and

(c) Liens for taxes, assessments or other governmental charges not yet overdue or that are being contested in good faith by the Borrower by appropriate proceedings, provided that in any such contest an adequate reserve in respect thereof is being maintained by the Borrower to the extent required by GAAP and so long as such contested proceedings operate to stay the enforcement of any such Lien.

“Permitted Line of Business” means, with respect to a given Person, lines of business engaged in by such Person and its Subsidiaries such that such Person and its Subsidiaries, taken as a whole, are substantially engaged in business that constitutes, or is related to, the business of storage, processing, marketing, terminaling, and/or transportation of natural gas, natural gas liquids, oil, or products thereof or related thereto.

“Person” means any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, institution, entity, party or government (including any division, agency or department thereof), and, as applicable, the successors, heirs and assigns of each.

“Plan” means any employee benefit plan, program or arrangement, whether oral or written, maintained or contributed to by any Credit Party or any of its Subsidiaries, or with respect to which such Credit Party or any such Subsidiary may incur liability.

“Pledge Agreement” means the Pledge Agreement, a form of which is attached as Exhibit C hereto, executed and delivered by Holdings on the Closing Date together with any joinder agreements executed and delivered in accordance with the terms of this Credit Agreement, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Prepayment Premium” has the meaning given to such term in Section 2.2(e).

“Prime Rate” means the rate which the Agent announces from time to time as its prime, base or equivalent lending rate, as in effect from time to time. The parties hereto acknowledge that the Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Agent (and its Affiliates) may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Proprietary Rights” has the meaning given to such term in Section 5.16.

“Related Transactions” means, collectively, (a) the execution and delivery by the Credit Parties of the Credit Documents to which they are a party and the borrowings hereunder and the use of proceeds thereof, (b) the consummation of the Specified Transactions, (c) the other transactions related to or entered into in connection with any of the foregoing (including the other transactions consummated (or to be consummated) on the Closing Date pursuant to the Acquisition Documentation) and (d) the payment of fees, premiums, charges, costs and expenses in connection with the foregoing.

“Removal Effective Date” has the meaning given to such term in Section 12.8.

“Reportable Event” means any of the events described in Section 4043 of ERISA and the regulations thereunder.

“Required Lenders” means, at any time, each of (x) Lenders (excluding Defaulting Lenders) holding more than 50% of the aggregate principal amount of the Loans, (y) the parties holding 50% of the Loans held by all parties listed on Schedule B-1, if at such time the parties listed on Schedule B-1 hold more than 33% of the aggregate principal amount of the Loans and (z) the parties holding 50% of the Loans held by all parties listed on Schedule B-2, if at such time the parties listed on Schedule B-2 hold more than 33% of the aggregate principal amount of the Loans; provided that the aggregate principal amount of the Loans held or deemed held by any Lenders that are Sponsor Affiliated Lenders shall be excluded for all purposes of making a determination of Required Lenders.

“Required Prepayment Date” has the meaning given to such term in Section 2.2(b)(ii).

“Resignation Effective Date” has the meaning given to such term in Section 12.8.

“Restricted Payment” means (a) any cash dividend or other cash distribution, direct or indirect, on account of any Capital Stock of the Borrower or any of its Restricted Subsidiaries, as the case may be, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Capital Stock of any Credit Party or any of its Restricted Subsidiaries now or hereafter outstanding by such Credit Party or Restricted Subsidiary, as the case may be, except for any redemption, retirement, sinking funds or similar payment payable solely in Capital Stock of the same rights and designation as such Capital Stock or in any class of Capital Stock junior to such Capital Stock, or (c) any cash payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Capital Stock of any Credit Party or any of its Restricted Subsidiaries now or hereafter outstanding; provided that in the case of each of clause (a), (b) and (c), such cash dividend, cash distribution or other cash payment shall not be deemed a Restricted Payment to the extent such cash dividend, cash distribution or other cash payment is made (i) by a Subsidiary of the Borrower that is a Restricted Subsidiary and (ii) ratably based on ownership to another Restricted Subsidiary or Restricted Subsidiaries.

“Restricted Subsidiaries” means all Subsidiaries of Holdings that are not Unrestricted Subsidiaries. The Borrower and the OpCo Obligors will always be Restricted Subsidiaries of Holdings.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc.

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any Sanctions (including as of the date hereof, Crimea Region of Ukraine, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including, without limitation, OFAC’s Specially Designated Nationals and Blocked Persons List and OFAC’s Consolidated Non-SDN List), the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in clauses (a) and (b), including a Person that is deemed by OFAC to be a Sanctions target based on the ownership of such legal entity by Sanctioned Person(s).

“Sanctions” means any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority with jurisdiction over any Lender, the Borrower or any of its Subsidiaries or Affiliates.

“Scheduled Bostco Project Expansion Date” means the date designated in writing by the Borrower (which is approved by the Required Lenders (such approval not to be unreasonably withheld or delayed)) as the date on which the Bostco Project Expansion Operation Date is scheduled to occur, provided such designation must be delivered by the Borrower to the Agent on or before the date that the first adjustment to Consolidated EBITDA with respect thereto is being requested.

“Scheduled Material Project Operation Date” means the date designated in writing by the Borrower (which is approved by the Required Lenders (such approval not to be unreasonably withheld or delayed)) as the date on which the Material Project Operation Date is scheduled to occur, provided such designation must be delivered by the Borrower to the Agent on or before the date that the first adjustment to Consolidated EBITDA with respect thereto is being requested.

“Securities Act” means the Securities Act of 1933 (15 U.S.C. § 77 et seq.).

“Securities Exchange Act” means the Securities Exchange Act of 1934.

“Security Agreement” means the Security Agreement, a form of which is attached as Exhibit D hereto, executed and delivered by the Borrower on the Closing Date together with any joinder agreements executed and delivered in accordance with the terms of this Credit Agreement, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Security Documents” means, collectively, the Pledge Agreement, the Security Agreement and each other document or instrument pursuant to which a Lien is granted to the Agent to secure all or any part of the Obligations, as each of the same may be amended, restated, supplemented or otherwise modified from time to time.

“Senior Notes” means the 6.125% Senior Notes due 2026 issued under the Indenture, dated as of February 12, 2018, as supplemented by the First Supplemental Indenture, dated as of February 12, 2018, among Transmontaigne Partners L.P. and TLP Finance Corp., as the issuers, the subsidiary guarantors listed on the signature pages thereto and U.S. Bank National Association, as trustee (the “Indenture”).

“Solvency Certificate” means an officer’s certificate of Holdings prepared by an Executive Officer as to the financial condition, solvency and related matters of the Credit Parties, on a pro forma basis after giving effect to the transactions on the Closing Date under the Credit Documents (including the Related Transactions), substantially in the form of Exhibit I.

“Solvent” and “Solvency” shall mean, with respect to any Person, that such Person (i) owns and will own assets the fair saleable value of which are (a) greater than the total amount of its debt and (b) greater than the amount that will be required to pay the probable liabilities of its then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to it; (ii) has capital that is not unreasonably small in relation to its business as presently conducted or after giving effect to any contemplated transaction; and (iii) will not, and does not intend to, incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due. For purposes of this definition, “debt” shall mean any liability on a claim, and “claim” shall mean (A) the right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, undisputed, legal, equitable, secured or unsecured, or (B) the right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, undisputed, secured or unsecured.

“Specified Acquisition” means any Acquisition involving Acquisition consideration greater than $25,000,000.

“Specified Disposition” means any transaction or series of related transactions resulting, directly or indirectly, in the sale, transfer, or other disposition of assets (including, without limitation, Capital Stock) by any OpCo Obligor or any Restricted Subsidiary for consideration greater than $20,000,000.

“Specified Representations” means the representations and warranties made in Sections 5.1(a) (with respect to the corporate or other organizational existence of the Credit Parties), 5.2, 5.4(a) (with respect to the organizational power and authority of the Credit Parties to enter into the Credit Documents), 5.4(b), 5.4(c) (with respect to the organizational documents of the Credit Parties), 5.5, 5.15, 5.20 (with respect to the Investment Company Act of 1940), 5.21 and 5.28.

“Specified Transactions” means, collectively, the Acquisition Transactions and the Equity Contribution Transactions.

“Sponsor Affiliated Lender” means ArcLight and any Affiliate of ArcLight (including any such Affiliate that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of business and with respect to which ArcLight does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity).

“Subsidiary” means, as to any Person, (a) any corporation more than 50% of whose Capital Stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, (b) any partnership, limited liability company, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than a fifty percent (50%) interest in the total capital, total income and/or total ownership interests of such entity at any time and (c) any partnership in which such Person is a general partner. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Credit Agreement shall refer to a Subsidiary or Subsidiaries of Holdings.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Event” means (i) a Reportable Event with respect to any Benefit Plan or Multiemployer Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; (ii) the withdrawal of any Credit Parties or any of their Subsidiaries or ERISA Affiliates from a Benefit Plan during a plan year in which such entity was a “substantial employer” as defined in Section

4001(a)(2) of ERISA resulting in liability under ERISA Section 4063; (iii) the providing of notice of intent to terminate a Benefit Plan pursuant to Section 4041 of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Benefit Plan or Multiemployer Plan; (v) any event or condition (a) which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan or Multiemployer Plan, or (b) that would reasonably be expected to result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; or (vi) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of any Credit Parties or any of their Subsidiaries or ERISA Affiliates from a Multiemployer Plan, if there is any potential liability therefor.

“Test Period” means, for any determination under this Credit Agreement, the four consecutive fiscal quarters of Holdings ending on or most recently ended as of such date of determination for which financial statements have been or are required to be delivered pursuant to Section 6.1.

“Transaction Costs” means the fees, costs and expenses payable by Holdings, the Borrower or any of the Borrower’s Subsidiaries on or before the Closing Date in connection with the Related Transactions.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Unrestricted Subsidiary” means (a), as of the Closing Date, Bostco and its Subsidiaries and (b) thereafter, any other Subsidiary designated as an Unrestricted Subsidiary in accordance with Section 8.9 and any of its Subsidiaries.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, as in effect from time to time.

“Waivable Mandatory Prepayment” has the meaning given to such term in Section 2.2(b)(ii).

“Withholding Agent” means any Credit Party and the Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2 Accounting and Other Terms.

(a) Accounting Terms and Determinations.

Unless otherwise defined or specified herein, all accounting terms shall be construed herein and all accounting determinations for purposes of determining compliance with Article VII and otherwise to be made under this Credit Agreement shall be made in accordance with GAAP applied on a basis consistent in all material respects with the Financials. If GAAP shall change from the basis used in preparing the Financials, in a way that would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the Borrower or the Required Lenders shall so request, the Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Agent and the Lenders financial statements and the certificates required to be delivered pursuant to Section 6.1 demonstrating compliance with the covenants contained herein shall include calculations setting forth the adjustments necessary to demonstrate how Holding is in compliance with the financial covenants based upon GAAP as in effect on the Closing Date. If the OpCo Obligors shall change their method of inventory accounting, all calculations necessary to determine compliance with the covenants contained herein shall be made as if such method of inventory accounting had not been so changed. Notwithstanding the foregoing, all financial covenants contained herein shall be calculated without giving effect to any election under Statement of Financial Accounting Standards 159 permitting a Person to value its financial liabilities at the fair value thereof.

Holdings or the Borrower shall deliver to the Agent and each Lender at the same time as the delivery of any annual financial statements given in accordance with the provisions of Section 6.1, (i) a description in reasonable detail of any material change in the application of accounting principles employed in the preparation of such financial statements from those applied in the most recently preceding annual financial statements and (ii) a reasonable estimate of the effect on the financial statements on account of such changes in application.

(b) Other Definitional Terms.

Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Credit Agreement shall refer to the Credit Agreement as a whole and not to any particular provision of this Credit Agreement, unless otherwise specifically provided. References in this Credit Agreement to “Articles”, “Sections”, “Schedules” or “Exhibits” shall be to Articles, Sections, Schedules or Exhibits of or to this Credit Agreement unless otherwise specifically provided. Any of the terms defined in Section 1.1 may, unless the context otherwise requires, be used in the singular or plural depending on the reference. “Include”, “includes” and “including” shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing, computer disk, e-mail and other means of reproducing words in a visible form. References to any Person include the successors and permitted assigns of such Person. References “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including”, respectively. References to any times herein shall refer to Eastern Standard or Daylight Savings time, as applicable.

(c) References to Agreement and Laws.

Unless otherwise expressly provided herein, (i) any definition or reference to formation documents, governing documents, agreements (including the OpCo Credit Agreement, the Senior Notes and the Credit Documents) and other contractual documents or instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements, waivers, refinancings and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements, waivers, refinancings and other modifications are not prohibited by any Credit Document and (ii) any definition or reference to any Applicable Law, including, without limitation, Anti-Corruption Laws, Anti-Money Laundering Laws, the Bankruptcy Code, the Internal Revenue Code, the Commodity Exchange Act, ERISA, the Securities Exchange Act, the USA Patriot Act, the Securities Act, the UCC, the Investment Company Act or any of the foreign assets control regulations of the United States Treasury Department, shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

(d) Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II

LOANS

2.1 Loans.

(a) Commitments.

Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, each of the Lenders severally agrees to lend to the Borrower at any time on or after the Closing Date and before June 30, 2019 (the “Commitment Termination Date”) a single Loan in an amount not exceeding such Lender’s Commitment. Any Commitments not utilized on the Closing Date shall automatically terminate on the Commitment Termination Date.

(b) Borrowing.

(i) The request for a Loan hereunder shall be made by the Notice of Borrowing from the Borrower to the Agent, given not later than 1:00 P.M. on the date that is ten (10) Business Days prior to the date of the requested borrowing of Loans. The request for borrowing made in the Notice of Borrowing shall be given by telecopy, setting forth (1) the requested date of such borrowing, (2) the aggregate amount of such requested borrowing, (3) whether such Loans will be Base Rate Loans or Eurodollar Rate Loans, and if appropriate, the applicable Interest Period, (4) certification by the Borrower that it has complied in all respects with Section 4.1, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder and (5) the account at which such requested funds should be made available. The request for borrowing made in the Notice of Borrowing shall be irrevocable by and binding on the Borrower. Loans may be not be reborrowed once repaid.

The Agent shall give to each Lender prompt notice (but in no event later than 2:00 P.M. on the date of the Agent’s receipt of notice from the Borrower) of the requested borrowing in the Notice of Borrowing by telecopy, telex or cable. No later than 3:00 P.M. on the date on which the Loan borrowing is requested to be made pursuant to the Notice of Borrowing, each Lender will make available to the Agent at the address of the Agent set forth on the signature pages hereto, in immediately available funds, its allocation of such borrowing requested to be made. Unless the Agent shall have been notified by any Lender prior to the date of borrowing that such Lender does not intend to make available to the Agent its portion of the Loan borrowing to be made on such date, the Agent may assume that such Lender will make such amount available to the Agent as required above and the Agent may, in reliance upon such assumption, make available the amount of the borrowing to be provided by such Lender. Upon fulfillment of the conditions set forth in Section 4.1 for such borrowing, the Agent will make such funds available to the Borrower at the account specified by the Borrower in the Notice of Borrowing.

(ii) The failure of any Lender to make the Loan to be made by it as part of the borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of the borrowing.

(iii) Each Lender shall be entitled to earn interest at the then applicable rate of interest, calculated in accordance with Article III, on outstanding Loans which it has funded to the Agent from the date such Lender funded such Loan to, but excluding, the date on which such Lender is repaid with respect to such Loan.

(iv) A request for a borrowing may not be made by telephone, unless no other means are available at the time of such request.

(c) Optional Loans. In the event the Lenders become aware of (i) any actual “Default” or “Event of Default” (as defined in the OpCo Credit Agreement) under Section 11.1(a) of the OpCo Credit Agreement or any substantially similar provision in any refinancing, modification, renewal or amendment of the OpCo Credit Agreement, (ii) any actual “Default” or “Event of Default” (as defined in the Indenture) under Section 7.01(1) or (2) of the first supplement of the Indenture or any substantially similar provision in any refinancing, modification, renewal or amendment of the Indenture or the Senior Notes, as applicable) or (iii) any actual or prospective “Default” or “Event of Default” referenced in a notice delivered by the Borrower to the Agent pursuant to Section 6.1(j) and the OpCo Obligors are not actively seeking a waiver of such “Default” or “Event of Default” referenced in such notice, the Agent acting at the direction of the Required Lenders may (but shall not be obligated to) pay to the agent under the OpCo Credit Agreement an amount sufficient to cure such “Default” or “Event of Default” under the OpCo Credit Agreement or the Senior Notes on behalf of such OpCo Obligors so long as such “Default” or “Event of Default” is capable of being cured by making such a payment. All sums advanced by the Agent under this Section 2.1(c) (such sums, “Optional Loans”) shall constitute Base Rate Loans under this Credit Agreement and interest shall accrue on such Base Rate Loans pursuant to Section 3.1(a) hereof. Such Optional Loans shall be paid by the Borrower to the Agent pursuant to Article II, shall be secured by the Collateral pursuant to the Credit Documents and shall constitute Obligations hereunder, in each case notwithstanding that such Optional Loans may, together with amounts previously advanced under this Credit Agreement, exceed the total amount of the Commitments. The provisions of this Section 2.1(c) are for the exclusive benefit of the Agent and the Lenders and are not intended to benefit the Borrower (or any other Credit Party or Restricted Subsidiary) in any way.

2.2 Optional and Mandatory Prepayments.

(a) Voluntary Prepayments. The Borrower shall have the right to prepay Loans in whole or in part from time to time subject to Section 2.2(e), but otherwise without premium or penalty; provided, however, that (i) Loans that are Eurodollar Loans may only be prepaid on three (3) Business Days’ prior written notice to the Agent specifying the applicable Loans to be prepaid; (ii) any prepayment of Loans that are Eurodollar Loans will be subject to Section 3.7; and (iii) each such partial prepayment of Loans shall be in a minimum principal amount of $1,000,000 for Base Rate Loans and $3,000,000 for Eurodollar Loans. Prepayments on Loans will be applied to the remaining scheduled amortization installments of principal of the Loans in their direct order of maturity (including the final payment) and first to Base Rate Loans and then to Eurodollar Loans in the direct order of Interest Period maturities thereof.

(b) Mandatory Prepayments.

(i) Excess Cash Flow. In the event that there shall be Excess Cash Flow for any fiscal year, commencing with the fiscal year ending December 31, 2019, the Borrower shall, not later than ninety (90) days after the end of such fiscal year, prepay the Loans in an aggregate amount equal to 100% of such Excess Cash Flow; provided that such prepayment percentage shall be 75% if, the Consolidated Total Leverage Ratio as of the last day of the Test Period ending on the last day of such fiscal year shall be 6.00:1.00 or less.

(ii) Waivable Mandatory Prepayment. Anything contained herein to the contrary notwithstanding, in the event the Borrower is required to make any mandatory prepayment pursuant to Section 2.2(b)(i) (a “Waivable Mandatory Prepayment”) of the Loans, not less than five Business Days prior to the date on which the Borrower is required to make such Waivable Mandatory Prepayment (the “Required Prepayment Date”), the Borrower shall notify the Agent of the amount of such prepayment, and the Agent will promptly thereafter notify each Lender of the amount of such Lender’s pro rata share of such Waivable Mandatory Prepayment and such Lender’s option to refuse such amount. Each such Lender may exercise such option by giving notice to the Borrower and the Agent of its election to do so on or before the third Business Day prior to the Required Prepayment Date (it being understood that any Lender which does not notify the Borrower and the Agent of its election to exercise such option on or before the third Business Day prior to the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option). Any portion of the Waivable Mandatory Prepayment that has been waived by any Lender shall be offered to all Lenders which have not declined proceeds of the applicable prepayment event (on a pro rata basis as among such non-declining Lenders) and each such Lender may elect to accept such proceeds on or before the Business Day prior to the Required Prepayment Date (it being understood that any Lender which does not notify the Borrower and the Agent of its election to exercise such option on or before the Business Day prior to the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option). On the Required Prepayment Date, the Borrower shall pay to the Agent the amount of the Waivable Mandatory Prepayment, which amount shall (i) be applied in an amount equal to that portion of the Waivable Mandatory Prepayment payable to those Lenders that have elected not to waive such payment, to prepay the Loans of such Lenders (which prepayment shall be applied to the scheduled installments of principal of the Loans in accordance with Section 2.2(b)(iii)), and (ii) with respect to any remaining balance, be returned to the Borrower (in which event the Borrower may use the proceeds for any purpose not prohibited by the Credit Documents).

(iii) Asset Sales. In the event of any “Asset Disposition” (as defined in the OpCo Credit Agreement) by an OpCo Obligor or any of its Restricted Subsidiaries (as defined in the OpCo Credit Agreement), the Borrower shall cause to be offered to be prepaid in accordance with clause (iv) below an aggregate principal amount of Loans in an amount equal to 100% of all net cash proceeds received therefrom by such OpCo Obligor on or prior to the date which is ten (10) Business Days after the receipt by such OpCo Obligor of such net cash proceeds; provided that if at the time that any such prepayment would be required, such OpCo Obligor is required to make a payment in respect of Indebtedness pursuant to the terms of documentation governing such Indebtedness (including, for the avoidance of doubt, the Existing OpCo Facilities and after giving effect to any right of reinvestment provided for in the Existing OpCo Facilities Documents) with the net cash proceeds of such Asset Disposition (such Indebtedness, “Other Applicable Indebtedness”), then such OpCo Obligor may apply such net cash proceeds to such Other Applicable Indebtedness; provided, further that (a) the portion of net cash proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such net cash proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such net cash proceeds shall be allocated to the Loans in accordance with the terms hereof to the prepayment of the Loans, and the amount of prepayment of the Loans that would have otherwise been required pursuant to this Section 2.2(b)(iii) shall be reduced accordingly and (b) to the extent the holders of Other Applicable Indebtedness decline to have such indebtedness repurchased or prepaid, the declined amount shall promptly (and in any event within ten (10) Business Days after the date of such rejection) be applied to prepay the Loans in accordance with the terms hereof.

(iv) Application of Mandatory Prepayments. All amounts required to be paid pursuant to this Section 2.2(b) shall be applied to the remaining scheduled amortization installments of principal of the Loans in their direct order of maturity (including the final payment). Within the parameters of the applications set forth above, prepayments shall be applied first to Base Rate Loans and then to Eurodollar Loans in direct order of Interest Period maturities. All prepayments under this Section 2.2(b) shall be subject to Section 2.2(e) and Section 3.7.

(c) Maturity Date. Unless the Loans have been previously declared due and payable in accordance with Section 10.2 hereof, on the Maturity Date the principal amount of all Loans shall be due and payable.

(d) Amortization. Subject to adjustment as a result of the application of prepayments in accordance with Section 2.2(a) and Section 2.2(b), in each case, solely to the extent of any such amounts are applied to the prepayment of the Loans, the Borrower shall repay to the Agent for the ratable account of the Lenders on the last Business Day of each calendar quarter (beginning with the fiscal quarter ending December 31, 2019) the principal amount equal to (x) the original principal amount of the Loans made to the Borrower on the Closing Date multiplied by (y) 0.25% (and with a final installment due on the Maturity Date in an amount equal to the remaining unpaid principal balance of the Loans).

(e) Prepayment Premium. In the event that all or any portion of the Loans is repaid or prepaid for any reason (including as a result of any voluntary prepayments or payments made following acceleration of the Loans or after an Event of Default) prior to the fourth anniversary of the Closing Date, such repayments or prepayments will be made together with a premium equal to (A) 3.00% of the amount repaid or prepaid and accompanied by the Applicable Make-Whole Amount as of the date of such repayment or prepayment, if such repayment or prepayment occurs on or prior to the first anniversary of the Closing Date, (B) 3.00% of the amount repaid or prepaid, if such repayment or prepayment occurs after the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date, (C) 2.00% of the amount repaid or prepaid, if such repayment or prepayment occurs after the second anniversary of the Closing Date, but on or prior to the third anniversary of the Closing Date, and (D) 1.00% of the amount repaid or prepaid, if such repayment or prepayment occurs after the third anniversary of the Closing Date but on or prior to the fourth anniversary of the Closing Date (the foregoing premiums (including the Applicable Make-Whole Amount), the “Prepayment Premium”); provided that the Prepayment Premium shall not apply to (1) scheduled amortization installment payments made by the Borrower pursuant to Section 2.2(d) and (2) mandatory prepayments made by the Borrower pursuant to Section 2.2(b). If the Loans are accelerated or otherwise become due prior to their maturity date, in each case, as a result of an Event of Default (including upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law)), the amount of principal of and premium on the Loans that becomes due and payable shall equal 100% of the principal amount of the Loans plus the Prepayment Premium in effect on the date of such acceleration or such other prior due date, as if such acceleration or other occurrence were a voluntary prepayment of the Loans accelerated or otherwise becoming due. Without limiting the generality of the foregoing, it is understood and agreed that if the Loans are accelerated or otherwise become due prior to their maturity date, in each case, in respect of any Event of Default (including upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law)), the Prepayment Premium applicable with respect to a voluntary prepayment of the Loans will also be due and payable on the date of such acceleration or such other prior due date as though the Loans were voluntarily prepaid as of such date and shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s loss as a result thereof. Any premium payable above shall be presumed to be the liquidated damages sustained by each Lender and the Borrower agrees that it is reasonable under the circumstances currently existing. THE BORROWER EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY

LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE PREPAYMENT PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. The Borrower expressly agrees (to the fullest extent it may lawfully do so) that: (A) the Prepayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between the Lenders and the Borrower giving specific consideration in this transaction for such agreement to pay the Prepayment Premium; and (D) the Borrower shall be estopped hereafter from claiming differently than as agreed to in this paragraph.

2.3 Payments and Computations.

(a) Payments. The Borrower shall make each payment hereunder not later than 2:00 P.M. on the day when due. Payments made by the Borrower shall be in Dollars to the Agent at its address referred to in Section 13.4 in immediately available funds without deduction, withholding, setoff or counterclaim. As soon as practicable after the Agent receives payment from the Borrower, but in no event later than one Business Day after such payment has been made, the Agent will cause to be distributed like funds relating to the payment of principal, interest or Fees (other than amounts payable to the Agent to reimburse the Agent for fees and expenses payable solely to it pursuant to Article III) or expenses payable to the Agent and the Lenders in accordance with Section 13.7 ratably to the Lenders, and like funds relating to the payment of any other amounts payable to such Lender. The Borrower’s obligations to the Lenders with respect to such payments shall be discharged by making such payments to the Agent pursuant to this Section 2.3(a) or if not timely paid or any Event of Default then exists, may be added to the principal amount of the Loans outstanding.

(b) Except as otherwise provided herein with respect to Eurodollar Loans, any payments falling due under this Credit Agreement on a day other than a Business Day shall be due and payable on the next succeeding Business Day and shall accrue interest at the applicable interest rate provided for in this Credit Agreement to but excluding such Business Day. Except as otherwise provided herein, computation of interest and fees hereunder shall be made on the basis of actual number of days elapsed over a year of 360 days. Interest on Base Rate Loans bearing interest based on the Prime Rate shall be calculated on the basis of a year of 365 (or 366, if applicable) days.

2.4 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Credit Parties hereunder or under any other Credit Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by Applicable Law; provided that if an applicable Withholding Agent shall be required by Applicable Law to deduct or withhold any Taxes from any such payment, then such Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax (including any Other Tax), then the sum payable by the Credit Parties shall be increased as necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 2.4) the applicable Lending Party receives an amount equal to the sum it would have received had no such deductions or withholdings been made.

(b) Payment of Other Taxes by the Credit Parties. Without limiting the provisions of Section 2.4(a), the Credit Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by the Credit Parties. The Credit Parties shall indemnify each Lending Party, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.4) paid by such Lending Party, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. In addition, the Credit Parties shall indemnify each Lending Party, within ten (10) days after demand therefor, for any incremental Taxes that may become payable by such Lending Party (or its beneficial owners) as a result of any failure of any Credit Party to pay any Taxes when due to the appropriate Governmental Authority or to deliver to Agent, pursuant to Section 2.4(d) below, documentation evidencing the payment of Taxes.

(d) Evidence of Payments. As soon as practicable after any payment of Taxes by a Credit Party to a Governmental Authority pursuant to this Section 2.4, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Credit Document shall deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by Applicable Law or reasonably requested by the Borrower or the Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.4(f)(i), (f)(ii) and (f)(iv) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(f) Tax Documentation. Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States of America:

(i) Any Lender that is not a Foreign Lender shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of Internal Revenue Service Form W-9 certifying that such Lender is exempt from United States federal backup withholding tax;

(ii) any Foreign Lender shall deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the request of the Borrower or the Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(A) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B) executed copies of Internal Revenue Service Form W-8ECI;

(C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Internal Revenue Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Internal Revenue Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable; or

(D) to the extent a Foreign Lender is not the beneficial owner, executed copies of Internal Revenue Service Form W-8IMY, accompanied by Internal Revenue Service Form W-8ECI, Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, Internal Revenue Service Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(iii) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower and the Agent to determine the withholding or deduction required to be made; and

(iv) if a payment made to a Lender under any Credit Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Agent sufficient for the

Agent and the Borrower to comply with their respective obligations, if any, under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Credit Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If a Lending Party determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified pursuant to this Section 2.4 (including additional amounts paid by the Borrower pursuant to this Section 2.4), it shall pay to the applicable indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.4 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the applicable indemnifying party upon the request of any Lending Party, agrees to repay the amount paid over pursuant to that Section 2.4 (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lending Party in the event such Lending Party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will any Lending Party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place such Lending Party in a less favorable net after-Tax position than such Lending Party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.4(g) shall not be construed to require any Lending Party to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(h) Indemnification by the Lenders. Each Lender shall severally indemnify the Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.5(g) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this paragraph (h). The agreements in this paragraph (h) shall survive the resignation and/or replacement of the Agent.

(i) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of each party contained in this Section 2.4 shall survive the payment in full of all Obligations and the termination of the Commitments.

2.5 Sharing of Payments.

If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff or otherwise) on account of the Loans made by it in excess of its pro rata share of such payment as provided in this Credit Agreement, such Lender shall forthwith purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment accruing to all Lenders in accordance with their respective ratable shares as provided for in this Credit Agreement; provided, however, that if all or any portion of such excess is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and each such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) or any interest or other amount paid or payable by the purchasing Lender in respect to the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.5 may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. Notwithstanding the foregoing in this Section 2.5, if there exists a Defaulting Lender each payment by the Borrower to such Defaulting Lender hereunder shall be applied in accordance with Section 3.8(a)(ii).

2.6 Allocation of Payments; Pro Rata Treatment.

(a) Allocation of Payments Prior to Event of Default; Payments Generally. Unless otherwise specifically set forth herein, each payment under this Credit Agreement shall be applied, first, to any Fees then due and owing pursuant to Article III, second, to interest then due and owing in respect of the Loans, and lastly, to principal then due and owing hereunder and under the Loans. Each payment (other than prepayments) by the Borrower on account of principal of and interest on the Loans shall be allocated pro rata among the Lenders in accordance with the respective principal amounts of their outstanding Loans. Payments made pursuant to Sections 3.4 and 3.6 shall be applied in accordance with such Sections. Each voluntary and mandatory prepayment on account of principal of the Loans shall be applied in accordance with Section 2.2(a) or (b), as applicable.

(b) Allocation of Payments After Event of Default and Proceeds of Collateral. Notwithstanding any other provisions of this Credit Agreement or any other Credit Document to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Agent or any Lender on account of the Obligations (whether in an insolvency or bankruptcy case or proceeding or otherwise) or any other amounts outstanding under any of the Credit Documents or in respect of the Collateral shall be paid over or delivered as follows:

FIRST, to the payment of all reasonable and documented out-of-pocket costs and expenses (including without limitation reasonable and documented attorneys’ fees) of the Agent (in its capacity as such) in connection with enforcing the rights of the Lenders under the Credit Documents and any protective advances made by the Agent with respect to the Collateral under or pursuant to the terms of the Security Documents;

SECOND, to payment of any Fees owed to the Agent (in such capacity) hereunder or under any other Credit Document;

THIRD, to the payment of all reasonable and documented out-of-pocket costs and expenses (including, without limitation, reasonable and documented attorneys’ fees) of each of the Lenders in connection with enforcing its rights under the Credit Documents;

FOURTH, to the payment of all Obligations consisting of accrued fees, premium (including Prepayment Premium) and interest payable to the Lenders hereunder in connection with the Loans;

FIFTH, to the payment of the outstanding principal amount of the Loans;

SIXTH, to all other Obligations which shall have become due and payable under the Credit Documents and not repaid pursuant to clauses “FIRST” through “FIFTH” above; and

SEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (a) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; and (b) each of the Lenders shall receive an amount equal to its pro rata share (based on the proportion that its then outstanding Loans bears to the aggregate then outstanding Loans) of amounts available to be applied pursuant to clauses “THIRD,” “FOURTH,” “FIFTH,” and “SIXTH” above.

(c) Express Terms. The provisions of Section 2.6(a) and (b) shall not be construed to apply to any payment made by Borrower pursuant to and in accordance with the express terms of this Credit Agreement.

2.7 Extensions and Conversions.

Subject to the terms of Article IV, the Borrower shall have the option, on any Business Day, to extend existing Eurodollar Loans into a subsequent permissible Interest Period, to convert Base Rate Loans into Eurodollar Loans, or to convert Eurodollar Loans into Base Rate Loans; provided, however, that (i) except as provided in Section 3.7, Eurodollar Loans may be converted into Base Rate Loans only on the last day of the Interest Period applicable thereto, (ii) if an Event of Default has occurred and is continuing, then (A) no Eurodollar Loans may be extended and (B) no Base Rate Loans may be converted into Eurodollar Loans, (iii) Loans extended as, or converted into, Eurodollar Loans shall be subject to the terms of the definition of “Interest Period” and shall be in such minimum amounts as provided in with respect to Loans, and (iv) no more than eight (8) separate Eurodollar Loans shall be outstanding hereunder at any time. Each such extension or conversion shall be effected by the Borrower by giving a written Notice of Extension/Conversion (or telephone notice promptly confirmed in writing) to the Agent prior to 1:00 P.M. on the Business Day of, in the case of the conversion of a Eurodollar Loan into a Base Rate Loan, and on the third (3rd) Business Day prior to, in the case of the extension of a Eurodollar Loan as, or conversion of a Base Rate Loan into, a Eurodollar Loan, the date of the proposed extension or conversion, specifying the date of the proposed extension or conversion, the Loans to be so extended or converted, the types of Loans into which such Loans are to be converted and, if appropriate, the applicable Interest Periods with respect thereto. Each request for extension or conversion shall constitute a representation and warranty by the Borrower of the matters specified in Article IV. In the event the Borrower fails to request an extension or conversion of any Eurodollar Loan in accordance with this Section, or any such conversion or extension is not permitted or required by this Section, then such Loan shall be automatically converted into a Base Rate Loan at the end of the Interest Period applicable thereto. The Agent shall give each Lender notice as promptly as practicable of any such proposed extension or conversion affecting any Loan.

2.8 Replacement of Lender.

In the event that any Lender or, to the extent applicable, any participant thereof (the “Affected Lender”),

(a) is a Defaulting Lender;

(b) demands payment under Section 2.4(c), Section 3.4 or Section 3.7; or

(c) refuses to consent to a proposed amendment, modification, waiver or other action requiring consent of the holders of 100% of the Lenders under Section 13.9 that is consented to by the Required Lenders prior to such replacement of any Lenders in connection therewith;

then, so long as no Event of Default exists, the Borrower shall have the right to seek one or more replacement lenders which is reasonably satisfactory to the Agent (the “Replacement Lender”). The Replacement Lender shall purchase the interests of the Affected Lender in the Loans and shall assume the obligations of the Affected Lender hereunder and under the other Credit Documents upon execution by the Replacement Lender of an Assignment and Assumption and the tender by it to the Affected Lender of a purchase price agreed between it and the Affected Lender. Such assignment by the Affected Lender shall be deemed an early termination of any Eurodollar Loan to the extent of the Affected Lender’s portion thereof, and the Borrower will pay to the Affected Lender any resulting amounts due under Section 3.7. Upon consummation of such assignment, the Replacement Lender shall become party to this Credit Agreement as a signatory hereto and shall have all the rights and obligations of the Affected Lender under this Credit Agreement and the other Credit Documents, the Affected Lender shall be released from its obligations hereunder and under the other Credit Documents, and no further consent or action by any party shall be required. The Credit Parties shall sign such documents and take such other actions reasonably requested by the Replacement Lender to enable it to share in the benefits of the rights created by the Credit Documents. The Agent is hereby irrevocably appointed as attorney-in-fact to execute any documentation on behalf of any Replacement Lender with respect to such assignment if such Replacement Lender fails to execute same within five (5) Business Days after being presented with such documentation. Until the consummation of an assignment in accordance with the foregoing provisions of this Section 2.8, the Borrower shall continue to pay to the Affected Lender any Obligations as they become due and payable.

ARTICLE III

INTEREST AND FEES

3.1 Interest on Loans.

Subject to the provisions of Section 3.2, the Loans shall bear interest as follows:

(a) Base Rate Loans. During such periods as the Loans shall be comprised of Base Rate Loans, each such Base Rate Loan shall bear interest at a per annum rate equal to the sum of the Base Rate plus 6.50% per annum.

(b) Eurodollar Loans. During such periods as the Loans shall be comprised of Eurodollar Loans, each such Eurodollar Loan shall bear interest at a per annum rate equal to the sum of the Eurodollar Rate plus 7.50% per annum.

(c) PIK Interest. At the Borrower’s election, all or a portion of the interest due and payable on each Interest Payment Date falling on or prior to the date that is the two (2) year anniversary of the Closing Date, with respect to any Base Rate Loan or Eurodollar Loan may be payable in kind, with such interest amount added to, and made part of, the outstanding principal amount of Loans on such date, in an amount equal to the amount of interest that would have been determined for such Interest Payment Date had the rate applicable thereto been increased by 1% per annum. The Borrower shall deliver written notice to the Agent five Business Days prior to each Interest Payment Date indicating the amount of interest to be paid in kind and the amount of interest to be paid in cash in respect of the Loans on such Interest Payment Date.

(d) Interest Payment Dates. Interest on the Loans shall be payable in arrears on each Interest Payment Date.

3.2 Interest After Event of Default.

Automatically (and without notice to any Person) upon the occurrence of any Event of Default of the types described in Sections 10.1(a), (e), and (f), or, in the case of the occurrence of any other Event of Default, at the election of the Required Lenders, any interest on any amount of matured principal under the Loans, and interest on the amount of principal under the Loans and all other Obligations outstanding as of the date an Event of Default occurs, and at all times thereafter until the earlier of the date upon which (a) all Obligations have been paid and satisfied in full or (b) such Event of Default shall have been cured or waived, shall be payable on the Agent’s demand at the Default Rate. Interest shall be payable on any other amount due hereunder and shall accrue at the Default Rate, from the date due and payable until paid in full.

3.3 Lenders’ Fees/Agent’s Fees.

On the Closing Date the Agent shall pay to each Lender its respective Lender’s Fees that are required to be paid on the Closing Date pursuant to the terms of the Fee Letter and pursuant to Section 2.1(a). The Borrower shall pay all fees required to be paid to the Agent under the Fee Letter at the times and in the amounts set forth therein.

3.4 Indemnification in Certain Events.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate);

(ii) subject any Lender to any Tax of any kind whatsoever with respect to this Credit Agreement or any Euro dollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for (A) Indemnified Taxes or Other Taxes covered by Section 2.4, (B) Taxes described in clauses (b) through (c) of the definition of Excluded Taxes and (C) Connection Income Taxes); or

(iii) impose on any Lending Party or the London interbank market any other condition, cost or expense affecting this Credit Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lending Party of making, converting into or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lending Party hereunder (whether of principal, interest or any other amount) then, upon request of such Lending Party, the Borrower shall promptly pay to such Lending Party such additional amount or amounts as will compensate such Lending Party for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lending Party determines that any Change in Law affecting such Lending Party or any lending office of such Lending Party or such Lending Party’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lending Party’s capital or on the capital of such Lending Party’s holding company, if any, as a consequence of this Credit Agreement, the Commitments of such Lending Party or the Loans made by such Lending Party, to a level below that which such Lending Party or such Lending Party’s holding company could have achieved but for such Change in Law (taking into consideration such Lending Party’s policies and the policies of such Lending Party’s holding company with respect to capital adequacy and liquidity), then from time to time upon written request of such Lending Party the Borrower shall promptly pay to such Lending Party such additional amount or amounts as will compensate such Lending Party or such Lending Party’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lending Party setting forth the amount or amounts necessary to compensate such Lending Party or its holding company, as the case may be, as specified in Section 3.4(a) or (b), as well as the basis for determining such amount or amounts, and delivered to the Borrower, will be conclusive absent manifest error. The Borrower shall pay such Lending Party the amounts shown as due any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests; Non-Discrimination. Failure or delay on the part of any Lending Party to demand compensation pursuant to this Section 3.4 shall not constitute a waiver of such Lending Party’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lending Party pursuant to this Section 3.4 (i) for any increased costs incurred or reductions suffered more than one hundred eighty (180) days prior to the date that such Lending Party notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lending Party’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the one hundred eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof) or (ii) to the extent the Lending Party making demand therefor has not required similarly situated borrowers or obligors to pay comparable amounts, proportionally, in respect of such increased costs or reduced returns.

3.5 Inability to Determine Interest Rate.

If prior to the first day of any Interest Period, (a) the Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that adequate and reasonable means do not exist for ascertaining the Eurodollar Rate (including because the London Interbank Offered Rate is not available or published on a current basis) for such Interest Period, (b) the Agent has received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Eurodollar Loans during such Interest Period, or (c) the Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that Dollar deposits in the principal amounts of the Eurodollar Loans to which such Interest Period is to be applicable are not generally available in the London interbank market, the Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter, and will also give prompt written notice to the Borrower when such conditions no longer exist. If such notice is given (i) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (ii) any Loans that were to have been converted on the first day of such Interest Period to or continued as Eurodollar Loans shall be converted to or continued as Base Rate Loans and (iii) each outstanding Eurodollar Loan shall be converted, on the last day of the then-current Interest Period thereof, to Base Rate Loans. Until such notice has been withdrawn by the Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Base Rate Loans to Eurodollar Loans.

If at any time the Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (b) above have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (b) above have not arisen but the supervisor for the administrator of the Eurodollar or a governmental authority having jurisdiction over the Agent has made a public statement identifying a specific date after which the Eurodollar Rate shall no longer be used for determining interest rates for loans, then the Agent and the Borrower shall endeavor to establish an alternate rate of interest to the Eurodollar Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Credit Agreement to reflect such alternate rate of interest and such other related changes to this Credit Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the applicable margin); provided that, if such alternate rate of interest as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Credit Agreement. Such amendment shall become effective without any further action or consent of any other party to this Credit Agreement so long as the Agent shall not have received, within five (5) Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this paragraph (but, in the case of the circumstances described in subclause (ii) of the first sentence of this paragraph, only to the extent the Eurodollar Rate for such Interest Period is not available or published at such time on a current basis), (x) any conversion or continuation pursuant to Section 2.7 shall be ineffective and (y) any Eurodollar Loan shall be made as a Base rate Loan.

3.6 Illegality.

Notwithstanding any other provision herein, if the adoption of or any change in any law, treaty, rule or regulation or final, non-appealable determination of an arbitrator or a court or other Governmental Authority or in the interpretation or application thereof occurring after the Closing Date shall make it unlawful or impossible for any Lender to make or maintain Eurodollar Loans as contemplated by this Credit Agreement, (a) such Lender shall promptly give written notice of such circumstances to the Borrower and the Agent (which notice shall be withdrawn whenever such circumstances no longer exist), (b) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert a Base Rate Loan to Eurodollar Loans shall forthwith be canceled and, until such time as it shall no longer be unlawful or impossible for such Lender to make or maintain Eurodollar Loans, such Lender shall then have a commitment only to make a Base Rate Loan when a Eurodollar Loan is requested and (c) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 3.7.

3.7 Funding Indemnity.

The Borrower hereby indemnifies each of the Lenders against any loss or expense (including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain a Eurodollar Loan or from fees payable to terminate the deposits from which such funds were obtained)

arising from or attributable to such Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan (a) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a Eurodollar Loan, (b) due to any failure of the Borrower to borrow, continue or convert on a date specified therefor in the Notice of Borrowing or Notice of Extension/Conversion or (c) due to any payment, prepayment or conversion of any Eurodollar Loan on a date other than the last day of the Interest Period therefor. The amount of such actual loss or expense shall be determined, in the applicable Lender’s sole discretion, based upon the assumption that such Lender funded its allocation of the Eurodollar Loans in the London interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Agent and shall be conclusively presumed to be correct save for manifest error.

3.8 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Credit Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Credit Agreement shall be restricted as set forth in the definition of Required Lenders and Section 13.9.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X or otherwise, and including any amounts made available to Agent for the account of that Defaulting Lender pursuant to Section 13.17), will be applied at such time or times as may be determined by Agent as follows: FIRST, to the payment of any amounts owing by that Defaulting Lender to Agent hereunder; SECOND, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Credit Agreement, as determined by Agent; THIRD, if so determined by Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy obligations of that Defaulting Lender to fund Loans under this Credit Agreement; FOURTH, to the payment of any amounts owing to the Lending Parties as a result of any judgment of a court of competent jurisdiction obtained by any Lending Party against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Credit Agreement; FIFTH, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Credit Agreement; and SIXTH, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (2) such Loans were made at a time when the conditions set forth in Section 4.1 were satisfied or waived, such payment will be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 3.8(a)(ii) will be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(b) Defaulting Lender Cure. If the Borrower and Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their allocations as if the related breach had not occurred, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE IV

CONDITIONS PRECEDENT

4.1 Closing Conditions.

The Closing shall occur upon the satisfaction or waiver by the Agent in its reasonable discretion, on or before the Closing Date, of the conditions precedent set forth in this Section 4.1:

(a) Executed Credit Documents. Receipt by the Agent of duly executed counterparts of this Credit Agreement, the Guaranty Agreement, the Security Agreement, the Pledge Agreement, and all other Credit Documents, together with all amendments, waivers or other modifications thereto, each in form and substance acceptable to the Agent in its reasonable discretion.

(b) Financial Statements. Receipt by the Agent and the Lenders of the Financials.

(c) Solvency Certificate. Receipt by the Agent of the Solvency Certificate.

(d) Secretary’s Certificate. Receipt by the Agent, in respect of each Credit Party, (i) sufficient copies of each organizational document of each Credit Party, and, to the extent applicable, certified as of the Closing Date or a recent date prior thereto by the appropriate Governmental Authority, (ii) signature and incumbency certificates of the officers of such Credit Party, or the managing member or general party of such Credit Party, (iii) resolutions of the board of directors or similar governing body of such Credit Party approving and authorizing the execution, delivery and performance of this Credit Agreement and the other Credit Documents and the Acquisition Documentation to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment, (iv) a good standing certificate from the applicable Governmental Authority of such Credit Party’s jurisdiction of incorporation, organization or formation, (v) signature and incumbency certificates of one or more officers of the Borrower who are authorized to execute Notices of Borrowing delivered under this Credit Agreement and (vi) evidence in form and substance reasonably satisfactory to the Agent that all of the steps necessary to consummate the Closing Date Merger immediately following the funding of the Loans have been completed, including the Closing Date Merger having been pre-cleared with the Office of the Secretary of State of Delaware.

(e) Opinions of Counsel. Receipt by the Agent of an opinion of Kirkland & Ellis LLP, special counsel to the Credit Parties (which shall cover, among other things, authority, legality, validity, binding effect, no conflicts with organization documents or other agreements, enforceability, and attachment and perfection of Liens), reasonably satisfactory to the Required Lenders, addressed to the Agent and the Lenders and dated the Closing Date.

(f) Governmental, Shareholder and Third Party Consents. Receipt by the Agent of evidence that all governmental, shareholder and third party consents and approvals necessary in connection with the transactions contemplated hereby and expiration of all applicable waiting periods without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on such transactions or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of the Agent could have such effect.

(g) Officer’s Certificates. Receipt by the Agent of a certificate or certificates of Holdings executed by an Executive Officer as of the Closing Date stating that (i) after giving effect to the making of the Loans and application of the proceeds thereof, each Credit Party is in compliance with all existing financial obligations, (ii) all governmental, shareholder and third party consents and approvals, if any, with respect to the Credit Documents, the Acquisition Documentation and the transactions contemplated thereby have been obtained, (iii) no action, suit, investigation or proceeding is pending or threatened in any court or before any arbitrator or governmental instrumentality that purports to affect any Credit Party or any transaction contemplated by the Credit Documents, if such action, suit, investigation or proceeding could reasonably be expected to have a Material Adverse Effect and (iv) on the Closing Date, (A) no Default or Event of Default exists or will exist, (B) the condition set forth in Section 4.1(l) is satisfied, (C) the Borrower is in compliance with the financial covenant set forth in Article VII, (D) all documents and certificates delivered pursuant to this Section 4.1 are true and correct and in force and effect as of the Closing Date, and (E) each of the conditions set forth in this Section 4.1 has been satisfied.

(h) Fees and Expenses. Payment by the Borrower of all fees and expenses owed by the Borrower to the Lenders, the Agent, and Agent’s counsel (including, without limitation, payment to the Agent of the fees set forth in the Fee Letter) that are due and payable on or prior to the Closing Date.

(i) Anti-Money Laundering Information. Each of the Credit Parties shall have provided to the Agent and the Lenders the documentation and other information requested by the Agent in order to comply with requirements under applicable “know your customer” rules and regulations and Anti-Money Laundering Laws (including, without limitation, the USA Patriot Act).

(j) Notice of Borrowing. On the date of the making of the Loans, the Agent shall have received the Notice of Borrowing.

(k) Consummation of Related Transactions.

(i) The Acquisition Transactions shall have been or, concurrently with the Closing Date shall be, consummated in accordance with the terms of the Acquisition Documentation without giving effect to any amendment, modifications, consents or waivers thereto that are materially adverse to the interests of the Lenders without the consent of the Required Lenders; provided that any increase in the purchase price under the Acquisition Documentation funded solely with an increase in the Equity Contribution shall not be deemed to be materially adverse to the Lenders.

(ii) The Agent shall have received a fully executed or conformed copy of the Acquisition Documentation and any documents executed in connection therewith. The Acquisition Documentation shall be in full force and effect, and no provision thereof shall have been amended, modified or waived in any respect determined by the Agent to be materially adverse to the interests of the Lenders, in each case without the consent of the Required Lenders.

(iii) The Equity Contribution Transactions shall have been or, substantially concurrently with the Closing Date shall be, consummated.

(iv) (x) TLP Equity Holdings, LLC and Holdings shall each have contributed, directly or indirectly, 100% of their common units in New TM Sub to the Borrower and (y) Holdings shall have contributed 100% of its interests in TLP Management Services LLC to the Borrower.

(l) Representations and Warranties. The Acquisition Agreement Representations and the Specified Representations shall be true and correct in all material respects (or, if qualified by “materiality”, “Material Adverse Effect” or similar language, in all respects (after giving effect to such qualification)) on and as of the Closing Date; provided that a failure of any Acquisition Agreement Representation to be true and correct shall not result in a failure of the condition to the initial availability of the Loans on the Closing Date, unless a Credit Party (or its Affiliate) has the right to terminate (taking into account any applicable cure periods) its (or its applicable Affiliate’s) obligations under the Acquisition Agreement or to decline to consummate the Acquisition Transaction as a result of a breach of such representations or warranties or the failure of such representations or warranties results in a failure of a condition precedent to its obligations to consummate the Acquisition Transactions.

(m) [reserved].

(n) OpCo Credit Agreement. The OpCo Credit Agreement shall be in full force and effect and no amendments that would reasonably be expected to result in a Material Adverse Effect shall have been made since the date hereof (it being understood that any change to the definition of “Total Leverage Ratio” or any of its component definitions in the OpCo Credit Agreement since the date hereof shall be deemed to result in a Material Adverse Effect).

ARTICLE V

REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to enter into this Credit Agreement, and to make available the credit facilities contemplated hereby, the Borrower and (by execution and delivery of the Guaranty Agreement and incorporation by reference therein) the Guarantor hereby represents and warrants to the Lenders as of the Closing Date and on the date of each extension of credit hereunder, as follows (it being understood and agreed that the representations and warranties made on the Closing Date are deemed to be made concurrently with, and after giving effect to, the consummation of the Related Transactions):

5.1 Organization and Qualification.

Such Credit Party and each of its Restricted Subsidiaries (a) is a corporation, limited partnership, or limited liability company duly organized, validly existing and in good standing under the laws of the state of its organization, (b) has the power and authority to own its properties and assets and to transact the businesses in which it is presently, or proposes to be, engaged, and (c) is duly qualified and is authorized to do business and is in good standing in every jurisdiction in which the failure to be so qualified could reasonably be expected to have a Material Adverse Effect. Schedule 5.1 contains the exact legal name of each Credit Party as registered in its state of formation, its organizational number, if any, and a true, correct and complete list of all jurisdictions in which such Credit Party and its Restricted Subsidiaries are qualified to do business as a foreign corporation or foreign limited liability company, and its domicile, principal places of business and chief executive office, in each case, as of the Closing Date and after giving effect to the consummation of the Specified Transactions.

5.2 Solvency.

The Borrower is Solvent and Holdings and its Restricted Subsidiaries, on a consolidated basis, are Solvent.

5.3 Liens.

There are no Liens in favor of third parties with respect to any of the Collateral other than Permitted Liens. Upon the proper filing of financing statements and the proper recordation of other applicable documents with the appropriate filing or recordation offices in each of the necessary jurisdictions, the security interests granted pursuant to the Credit Documents constitute and shall at all times constitute, as required pursuant to the Credit Documents, valid and enforceable first, prior and perfected Liens on the Collateral (other than Permitted Liens). The Credit Parties are, or will be at the time additional Collateral is acquired by them, the absolute owners of the Collateral with full right to pledge, sell, consign, transfer and create a Lien therein, free and clear of any and all Liens in favor of third parties, except Permitted Liens.

5.4 No Conflict.

The execution and delivery by the Borrower of this Credit Agreement and by the Credit Parties of each of the other Credit Documents executed and delivered in connection herewith and the performance of the obligations of such Credit Party hereunder and thereunder, as applicable, and the consummation by such Credit Party of the transactions contemplated hereby and thereby: (a) are within the corporate or other organizational, as the case may be, powers of such Credit Party; (b) are duly authorized by the Board of Directors or similar managing body of such Credit Party; (c) are not in contravention of the terms of the organizational documents of such Credit Party or of any material indenture, agreement, mortgage, deed of trust, loan agreement, credit agreement or other material agreement or instrument to which such Credit Party is a party or by which such Credit Party or its material properties are bound; (d) do not require the consent, registration or approval of any Governmental Authority or any other Person (except such as have been duly obtained, made or given, and are in full force and effect), except for minor matters where failure would not have or be reasonably expected to cause a material adverse effect on the ability of the Agent to exercise rights, powers and remedies with respect to the Collateral; (e) do not contravene any statute, law, ordinance regulation, rule, order or other governmental restriction applicable to or binding upon such Credit Party, except for minor matters where failure would not have or be reasonably expected to cause a material adverse effect on the ability of the Agent to exercise rights, powers and remedies with respect to the Collateral; and (f) will not, except as contemplated herein for the benefit of the Agent on behalf of the Lenders, result in the imposition of any Liens (other than Permitted Liens) upon any property of such Credit Party under any existing indenture, mortgage, deed of trust, loan or credit agreement or other material agreement or instrument to which such Credit Party is a party or by which it or any of its property may be bound or affected.

5.5 Enforceability.

The Credit Agreement and all of the other Credit Documents to which such Credit Party is party are the legal, valid and binding obligations of such Credit Party and are enforceable against such Credit Party in accordance with their terms except as such enforceability may be limited by (a) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and (b) general principles of equity.

5.6 Financial Data; Material Adverse Change.

(a) The Borrower has furnished to the Lenders the following financial statements (the “Financials”): (i) audited consolidated balance sheets and related statements on income and cash flow for TransMontaigne Partners L.P. and its Subsidiaries for the fiscal years ended December 31 of 2015, 2016 and 2017 and (ii) unaudited consolidated balance sheets and related statements of income and cash flow of TransMontaigne Partners L.P. and its Subsidiaries for the fiscal quarters ending March 31 and June 30 of 2018. The Financials are and the historical financial statements to be furnished to the Lenders in accordance with Section 6.1 below will be in accordance with the books and records of TransMontaigne Partners L.P. and its consolidated Restricted Subsidiaries and fairly present the financial condition of each of TransMontaigne Partners L.P. and its consolidated Restricted Subsidiaries at the dates thereof and the results of operations for the periods indicated (subject, in the case of unaudited financial statements, to normal year-end adjustments), and such financial statements have been and will be prepared in conformity with GAAP consistently applied throughout the periods involved, except as provided in Section 6.1.

(b) Since the date of the Financials, there have been no changes in the condition, financial or otherwise, of Holdings or any of its consolidated Restricted Subsidiaries as shown on the balance sheets of Holdings and its consolidated Restricted Subsidiaries, except (i) as contemplated herein and (ii) for changes in the ordinary course of business or resulting from transactions permitted under this Credit Agreement (none of which individually or in the aggregate constitutes a Material Adverse Change, or, if a Material Adverse Change occurred, it has been satisfactorily resolved by the Required Lenders or the Agent, as applicable).

5.7 Fictitious Business Names.

No Credit Party has used any corporate or fictitious name during the five (5) years preceding the date hereof, other than the corporate name shown on its or such Credit Party’s articles or certificate of incorporation or formation.

5.8 Subsidiaries.

As of the Closing Date, the only direct or indirect Subsidiaries of Holdings are those listed on Schedule 5.8. As of the Closing Date, the Persons identified on Schedule 5.8 are the record and beneficial owners of all of the shares of Capital Stock of each of the Persons listed on Schedule 5.8 as being owned by thereby, there are no proxies, irrevocable or otherwise, with respect to such shares, and no equity securities of any of such Persons are or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any Capital Stock of any such Person, and there are no contracts, commitments, understandings or arrangements by which any such Person is or may become bound to issue additional shares of its Capital Stock or securities convertible into or exchangeable for such shares. All of such shares are owned by such Persons free and clear of any Liens other than Permitted Liens and, in the case of the OpCo Obligors, Liens permitted under the Existing OpCo Facilities Documents.

5.9 No Judgments or Litigation.

Other than as disclosed on Schedule 5.9, no judgments, orders, writs or decrees are outstanding against such Credit Party or any of its Subsidiaries nor is there now pending or, to the best of such Credit Party’s knowledge after due inquiry, threatened any litigation, contested claim, investigation, arbitration, or governmental proceeding by or against such Credit Party or any of its Subsidiaries except judgments and pending or threatened litigation, contested claims, investigations, arbitrations and governmental proceedings which could not reasonably be expected to have a Material Adverse Effect. The matters disclosed on Schedule 5.9 are provided by the Credit Parties for information purposes only and none of such matters, individually or in the aggregate, could, as of the Closing Date, reasonably be expected to have a Material Adverse Effect for the purposes described in this Section 5.9; provided, however, if at any time after the Closing Date the representations set forth in this Section 5.9 become untrue with respect to the matters described on Schedule 5.9, individually or in the aggregate, no Event of Default shall be deemed to have occurred on the Closing Date, notwithstanding anything to the contrary set forth in Section 10.1(b), unless such representations were untrue in any material respect on the Closing Date.

5.10 No Defaults.

Neither such Credit Party nor any of its Subsidiaries is in default under any term of any indenture, contract, lease, agreement, instrument or other commitment to which any of them is a party or by which any of them is bound which default has had or could be reasonably expected to have a Material Adverse Effect. Such Credit Party knows of no dispute regarding any indenture, contract, lease, agreement, instrument or other commitment which could reasonably be expected to have a Material Adverse Effect.

5.11 No Employee Disputes.

There are no controversies pending or, to the best of such Credit Party’s knowledge after diligent inquiry, threatened between such Credit Party or any of its Subsidiaries and any of their respective employees, other than those arising in the ordinary course of business which could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.12 Compliance with Law.

Neither such Credit Party nor any of its Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule or order of any foreign, federal, state or local government, or any other Governmental Authority or any self-regulatory organization, or any judgment, decree or order of any court, applicable to its business or operations except where the aggregate of all such violations or failures to comply could not reasonably be expected to have a Material Adverse Effect. The conduct of the business of such Credit Party and each of its Subsidiaries is in conformity with all securities, commodities, energy, public utility, zoning, building code, health, OSHA and environmental requirements and all other foreign, federal, state and local governmental and regulatory requirements and requirements of any self-regulatory organizations, except where such non-conformities could not reasonably be expected to have a Material Adverse Effect. Neither such Credit Party nor any of its Subsidiaries has received any notice to the effect that, or otherwise been advised that, it is not in compliance with, and neither such Credit Party nor any of its Subsidiaries has any reason to anticipate that any currently existing circumstances are likely to result in the violation of any such statute, law, ordinance, regulation, rule, judgment, decree or order which failure or violation could reasonably be expected to have a Material Adverse Effect.

5.13 ERISA.

As of the Closing Date, none of such Credit Parties nor any of their Subsidiaries or ERISA Affiliates maintains or contributes to any Benefit Plans or Multiemployer Plans other than those listed on Schedule 5.13. Each Benefit Plan and Multiemployer Plan has been and is being maintained and, if applicable, funded in accordance with its terms and in compliance in all material respects with all provisions of ERISA and the Internal Revenue Code applicable thereto. Such Credit Party, each of its Subsidiaries and each of its ERISA Affiliates has fulfilled all obligations related to the minimum funding standards of ERISA and the Internal Revenue Code for each Benefit Plan, is in compliance in all material respects with the currently applicable provisions of ERISA and of the Internal Revenue Code and has not incurred any liability (other than routine liability for premiums) under Title IV of ERISA. No Termination Event has occurred nor has any other event occurred that might reasonably be expected to result in such a Termination Event.

5.14 Compliance with Environmental Laws.

Except where the aggregate of all such violations or failures to comply could not reasonably be expected to have a Material Adverse Effect (a) the operations of such Credit Party and each of its Restricted Subsidiaries comply with all applicable federal, state or local environmental, health and safety statutes, regulations, or ordinances, and (b) none of the operations of such Credit Party or any of its Restricted Subsidiaries is the subject of any judicial or administrative proceeding alleging the violation of any federal, state or local environmental, health or safety statute, regulation, direction, ordinance, criteria or guidelines. Except as could not reasonably be expected to have a Material Adverse Effect, to the knowledge of each Credit Party and any of its Restricted Subsidiaries, none of the operations of such Credit Party or any of its Restricted Subsidiaries is the subject of any federal or state investigation evaluating whether such Credit Party or any of its Restricted Subsidiaries disposed any hazardous or toxic waste, substance or constituent or other substance at any site that may require remedial action, or any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any hazardous or toxic waste, substance or constituent, or other substance into the environment. Except as disclosed on Schedule 5.14 and except for any notices required in connection with any environmental permits or annual reporting requirements in the ordinary course of business, neither such Credit Party nor any of its Restricted Subsidiaries have filed any notice under any federal or state law indicating past or present treatment, storage or disposal of a hazardous waste or reporting a spill or release of a hazardous or toxic waste, substance or constituent, or other substance into the environment. Except as could not reasonably be expected to have a Material Adverse Effect, neither such Credit Party nor any of its Restricted Subsidiaries have any contingent liability of which such Credit Party has knowledge in connection with any release of any hazardous or toxic waste, substance or constituent, or other substance into the environment, nor has such Credit Party or any of its Restricted Subsidiaries received any notice or letter advising it of potential liability arising from the disposal of any hazardous or toxic waste, substance or constituent or other substance into the environment. The matters disclosed on Schedule 5.14 are provided by the Credit Parties for information purposes only and none of such matters, individually or in the aggregate, could, as of the Closing Date, reasonably be expected to have a Material Adverse Effect for the purposes described in this Section 5.14; provided, however, if at any time after the Closing Date the representations set forth in this Section 5.14 become untrue with respect to the matters described on Schedule 5.14, individually or in the aggregate, no Event of Default shall be deemed to have occurred on the Closing Date, notwithstanding anything to the contrary set forth in Section 10.1(b), unless such representations were untrue in any material respect on the Closing Date.

5.15 Use of Proceeds.

All proceeds of the Loans will be used only in accordance with Section 6.8.

5.16 Intellectual Property.

Such Credit Party and each of its Restricted Subsidiaries possesses adequate assets, licenses, patents, patent applications, copyrights, service marks, trademarks and tradenames to continue to conduct its business as heretofore conducted by it. As of the Closing Date, Schedule 5.16 sets forth (a) all of the federal, state and foreign registrations of trademarks, service marks and other marks, trade names or other trade rights of such Credit Party and its Restricted Subsidiaries, and all pending applications for any such registrations, (b) all of the patents and copyrights of such Credit Party and its Restricted Subsidiaries and all pending applications therefor and (c) all other trademarks, service marks and other marks, trade names and other trade rights used by such Credit Party or any of its Restricted Subsidiaries in connection with their businesses, in each case necessary for the conduct of such Credit Party’s and such Credit Party’s or Restricted Subsidiaries’ business (collectively, the “Proprietary Rights”). As of the Closing Date, such Credit Party and its Restricted Subsidiaries are collectively the owners of each of the trademarks listed on Schedule 5.16 as indicated on such schedule, and, except as otherwise disclosed on Schedule 5.16, no other Person has the right to use any of such marks in commerce either in the identical form or in such near resemblance thereto as may be likely to cause confusion or to cause mistake or to deceive. As of the Closing Date, each of the trademarks listed on Schedule 5.16 is a federally registered trademark of such Credit Party or its Restricted Subsidiaries having the registration number and issue date set forth on Schedule 5.16, except as otherwise disclosed on Schedule 5.16. As of the Closing Date, the Proprietary Rights listed on Schedule 5.16 are all those used in the businesses of such Credit Party and its Restricted Subsidiaries. As of the Closing Date, except as disclosed on Schedule 5.16, no person has a right to receive any royalty or similar payment in respect of any Proprietary Rights pursuant to any contractual arrangements entered into by such Credit Party, or any of its Restricted Subsidiaries and no person otherwise has a right to receive any royalty or similar payment in respect of any such Proprietary Rights except as disclosed on Schedule 5.16. As of the Closing Date, except as otherwise disclosed on Schedule 5.16, neither such Credit Party nor any of its Restricted Subsidiaries has granted any license or sold or otherwise transferred any interest in any of the Proprietary Rights to any other person. The use of each of the Proprietary Rights by such Credit Party and its Subsidiaries is not infringing upon or otherwise violating the rights of any third party in or to such Proprietary Rights, and no proceeding has been instituted against or notice received by such Credit Party or any of its Subsidiaries that are presently outstanding alleging that the use of any of the Proprietary Rights infringes upon or otherwise violates the rights of any third party in or to any of the Proprietary Rights. Neither such Credit Party nor any of its Subsidiaries has given notice to any Person that it is infringing on any of the Proprietary Rights and to the best of such Credit Party’s knowledge, no Person is infringing on any of the Proprietary Rights. All of the Proprietary Rights of such Credit Party and its Subsidiaries are valid and enforceable rights of such Credit Party and its Subsidiaries and will not cease to be valid and in full force and effect by reason of the execution and delivery of this Credit Agreement or the Credit Documents or the consummation of the transactions contemplated hereby or thereby.

5.17 Licenses and Permits.

Such Credit Party and each of its Restricted Subsidiaries have obtained and hold in full force and effect, all material franchises, licenses, leases, permits, certificates, authorizations, qualifications, easements, rights of way and other rights and approvals which are necessary for the operation of their businesses as presently conducted and as proposed to be conducted and whose absence or failure to obtain could reasonably be expected to have a Material Adverse Effect. Neither of such Credit Party nor any of its Restricted Subsidiaries is in violation of the terms of any such franchise, license, lease, permit, certificate, authorization, qualification, easement, right of way, right or approval in any such case which could reasonably be expected to have a Material Adverse Effect.

5.18 Title to Property.

Such Credit Party has to its best knowledge (i) defensible fee simple title to or valid leasehold interests in all of its real property, and (ii) defensible title to all of its other property (including without limitation, all real and other property in each case as reflected in the Financials delivered to the Agent hereunder), other than properties disposed of in the ordinary course of business or in any manner otherwise permitted under this Credit Agreement since the date of the most recent audited consolidated balance sheet of such Credit Party, and in each case subject to no Liens other than Permitted Liens and such other defects in title as are minor in nature and such defects do not constitute a Lien that secures Indebtedness and do not have or would reasonably be expected to cause a material adverse effect on the ability of the Agent to exercise rights, powers and remedies with respect to the Collateral. Such Credit Party and its Restricted Subsidiaries, to the best of their respective knowledge, enjoy peaceful and undisturbed possession of all its real property, except for minor matters that do not have or would reasonably be expected to cause a material adverse effect on the ability of the Agent to exercise rights, powers and remedies with respect to the Collateral, and there is no pending or, to the best of their knowledge, threatened condemnation proceeding relating to any such real property. No material default exists under any leased real property to the extent such default would reasonably be expected to have a Material Adverse Effect. All of the structures and other tangible assets owned, leased or used by such Credit Party or any of its Restricted Subsidiaries in the conduct of their respective businesses are (a) insured to the extent and in a manner that is customary, (b) structurally sound with no known defects which have or could reasonably be expected to have a Material Adverse Effect, (c) in good operating condition and repair, subject to ordinary wear and tear and except to the extent failure could not reasonably be expected to have a Material Adverse Effect, (d) not in need of maintenance or repair except for ordinary, routine maintenance and repair the cost of which is immaterial and except to the extent failure to so maintain and repair could not reasonably be expected to have a Material Adverse Effect, (e) sufficient for the operation of the businesses of such Credit Party and its Restricted Subsidiaries as currently conducted, except to the extent failure to be so sufficient could not reasonably be expected to have a Material Adverse Effect and (f) in conformity with all Applicable Laws, ordinances, orders, regulations and other requirements (including applicable zoning, environmental, motor vehicle safety, occupational safety and health laws and regulations) relating thereto, except where the failure to conform could not reasonably be expected to have a Material Adverse Effect.

5.19 Labor Matters.

Neither such Credit Party nor any of its Subsidiaries is engaged in any unfair labor practice which could reasonably be expected to have a Material Adverse Effect. There is (a) no material unfair labor practice complaint pending against such Credit Party or any of its Subsidiaries or, to the best knowledge of such Credit Party, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under collective bargaining agreements that has or could reasonably be expected to have a Material Adverse Effect is so pending against such Credit Party or any of its Subsidiaries or, to the best knowledge of such Credit Party, threatened against any of them, (b) no strike, labor dispute, slowdown or stoppage pending against either of such Credit Party or any of its Subsidiaries or, to the best knowledge of such Credit Party, threatened against any of them, and (c) no union representation questions with respect to the employees of such Credit Party or any Subsidiaries and no union organizing activities.

5.20 Investment Company, Etc.

Neither such Credit Party nor any of its Subsidiaries is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act, or (b) subject to any other law which regulates or restricts its ability to borrow money or to consummate the transactions contemplated by this Credit Agreement or the other Credit Documents or to perform its obligations hereunder or thereunder.

5.21 Margin Security.

Such Credit Party does not own any margin stock and no portion of the proceeds of any Loans shall be used by such Credit Party for the purpose of purchasing or carrying any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System) or for any purpose which violates the provisions or Regulation U, of said Board of Governors or for any other purpose in violation of any applicable statute or regulation, or of the terms and conditions of this Credit Agreement.

5.22 No Event of Default.

No Default or Event of Default has occurred and is continuing.

5.23 Taxes and Tax Returns.

Each Credit Party and each Subsidiary thereof has duly filed, or caused to be filed, all material Tax returns (federal, state, local and foreign, including relating to excise Taxes) required by Applicable Law to be filed and paid all amounts of Taxes shown thereon to be due (including interest and penalties) and has paid all other material Taxes, fees, assessments and other governmental charges (including mortgage recording Taxes, documentary stamp Taxes and intangibles Taxes) owing by it or in respect of its property, income, profits and assets, except for such Taxes (a) that are not yet delinquent or (b) that are being appropriately contested in good faith by appropriate proceedings, and against which adequate reserves are being maintained in accordance with GAAP. None of the Credit Parties has actual knowledge of any written proposed material Tax assessments against it or any other Credit Party.

5.24 No Other Indebtedness.

Such Credit Party has no Indebtedness except for Permitted Indebtedness.

5.25 Survival of Representations.

All representations made by such Credit Party in this Credit Agreement (including by incorporation by reference in the Guaranty Agreement) and in any other Credit Document shall survive the execution and delivery hereof and thereof.

5.26 Affiliate Transactions.

Except as set forth on Schedule 5.26 or as permitted by Section 8.6, neither such Credit Party nor any of its Subsidiaries is a party to or bound by any agreement or arrangement (whether oral or written) to which any Affiliate of such Credit Party or any of its Subsidiaries is a party except (a) in the ordinary course of and pursuant to the reasonable requirements of such Credit Party’s or such Subsidiary’s business and (b) upon fair and reasonable terms no less favorable to such Credit Party and such Subsidiary than it could obtain in a comparable arm’s-length transaction with an unaffiliated Person.

5.27 Accuracy and Completeness of Information.

(a) All factual information (other than financial projections and other forward-looking information and information of a general economic or industry specific nature) heretofore, contemporaneously or hereafter furnished by or on behalf of the Credit Parties or any of their respective Subsidiaries in writing to the Agent, any Lender, or the Independent Accountant for purposes of or in connection with this Credit Agreement or any Credit Documents, or any transaction contemplated hereby or thereby is or will be (when taken as a whole) complete and correct in all material respects and does not or will not (when taken as a whole) contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading and (b) all financial projections concerning the Credit Parties or any of their respective Subsidiaries that have been or will be made available to the Agent, any Lender, or the Independent Accountant for purposes of or in connection with this Credit Agreement or any Credit Documents, or any transaction contemplated hereby or thereby have been or will be prepared in good faith based upon assumptions believed by such Credit Parties or such Subsidiaries, as applicable, to be reasonable at the time made available to the Agent, any Lender, or the Independent Accountant, as applicable, it being understood that projections by their very nature are inherently uncertain, actual results may vary materially from the projections concerning the Credit Parties or any of their respective Subsidiaries that have been or will be made available to the Agent, any Lender, or the Independent Accountant, as applicable, and no assurance can be given that such projections will be realized.

5.28 Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions.

(a) None of (i) Holdings, any Subsidiary (including the Borrower) or, to the knowledge of Holdings or such Subsidiary (including the Borrower), any of their respective directors, officers, employees or controlled Affiliates, or (ii) to the knowledge of Holdings or such Subsidiary (including the Borrower), any agent or representative of Holdings or any Subsidiary (including the Borrower) that will act in any capacity in connection with or benefit from the Credit Documents, (A) is a Sanctioned Person or currently the subject or target of any Sanctions, (B) is controlled by or is acting on behalf of a Sanctioned Person, (C) has its assets located in a Sanctioned Country, (D) is under administrative, civil or criminal investigation for an alleged violation of, or received notice from or made a voluntary disclosure to any governmental entity regarding a possible violation of, Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions by a governmental authority that enforces Sanctions or any Anti-Corruption Laws or Anti-Money Laundering Laws, or (E) directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons.

(b) Each of Holdings and its Subsidiaries (including the Borrower) has implemented and maintains in effect policies and procedures designed to ensure compliance by Holdings and its Subsidiaries (including the Borrower) and their respective directors, officers, employees, agents and controlled Affiliates with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.

(c) Each of Holdings and its Subsidiaries (including the Borrower), and, to the knowledge of Holdings or such Subsidiary, each director, officer, employee, agent and controlled Affiliate of Holdings and each such Subsidiary, is in compliance with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.

(d) No proceeds of the Loans or other transactions contemplated by this Credit Agreement have been used, directly or indirectly, by Holdings, any of its Subsidiaries (including the Borrower) or any of its or their respective directors, officers, employees and agents in violation of Section 6.8(b).

5.29 Force Majeure.

None of any Credit Parties’ business is suffering from effects of fire, accident, strike, drought, storm, earthquake, embargo, tornado, hurricane, act of God, acts of a public enemy or other casualty that would reasonably be likely to have a Material Adverse Effect.

ARTICLE VI

AFFIRMATIVE COVENANTS

From the Closing Date and until all of the Credit and Collateral Termination Events have occurred, each Credit Party agrees that, unless the Required Lenders shall have otherwise consented in writing:

6.1 Financial Information.

The Borrower will furnish to the Agent on behalf of the Lenders the following information within the following time periods:

(a) for each fiscal year, commencing with the fiscal year ended December 31, 2018, within ninety (90) days (or one hundred twenty (120) days for the first fiscal year ending after the Closing Date) after the last day of such fiscal year, the audited consolidated balance sheets and statements of income and retained earnings and of changes in cash flow of Holdings and its consolidated Subsidiaries, for such year, each setting forth in comparative form the corresponding figures for the preceding year, prepared in accordance with GAAP, and accompanied by a report and unqualified opinion of an Independent Accountant selected by Holdings and approved by the Agent (which shall not be limited as to the scope of the audit or qualified as to the status of Holdings and its consolidated Subsidiaries as a going concern);

(b) within forty-five (45) days (or sixty (60) days for the fiscal quarter ending March 31, 2019) after the end of each fiscal quarter of Holdings other than the final fiscal quarter of each fiscal year, unaudited consolidated financial statements of Holdings and its consolidated Subsidiaries as of the end of such period and for such period then ended and for the period from the beginning of the current fiscal year to the end of such period, setting forth in comparative form the corresponding figures for the comparable period in the preceding fiscal year, prepared in accordance with GAAP (except that such quarterly statements need not include footnotes) and certified by an Executive Officer;

(c) within thirty (30) days (or forty-five (45) days for the first three months ending after the Closing Date) after the end of each fiscal month of Holdings, unaudited consolidated financial statements of Holdings and its consolidated Subsidiaries as of the end of such period and for such period then ended and for the period from the beginning of the current fiscal year to the end of such period, setting forth in comparative form the corresponding figures for the comparable period in the preceding fiscal year, prepared in accordance with GAAP (except that such monthly statements need not include footnotes) and certified by an Executive Officer;

(d) at the time of delivery of each quarterly and annual statement, a Compliance Certificate executed by an Executive Officer (i) stating that such officer has caused this Credit Agreement to be reviewed and has no knowledge of any Default by Holdings or any other Credit Party under this Credit Agreement or any other Credit Document, during, or at the end of, as applicable, such quarter, or year, or, if such officer has such knowledge, specifying each Default and the nature thereof, and (ii) showing compliance by the Credit Parties as of the date of such statement with the covenant set forth in Article VII, and calculations (which shall include detailed descriptions of any adjustments made to Consolidated EBITDA in form and substance reasonably satisfactory to Agent) in such form and detail as the Borrower and Agent may agree for such covenants shall be included;

(e) promptly upon receipt thereof, copies of all management letters which are submitted to Holdings by its Independent Accountant in connection with any annual or interim audit of the books of Holdings or its consolidated Subsidiaries made by such accountants;

(f) as soon as practicable but, in any event, within ten (10) Business Days after the issuance thereof, to the extent not electronically filed and publicly available, copies of such other financial statements and reports as Holdings shall send to its limited partnership unit holders as such; provided that it is acknowledged and agreed that nothing in this Credit Agreement shall require Holdings or any of its affiliates to provide Forms K-1 or other similar limited partner tax information or any confidential or legally protected personal information relating to its limited partners to the Agent or the Lenders or any other Person;

(g) promptly and in any event within five (5) Business Days after becoming aware of the occurrence of a Default or Event of Default, a certificate of an Executive Officer specifying the nature thereof and the Credit Parties’ proposed response thereto, each in reasonable detail;

(h) no later than five (5) days after the delivery of the financial statements required by Section 6.1(a) and Section 6.1(b), a narrative report and management’s discussion and analysis of the financial condition and results of operations for Holdings for the most recently ended fiscal year or the most recently ended fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as applicable, as compared to the portion of any projections covering such periods and to the comparable periods of the previous fiscal year, which such report shall include, among any other information or explanation reasonably requested by the Required Lenders, an explanation of any revenues and Consolidated EBITDA, that would assist the Lender to better understand the results being reported;

(i) promptly and in any event within five (5) Business Days after delivery thereof, (i) any notice or report delivered to the agent or the lenders under the OpCo Credit Agreement and (ii) any periodic reports delivered to the direct or indirect equityholders of Holdings in respect of the OpCo Obligors;

(j) promptly upon an Executive Officer of the Borrower obtaining actual knowledge thereof, notice of a prospective “Default” or “Event of Default” (as defined in the OpCo Credit Agreement or the Senior Notes, as applicable) under the OpCo Credit Agreement or the Senior Notes which, in the Borrower’s sole judgment, would reasonably be expected to result in a bankruptcy, insolvency, arrangement, reorganization, receivership or similar case or proceeding with respect to it under any federal or state law; and

(k) with reasonable promptness, such other data as the Agent may reasonably request.

6.2 Corporate Existence.

Each Credit Party: (a) will (i) maintain its current corporate or other organizational existence, except as permitted by Section 8.4, (ii) maintain in full force and effect all licenses, permits, bonds, franchises, leases, contracts, patents, trademarks, copyrights and qualifications to do business, except as could not reasonably be expected to have a Material Adverse Effect; (b) will limit their operations to Permitted Lines of Business; and (c) will comply with all Applicable Laws and regulations of any federal, state or local Governmental Authority, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

6.3 Proceedings or Adverse Changes.

The Credit Parties will as soon as possible, and in any event within five (5) Business Days after any Executive Officer learns of the following, give written notice to the Agent of (i) any material proceeding(s) being instituted or threatened in writing to be instituted by or against any Credit Party or any of its Subsidiaries in any federal, state, local or foreign court or before any commission or other regulatory body (federal, state, local or foreign), if the amount involved is equal to or in excess of $10,000,000 and (ii) any event has occurred that has or could reasonably be expected to cause a Material Adverse Change. Provision of such notice by the Credit Parties will not constitute a waiver or excuse of any Default or Event of Default occurring as a result of such changes or events.

6.4 Books and Records; Inspection.

Each Credit Party will maintain books and records pertaining to the Collateral in such detail, form and scope as is consistent with good business practice. Each Credit Party agrees that the Agent or its agents may enter upon the premises of each Credit Party at any time and from time to time, during normal business hours, and at any time at all on and after the occurrence of an Event of Default, and which has not otherwise been waived by the Agent, for the purpose of (a) enabling the Agent’s internal auditors or outside third party designees to conduct any periodic field examinations at such Credit Party’s expense, (b) inspecting and/or copying (at such Credit Party’s expense) any and all records pertaining thereto, and (c) discussing the affairs, finances and business of any Credit Party or with any officers, employees and directors of any Credit Party with the Independent Accountant. The Lenders, in the reasonable discretion of the Agent, may accompany the Agent at their sole expense in connection with the foregoing inspections.

6.5 Security Interests.

(a) Each Credit Party will use commercially reasonable efforts to defend the Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein other than, with respect to Collateral that does not consist of Capital Stock of a Subsidiary or Joint Venture, Permitted Liens. Each Credit Party agrees to, and will cause the other Credit Parties to, comply with the requirements of all applicable state and federal laws necessary to grant to the Lenders and thereafter maintain valid and perfected first security interest in the Collateral as required by this Credit Agreement and the Security Documents. The Agent is hereby authorized by each Credit Party to file any financing statements in accordance with Section 5(f) of the Security Agreement. Each Credit Party agrees to take the following actions as the Agent may reasonably request, from time to time, by way of: reasonably cooperating with the Agent’s custodians; keeping stock records; paying claims, which might if unpaid, become a Lien (other than a Permitted Lien) on the Collateral except for claims which are being contested in good faith and performing such further acts as the Agent may reasonably require in order to effect the purposes of Security Documents. Subject to any limitation expressly set forth herein any and all reasonable fees, costs and expenses of whatever kind and nature (including any Taxes, reasonable attorneys’ fees or costs for insurance of any kind), which the Agent may incur with respect to the Collateral or the Obligations: in filing public notices; in preparing or filing documents; in protecting, maintaining, or preserving the Collateral or its interest therein; in enforcing or foreclosing the Liens hereunder, whether through judicial procedures or otherwise; or in defending or prosecuting any actions or proceedings arising out of or relating to its transactions with any Credit Party or any of its Restricted Subsidiaries under this Credit Agreement or any other Credit Document, will be borne and paid by the Credit Parties. If the same are not promptly paid by the Credit Parties upon presentation of correct, detailed invoices, the Agent may pay the same on the Credit Parties’ behalf, and the amount thereof shall be an Obligation secured hereby and due to the Agent on demand.

(b) The Credit Parties shall not change (i) any Credit Party’s legal name, (ii) the state in which any Credit Party’s chief executive office is located, (iii) any Credit Party’s organizational type, (iv) any Credit Party’s organizational identification number, if any, or (v) any Credit Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, dissolving, liquidating, reorganizing or organizing in any other jurisdiction, in each case, other than pursuant to a transaction permitted by Section 8.4), until (A) such Credit Party shall have given the Agent not less than thirty (30) days’ prior written notice (in the form of an officers’ certificate), or such lesser notice period agreed to by the Agent, of its intention so to do, clearly describing such change and providing such other information in connection therewith as the Agent may reasonably request and (B) such Credit Party shall have taken all action reasonably satisfactory to the Agent to maintain the perfection and priority of the security interest of the Agent in the Collateral, if applicable. Each Credit Party agrees to promptly provide the Agent with certified organizational documents of such Credit Party reflecting any of the changes described in the preceding sentence.

6.6 Taxes.

Each Credit Party will pay, when due, all Taxes levied or assessed against any Credit Party or any of the Collateral; provided, however, that unless such Taxes have become a federal tax or ERISA Lien on any of the assets of any Credit Party, in each case in an amount that would create an Event of Default, no such Tax, other than state excise taxes, need be paid if the same is being contested in good faith, by appropriate proceedings promptly instituted and appropriately conducted and if an adequate reserve or other appropriate provision shall have been made therefor as required in order to be in conformity with GAAP.

6.7 Compliance With Laws.

Each Credit Party will comply with all acts, rules, regulations, orders, directions and ordinances of any legislative, administrative or judicial body or official applicable to the Collateral or any part thereof, or to the operation of its business, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

6.8 Use of Proceeds.

(a) The proceeds of the Loans may be used by the Borrower solely (i) for working capital and general corporate purposes of the Credit Parties, (ii) to fund the Closing Date Acquisition, consummated the Related Transactions and pay Transaction Costs, and (iii) to pay fees and expenses related to the consummation of this Credit Agreement and related transactions; provided, however, that in any event, no portion of the proceeds of any such advances shall be used by any Credit Party for the purpose of purchasing or carrying any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System) or for any other purpose which violates the provisions or Regulation U of said Board of Governors or for any other purpose in violation of any applicable statute or regulation, or of the terms and conditions of this Credit Agreement.

(b) The Borrower will not request any extension of credit hereunder, and the Borrower shall not use, and shall ensure that Holdings, its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of the Loans or other transaction contemplated by this Credit Agreement, directly or indirectly, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture, partner or any other Person (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

6.9 Fiscal Year; Accounting Policies.

Each Credit Party agrees that it will not change its fiscal year from a year ending December 31 without the Agent’s prior written consent or unless required by law, in which case such Credit Party will give the Agent prompt written notice thereof. Subject to Section 1.2, each Credit Party agrees that it will provide prompt notice to the Agent of any material change to its accounting policies from those used to prepare the financial statements delivered pursuant to Section 4.1.

6.10 Compliance with Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions. Holdings will maintain in effect and enforce policies and procedures designed to ensure compliance by Holdings, its Subsidiaries and their respective directors, officers, employees and agents with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.

6.11 Lender Calls. Holdings and the Borrower will, upon the request of the Required Lenders, participate in quarterly conference calls of the Agent and the Lenders in connection with the delivery of the financial statements of Holdings and its Subsidiaries pursuant to Sections 6.1(a) and (b) at such time as may be agreed by the Borrower and the Required Lenders.

6.12 Conversion. Immediately after (and in any case prior to the end of the Business Day on which the Closing Date occurs) the consummation of the Acquisition Transactions, (i) TransMontaigne GP L.L.C. shall distribute its common units in TransMontaigne Partners L.P. to Holdings (the “Transferred GP Units”), (ii) Holdings shall contribute the Transferred GP Units to the Borrower, (iii) TransMontaigne Partners L.P. shall convert into a Delaware limited liability company pursuant to Section 17-219 of the Delaware Limited Partnership Act and shall change its name to TransMontaigne LLC and all common units owned by the Borrower shall be converted into limited liability company interests, (iv) the non-economic interest in TransMontaigne L.P. owned by TransMontaigne GP L.L.C. shall be cancelled and (v) TransMontaigne LLC shall be 100% owned by the Borrower. Each of the steps described in this Section 6.12 shall be effected pursuant to documentation in form and substance reasonably satisfactory to the Required Lenders.

ARTICLE VII

FINANCIAL COVENANTS

From the Closing Date and until all of the Credit and Collateral Termination Events have occurred, each Credit Party agrees that, unless the Required Lenders shall have otherwise consented in writing:

7.1 Minimum Debt Service Coverage Ratio.

Commencing on June 30, 2019, as of the last day of each Test Period, the Debt Service Coverage Ratio shall be equal to or greater than 1.10:1.00.

ARTICLE VIII

NEGATIVE COVENANTS

From the Closing Date and until all of the Credit and Collateral Termination Events have occurred, the Borrower and (by execution and delivery of the Guaranty Agreement and incorporation by reference therein) Holdings agree to perform or observe or cause to be performed or observed (as applicable) each of the obligations set forth in this Article IX, unless the Required Lenders shall have otherwise consented in writing:

8.1 Restrictions on Liens.

The Credit Parties shall not mortgage, assign, pledge, transfer or otherwise permit any Lien or judgment (whether as a result of a purchase money or title retention transaction, or other security interest, or otherwise) to exist on any of its assets or properties, whether real, personal or mixed, whether now owned or hereafter acquired, except for Permitted Liens.

8.2 Restrictions on Additional Indebtedness.

(a) The Credit Parties shall not incur, create, or suffer to exist any liability or Indebtedness other than Permitted Indebtedness.

(b) The Credit Parties shall not permit any OpCo Obligor or any of their other Restricted Subsidiaries to incur, create or suffer to exist any Funded Indebtedness other than (i) the Existing OpCo Facilities and (ii) other Indebtedness permitted under the OpCo Credit Agreement, including any increase in the “Revolving Credit Committed Amounts” (as defined in the OpCo Credit Agreement) thereunder, so long as, in the case of clause (i) and (ii), both (A) after giving pro forma effect to the incurrence of such Indebtedness and the use of proceeds thereof, the Total Leverage Ratio (as defined in the OpCo Credit Agreement on the date hereof) does not exceed 5.50:1.00 and (B) such Indebtedness is not issued to ArcLight or any of its Affiliates that are not OpCo Obligors or Subsidiaries of the OpCo Obligors.

8.3 Restrictions on Sale of Assets.

(a) The Credit Parties shall not make any Asset Disposition.

(b) The Credit Parties shall not permit any OpCo Obligor or any of their other Restricted Subsidiaries to make any “Asset Disposition” (as defined in the OpCo Credit Agreement) unless such “Asset Disposition” is for Fair Market Value.

8.4 No Corporate Changes. The Credit Parties shall not:

(a) merge or consolidate with any Person;

(b) alter or modify any Credit Party’s Articles or Certificate of Incorporation or other equivalent organizational document or form of organization in any manner materially adverse to the interests of the Agent or the Lenders; or

(c) enter into or engage in any business, operation or activity other than as permitted under Section 8.7.

8.5 No Restricted Payments.

(a) The Borrower shall not make a Restricted Payment, other than (i) Restricted Payments made to Holdings that are necessary to enable Holdings to pay the Credit Parties’ expenses incurred in the ordinary course of business, including for the payment of Taxes due or to become due and professional expenses and directors fees and reserves reasonably established in connection therewith and (ii) Restricted Payments made to Holdings with Excess Cash Flow that is not required to be applied pursuant to Section 2.2(b)(i) or is returned to the Borrower pursuant to Section 2.2(b)(ii).

(b) The Credit Parties shall not permit any OpCo Obligor or any of their other Restricted Subsidiary to make any Restricted Payment to ArcLight or its Affiliates unless (i) such payment is paid through the Borrower and (ii) the Borrower is permitted to make such Restricted Payment to ArcLight or its Affiliates pursuant to clause (a).

(c) For the avoidance of doubt, any Restricted Payment made to the Borrower shall be permitted without any limitations.

8.6 No Affiliate Transactions.

The Credit Parties shall not and shall not permit any Restricted Subsidiary to enter into any transaction with, including, without limitation, the purchase, sale or exchange of property or the rendering of any service or the payment of any management, advisory or similar fees to any Subsidiary or Affiliate of any Credit Party (other than with one or more of the Credit Parties and/or the OpCo Obligors) except (a) in the ordinary course of such Credit Party’s or Restricted Subsidiaries’ business and upon fair and reasonable terms no less favorable to such Credit Party or Restricted Subsidiary than could be obtained in a comparable arm’s-length transaction with an unaffiliated Person, (b) as permitted under Section 8.5 or as set forth on Schedule 5.26, (c) Guarantees of any Joint Venture permitted under the OpCo Credit Agreement, (d) employment and severance arrangements (including equity incentive plans and employee benefit plans and arrangements) with their respective officers and employees in the ordinary course of business, (e) payment of customary fees and reasonable out of pocket costs to, and indemnities for the benefit of, directors, officers and employees of the Credit Parties and their Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Credit Parties and their Restricted Subsidiaries, (f) the payment of fees and expenses with respect to the consummation of this Credit Agreement and any amendment or modification to the OpCo Credit Agreement, (g) transactions with any Joint Venture which, when considered together with all other transactions between such Credit Party or Restricted Subsidiary, on the one hand, and the applicable Joint Venture, on the other hand, are upon fair and reasonable terms no less favorable to such Credit Party or Restricted Subsidiary than could be obtained in a comparable arm’s-length transaction with an unaffiliated Person, (h) transactions approved by the conflicts committee of the Board of Directors of Holdings as being fair to the applicable Credit Party or Restricted Subsidiary, (i) transactions that do not require or result in the Credit Parties’ making payments, transferring assets, or incurring liabilities (including, without limitation, contingent liabilities) in an amount in excess of $500,000 per transaction per fiscal year and (j) transactions required or permitted under the Omnibus Agreement so long as payments pursuant thereto do not to exceed $15,000,000 per annum, provided that prior to entering into any such transaction the applicable Credit Party shall have received the written consent of the Required Lenders acting in their reasonable discretion.

8.7 Passive Holding Company Restrictions. Notwithstanding anything to the contrary herein, none of Holdings, the Borrower and TLP Management Services LLC shall conduct, transact or otherwise engage in any business or operations or hold any assets, make any Investments or Restricted Payments, incur any Liens, liabilities or obligations (including any Indebtedness) or sell or transfer any assets other than the following (and activities, assets and liabilities incidental thereto): (i) its ownership of Capital Stock in the Borrower and New TM Sub, (ii) the performance of its obligations in respect of the Acquistion Transactions and under the Acquisition Documents, (iii) the incurrence of the liabilities hereunder and the performance of its obligations and payments with respect to the Credit Documents (including the consummation of the Conversion), (iv) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (v) making and holding Investments in the OpCo Obligors made solely with contributions received from Holdings, (vi) the payment of fees and expenses in the ordinary course of business and consistent with past practice, and (vii) solely in the case of TLP Management Services LLC, the performance of (A) operating, management and administrative duties for the OpCo Obligors, (B) operating, management and administrative duties pursuant to transactions scheduled on Schedule 5.26, (C) obligations relating to the employment of personnel in connection with their permitted operations, in each case, in the ordinary course of business and consistent with past practice and (D) any liabilities that result from the conversion of phantom stock in connection with the Acquisition Agreement.

8.8 Restrictive Agreements. The Credit Parties shall not and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Person to (a) pay dividends or make any other distribution on any of such Person’s Capital Stock, (b) pay any Indebtedness owed to the Credit Parties, (c) make loans or advances to any other Credit Party or (d) transfer any of its property to any other Credit Party, except for encumbrances or restrictions (i) existing in or permitted by the Existing OpCo Facilities Documents as in effect on the Closing Date or (ii) that would not be reasonably expected to result in a Material Adverse Effect.

8.9 Unrestricted Subsidiaries.

The Credit Parties shall not:

(a) designate any Subsidiary of the Borrower formed or acquired after the Closing Date (other than an OpCo Obligor) as an Unrestricted Subsidiary unless:

(i) neither such Subsidiary nor any of its Subsidiaries has any Indebtedness except Non-Recourse Debt;

(ii) neither such Subsidiary nor any of its Subsidiaries is a party to any agreement, arrangement, understanding or other transaction with any Credit Party or any Restricted Subsidiary, except those agreements and other transactions permitted under Section 8.6;

(iii) at the time of such designation and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing;

(iv) neither such Subsidiary nor any of its Subsidiaries owns any Indebtedness (excluding any accounts payable in the ordinary course of business) or Capital Stock of, or is the beneficiary of any Lien on any property of, any Credit Party or any Restricted Subsidiary;

(v) at or immediately prior to such designation and as of any relevant date of determination (1) the assets of such Subsidiary together with the assets of all other Unrestricted Subsidiaries (other than the Bostco Joint Venture or Frontera) do not constitute more than five percent (5%) of the Consolidated Net Tangible Assets as determined at the time of such designation and (2) the revenues of such Subsidiary together with the aggregate revenues of all other Unrestricted Subsidiaries (other than the Bostco Joint Venture or Frontera) do not constitute more than five percent (5%) of the aggregate revenues of the OpCo Credit Agreement Borrower and its consolidated Restricted Subsidiaries as determined at the time of such designation;

(vi) at or immediately prior to such designation, the Borrower delivers a certificate to the Agent certifying (A) the name of such Subsidiary and of all of such Subsidiary’s Subsidiaries, (B) that before and immediately after giving effect to such designation, the Credit Parties and the Restricted Subsidiaries shall be in compliance, on a pro forma basis, with the covenant set forth in Section 7.1, and (C) that all requirements of this Section 8.9(a) have been met for such designation;

(vii) at or immediately prior to such designation, such Subsidiary is also designated as an “Unrestricted Subsidiary” or the equivalent thereof under the OpCo Credit Agreement; and

(viii) such Unrestricted Subsidiary shall be capitalized solely with cash or Cash Equivalents and no Investment may be made in and no sale, transfer, license, lease or other disposition may be made to any Unrestricted Subsidiary unless such Investment or sale, transfer, license, lease or other disposition shall consist of cash or Cash Equivalents.

(b) designate any Unrestricted Subsidiary as a Restricted Subsidiary unless:

(i) the representations and warranties of the Credit Parties set forth in this Credit Agreement and in the other Credit Documents shall be true and correct in all material respects (provided that if any representation or warranty already includes a materiality or material adverse effect or change qualifier, such representation or warranty shall be true and correct in all respects) on and as of the date of such designation, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such designation, such representations and warranties shall continue to be true and correct in all material respects as of such specified earlier date;

(ii) at the time of such designation and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing;

(iii) the Credit Parties comply with Section 6.5 of the Credit Agreement; and

(iv) at or immediately prior to such designation, the Borrower delivers a certificate to the Agent certifying (A) the name of such Subsidiary and of all of such Subsidiary’s Subsidiaries, (B) that before and immediately after giving effect to such designation, the Credit Parties and the Restricted Subsidiaries shall be in compliance, on a pro forma basis, with the covenant set forth in Section 7.1, and (C) that all requirements of Section 8.9(b) have been met for such designation.

8.10 Compliance with Anti-Money Laundering Laws and Sanctions.

The Credit Parties shall not and shall not permit any Restricted Subsidiary to (a) conduct, or permit any of their respective Subsidiaries to conduct, any business or engage in any transaction or dealing with any Sanctioned Person or Sanctioned Country, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Sanctioned Person or Sanctioned Country; (b) deal in, or otherwise engage in any transaction relating to, or permit any of their respective Subsidiaries to deal in otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to any Anti-Money Laundering Laws or any Sanctions; or (c) engage in or conspire to engage in, or permit any of their respective Subsidiaries to engage in or conspire to engage in, any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Money Laundering Laws or any Sanctions. Each of the Credit Parties shall deliver to the Agent and Lenders any certification or other evidence reasonably requested from time to time by the Agent or any Lender, in the Agent’s reasonable discretion, confirming such Person’s compliance with this Section.

ARTICLE IX

POWERS

9.1 Appointment as Attorney-in-Fact.

A power of attorney in favor of the Agent for the benefit of the Lenders with respect to the Collateral shall be as set forth in the Security Documents.

ARTICLE X

EVENTS OF DEFAULT AND REMEDIES

10.1 Events of Default.

The occurrence of any of the following events shall constitute an “Event of Default” hereunder:

(a) failure of the Borrower to pay (i) any interest, Fees or premium (including Prepayment Premium) hereunder within three (3) Business Days of when due hereunder, in each case whether at stated maturity, by acceleration, or otherwise; (ii) any principal of the Loans when due, whether at stated maturity, by acceleration or otherwise; or (iii) any other amounts owing hereunder or any other Credit Document within five (5) Business Days after such amounts are due;

(b) any representation or warranty, contained in this Credit Agreement, the other Credit Documents or any other agreement, document, instrument or certificate among any Credit Party, the Agent and the Lenders or executed by any Credit Party in favor of the Agent or the Lenders shall prove untrue in any material respect (provided that if any representation or warranty already includes a materiality or material adverse effect or change qualifier, such representation or warranty shall be true and correct in all respects) on or as of the date it was made or was deemed to have been made;

(c) failure of any Credit Party to perform, comply with or observe any term, covenant or agreement applicable to it contained in Section 6.2(a)(i), Section 6.4 (but only as to inspection rights), Section 6.8, 6.12, Article VII or Article VIII (other than Section 8.10);

(d) failure to comply with any other covenant contained in this Credit Agreement, the other Credit Documents or any other agreement, document, instrument or certificate among any Credit Party, the Agent and the Lenders or executed by any Credit Party in favor of the Agent or the Lenders and, in the event such breach or failure to comply is capable of cure, (a) such breach or failure to comply is not cured within thirty (30) days after the earlier of (i) notice thereof by the Agent and (ii) an Executive Officer of any Credit Party becoming aware thereof or (b) solely with respect to any failure to give notice as required by Section 6.3, such failure is not cured within five (5) Business Days after an Executive Officer of any Credit Party becomes aware of such failure to give such notice;

(e) dissolution, liquidation, winding up or cessation of the business of any Credit Party or any of its Restricted Subsidiaries, or the failure of any Credit Party or any of its Restricted Subsidiaries to meet its debts generally as they mature, or the calling of a meeting of any Credit Party’s or any of its Restricted Subsidiaries’ creditors for purposes of compromising any Credit Party’s or any of its Restricted Subsidiaries’ debts, or the failure by any Credit Party or any of its Restricted Subsidiaries generally, or the admission by any Credit Party or any of its Restricted Subsidiaries of its inability, to pay its debts as they become due (unless such debts are the subject of a bona fide dispute);

(f) the commencement by or against any Credit Party or any of its Restricted Subsidiaries of any bankruptcy, insolvency, arrangement, reorganization, receivership or similar case or proceeding with respect to it under any federal or state law and, in the event any such proceeding is commenced against any Credit Party or any of its Restricted Subsidiaries, such proceeding is not dismissed within sixty (60) days or an order for relief is entered at any time;

(g) the occurrence of a Change of Control;

(h) any Credit Party or any of its Restricted Subsidiaries shall fail to make any payment in respect of Indebtedness outstanding (other than the Loans) in an aggregate principal amount of $15,000,000 or more when due or within any applicable grace period (after giving effect to the applicable grace period); or any “Event of Default” under the OpCo Credit Agreement or the Senior Notes; or

(i) any event or condition shall occur which results in the acceleration of the maturity of Indebtedness outstanding of any Credit Party or any of its Restricted Subsidiaries in an aggregate principal amount of $15,000,000 or more (including, without limitation, any required mandatory prepayment or “put” of such Indebtedness to such Credit Party or Restricted Subsidiary) or enables (or, with the giving of notice or lapse of time or both, would enable) the holders of such Indebtedness or commitment or any Person acting on such holders’ behalf to accelerate the maturity thereof or terminate any such commitment prior to its normal expiration (including, without limitation, any required mandatory prepayment or “put” of such Indebtedness to such Credit Party or Restricted Subsidiary);

(j) (i) any material covenant, agreement or obligation of any party contained in or evidenced by any of the Credit Agreement, the Guaranty Agreement or the Security Documents shall cease to be enforceable in accordance with its terms, (ii) any security interest and Lien purported to be created by any Security Document with respect to any Collateral worth, individually or in the aggregate, in excess of $2,500,000 shall cease to be in full force and effect, or shall cease to give the Agent, for the benefit of the Lenders, the Liens, rights, powers and privileges purported to be created under such Security Document (including a perfected first priority security interest in and Lien on all of such Collateral (except as expressly provided in this Credit Agreement or such Security Documents)) in favor of the Agent, (iii) any party (other than the Agent or the Lenders) to any Credit Document shall deny or disaffirm its obligations under any of the Credit Documents (except as expressly provided in such Credit Documents), or (iv) any Credit Document shall be canceled, terminated, revoked or rescinded without the express prior written consent of the Agent, or any action or proceeding shall have been commenced by any Person (other than the Agent or any Lender) seeking to cancel, revoke, rescind or disaffirm the obligations of any party to any Credit Document, or any court or other Governmental Authority shall issue a judgment, order, decree or ruling to the effect that any of the obligations of any party to any Credit Document are illegal, invalid or unenforceable;

(k) one or more judgments or decrees shall be entered against, or Lien arising from any environmental liability shall be imposed against one or more of the Credit Parties or any of their Restricted Subsidiaries involving a liability of $15,000,000 or more in the aggregate (to the extent not paid or covered by insurance as determined by the Agent in its reasonable discretion) and any such judgments or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or

(l) the occurrence of any of the following events: (i) any Credit Party or any ERISA Affiliate fails to make payment in an amount in excess of $15,000,000 when due of all amounts which, under the provisions of any Benefit Plan or Sections 412 or 430 of the Internal Revenue Code, any Credit Party or any ERISA Affiliate is then required to pay as contributions thereto, (ii) any Termination Event shall have occurred and be continuing thirty (30) days after notice thereof shall have been given to the Borrower or Holdings by the Agent or any Lender, and the then current value of the applicable Benefit Plan’s or Multiemployer Plan’s benefits guaranteed under Title IV of ERISA exceeds the then current value of such Benefit Plan’s or Multiemployer Plan’s assets allocable to such benefits by more than $15,000,000, or (iii) any Credit Party or any ERISA Affiliate as employers under one or more Multiemployer Plans makes a complete or partial withdrawal from any such Multiemployer Plan and the plan sponsor of such Multiemployer Plans notifies such withdrawing employer that such employer has incurred a withdrawal liability requiring payments in an amount exceeding the $15,000,000.

10.2 Acceleration.

Upon the occurrence and during the continuance of an Event of Default, and at any time thereafter, at the direction of the Required Lenders, the Agent shall, upon the written request (including by facsimile or other electronic communication) of the Required Lenders, and by delivery of written notice to the Credit Parties from the Agent, take any or all of the following actions, without prejudice to the rights of the Agent or any Lender to enforce its claims against the Borrower: (a) declare all Obligations to be immediately due and payable (except with respect to any Event of Default set forth in Sections 10.1(e) or (f), in which case all Obligations shall automatically become immediately due and payable without the necessity of any notice or other demand) without presentment, demand, protest or any other action, notice or obligation of the Agent or any Lender, (b) immediately terminate this Credit Agreement and the Commitments hereunder; and (c) enforce any and all rights and interests created and existing under the Credit Documents or arising under Applicable Law, including, without limitation, all rights and remedies existing under the Security Documents and all rights of setoff. The enumeration of the foregoing rights is not intended to be exhaustive and the exercise of any right shall not preclude the exercise of any other rights, all of which shall be cumulative.

10.3 Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations arising under the Credit Documents that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agent and their respective agents and counsel and all other amounts due the Lenders and the Agent hereunder) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Lenders, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 3.3 and 13.7.

10.4 Credit Bidding.

(a) The Agent, on behalf of itself and the Lenders, shall have the right to credit bid and purchase for the benefit of the Agent and the Lenders all or any portion of Collateral at any sale thereof conducted by the Agent under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 thereof, or a sale under a plan of reorganization, or at any other sale or foreclosure conducted by the Agent (whether by judicial action or otherwise) in accordance with Applicable Law. Such credit bid or purchase may be completed through one or more acquisition vehicles formed by the Agent to make such credit bid or purchase and, in connection therewith, the Agent is authorized, on behalf of itself and the other Lenders, to adopt documents providing for the governance of the acquisition vehicle or vehicles, and assign the applicable Obligations to any such acquisition vehicle in exchange for equity interests and/or debt issued by the applicable acquisition vehicle (which shall be deemed to be held for the ratable account of the applicable Lenders on the basis of the Obligations so assigned by each Lender).

(b) Each Lender hereby agrees, that, except as otherwise provided in any Credit Documents or with the written consent of the Agent and the Required Lenders, it will not take any enforcement action, accelerate obligations under any Credit Documents, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral.

ARTICLE XI

TERMINATION

This Credit Agreement, together with all other Credit Documents, shall continue in full force and effect, until each of the following events (collectively, the “Credit and Collateral Termination Events”) has occurred: (i) all Obligations have been fully and finally paid and performed (other than inchoate indemnity obligations) and (ii) all Commitments have been terminated and no Person or Governmental Authority shall have any right to request any return or reimbursement of funds from the Agent or the Lenders in connection with any of the foregoing.

ARTICLE XII

THE AGENT

12.1 Appointment of Agent.

(a) Each Lender hereby designates the Agent to act as herein specified. Each Lender hereby irrevocably authorizes the Agent to take such action on its behalf under the provisions of this Credit Agreement, the other Credit Documents and any other instruments and agreements referred to herein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Agent by the terms hereof and thereof and to take such other actions or exercise such other powers as are reasonably incidental thereto. The Agent shall hold all Collateral and all payments of principal, interest, fees, charges and expenses received pursuant to this Credit Agreement or any other Credit Document for the ratable benefit of the Lenders. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective directors, officers, employees, agents and Affiliates. The exculpatory provisions of this Article shall apply to any such sub-agent and to the directors, officers, employees, agents and Affiliates of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility contemplated hereby as well as any activities as Agent. The Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

(b) The provisions of this Article XII are solely for the benefit of the Agent and the Lenders, and none of the Credit Parties or any Subsidiary or Affiliate thereof shall have any rights as a third party beneficiary of any of the provisions hereof (other than Section 12.8). In performing its functions and duties under this Credit Agreement, the Agent shall act solely as agent of the Lenders, and it is understood and agreed that the use of the term “agent” herein or in any other Credit Document (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties.

12.2 Nature of Duties of Agent.

The Agent shall have no duties or responsibilities except those expressly set forth in this Credit Agreement and the other Credit Documents. Neither the Agent nor any of its officers, directors, employees or agents shall be liable for any action taken or omitted by it as such hereunder or in connection herewith, unless caused by its or their gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final nonappealable judgment. The Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Agent by the Borrower or any Lender. The duties of the Agent shall be mechanical and administrative in nature; and nothing in this Credit Agreement or in the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations or other duties in respect of this Credit Agreement or in the other Credit Documents except as expressly set forth herein or therein. Without limiting the generality of the foregoing, the Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Credit Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any debtor relief law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any debtor relief law; and

(c) shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries or Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

12.3 Lack of Reliance on Agent.

(a) Independently and without reliance upon the Agent, each Lender, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial or other condition and affairs of each Credit Party in connection with the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of each Credit Party, and, except as expressly provided in this Credit Agreement, the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter.

(b) The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Credit Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms, provisions or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Credit Agreement, any other Credit Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

12.4 Certain Rights of the Agent.

The Agent shall have the right to request instructions from the Required Lenders or, as required, each of the Lenders. If the Agent shall request instructions from the Required Lenders or each of the Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary under the circumstances), as the case may be, with respect to any act or action (including the failure to act) in connection with this Credit Agreement or any other Credit Document, the Agent shall be entitled to refrain from such act or taking such action unless and until the Agent shall have received instructions from the Required Lenders or such other number or percentage of the Lenders, as the case may be, and the Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders or each of the Lenders, as the case may be.

12.5 Reliance by Agent.

The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any note, resolution, notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Agent may consult with legal counsel (including counsel for the Credit Parties with respect to matters concerning the Credit Parties), independent public accountants and other experts selected by it in good faith and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

12.6 Indemnification of Agent.

To the extent the Agent is not reimbursed and indemnified by the Credit Parties, each Lender will reimburse and indemnify the Agent, in proportion to its respective pro rata share of the aggregate principal amount of the Loans, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent in performing its duties hereunder as Agent, in any way relating to or arising out of this Credit Agreement or any other Credit Documents, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s gross negligence or willful misconduct or any action or omission by the Agent not in accordance with the standards of care specified in the UCC, as determined by a court of competent jurisdiction in final non-appealable judgment.

12.7 The Agent in its Individual Capacity.

With respect to its obligation to lend under this Credit Agreement, the Loans made by it, and all of its rights and obligations as a Lender hereunder and under the other Credit Documents, the Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it was not performing the duties specified herein; and the terms “Lenders”, “Required Lenders”, or any similar terms shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity. The Agent and its Affiliates may accept deposits from, lend money to, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory or other business with the Credit Parties or any Affiliate of the Credit Parties as if it were not performing the duties specified herein, and may accept fees and other consideration from the Credit Parties for services in connection with this Credit Agreement and otherwise without having to account for the same with the Lenders.

12.8 Resignation and Removal of Agent.

The Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with and upon the approval of the Borrower (such approval not to be unreasonably withheld or delayed) (so long as no Event of Default has occurred and is continuing), to appoint a successor, which shall be a Lender as of the Closing Date or a bank with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York, or any other financial institution with an office in New

York, New York that is engaged in the making of commercial loans and the provision of agency services in syndicated commercial loan transactions. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above, provided that if the Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice on the Resignation Effective Date.

If the Person serving as Agent is a Defaulting Lender pursuant to clause (e) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person remove such Person as Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (1) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any Collateral held by the Agent on behalf of the Lenders under any of the Credit Documents, the retiring or removed Agent shall continue to hold such Collateral until such time as a successor Agent is appointed) and (2), except for any indemnity payments owed to the retiring (or retired) or removed Agent, all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) or removed Agent (other than any rights to indemnity payments owed to the retiring (or retired) or removed Agent), and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Agent’s resignation or removal, as applicable, hereunder and under the other Credit Documents, the provisions of this Article and Sections 12.6 and 13.8 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as Agent or continuing to hold Collateral in accordance with this Section.

12.9 Collateral Matters.

(a) The Agent shall also act as the “collateral agent” under the Credit Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Credit Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto (including, without limitation, to enter into additional Credit Documents or supplements to existing Credit Documents on behalf of the Lenders). Each Lender authorizes and directs the Agent to enter into the Security Documents for the benefit of the Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Required Lenders or each of the Lenders, as applicable, in accordance with the provisions of this Credit Agreement or the Security Documents, and the exercise by the Required Lenders or each of the Lenders, as applicable, of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security Document which may be necessary or appropriate to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents. The rights, remedies, powers and privileges conferred upon the Agent hereunder and under the other Credit Documents may be exercised by the Agent without the necessity of the joinder of any other parties unless otherwise required by Applicable Law.

(b) The Lenders hereby irrevocably authorize the Agent, at its option and in its discretion, to release any Lien granted to or held by the Agent upon any Collateral (i) upon the occurrence of all of the Credit and Collateral Termination Events, (ii) constituting property being sold or disposed of pursuant to a transaction permitted under Section 8.3 (including without limitation, the disposal of the Brownsville Property) if the applicable Credit Party certifies to the Agent that the sale or disposition is made in compliance with Section 8.3 (and the Agent may rely conclusively on any such certificate, without further inquiry), or (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder. Upon request by the Agent at any time, the Lenders will confirm in writing the Agent’s authority to release particular types or items of Collateral pursuant to this Section 12.9(b).

(c) Upon any sale and transfer of Collateral which is expressly permitted pursuant to the terms of this Credit Agreement, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least five (5) Business Days’ prior written request by the applicable Credit Party, the Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Agent for the benefit of the Lenders herein or pursuant hereto upon the Collateral that was sold or transferred; provided that (i) the Agent shall not be required to execute any such document on terms which, in the Agent’s reasonable opinion, would expose the Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of such Credit Party or any of its Restricted Subsidiaries in respect of) all interests retained by such Credit Party or Restricted Subsidiary, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral. In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, the Agent shall be authorized to deduct all of the expenses reasonably incurred by the Agent from the proceeds of any such sale, transfer or foreclosure.

(d) The Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that (and shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding that) the Collateral exists or is owned by the Credit Parties or is cared for, protected or insured or that the liens granted to the Agent for the benefit of the Lenders herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, maintenance, monitor, disclosure or fidelity any of the rights, authorities and powers granted or available to the Agent in this Section 12.9 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Agent may act in any manner it may deem appropriate, in its reasonable discretion, given the Agent’s own interest in the Collateral as one of the Lenders and that the Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction.

(e) The Agent shall promptly, upon receipt thereof, forward to each Lender copies of the results of any field examinations by the Agent with respect to any Credit Party and any appraisals obtained by the Agent with respect to any of the Collateral. The Agent shall have no liability to any Lender for any errors in or omissions from any field examination or other examination of any Credit Party or the Collateral, or in any such appraisal, unless such error or omission was the direct result of the Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction.

(f) The Lenders hereby irrevocably authorize the Agent, at its option and in its discretion, to subordinate any Lien on any Collateral granted to or held by the Agent under any Credit Document to the holder of any Permitted Lien.

(g) Upon request by the Agent at any time, the Required Lenders will confirm in writing the Agent’s authority to release or subordinate its interest in particular types or items of property, or to release the Guarantor from its obligations under the Guaranty Agreement pursuant to this Section 12.9. In each case as specified in this Section 12.9, the Agent will, at the Borrower’s expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty Agreement, in each case in accordance with the terms of the Credit Documents and this Section 12.9. In the case of any such sale, transfer or disposal of any property constituting Collateral in a transaction constituting an asset disposition permitted pursuant to Section 8.3 to a Person other than a Credit Party, the Liens created by any of the Security Documents on such property shall be automatically released without need for further action by any person.

(h) It is the purpose of this Credit Agreement that there shall be no violation of any Applicable Law denying or restricting the right of financial institutions to transact business as an agent in any jurisdiction. The Agent may appoint an additional Person or Persons as a separate sub-agent, attorney-in-fact, collateral agent or co-collateral agent and if the Agent shall appoint an additional Person as a separate collateral agent, co-collateral agent, sub-agent or attorney-in-fact, each and every remedy, power, right, claim, demand or cause of action intended by this Credit Agreement and any of the Credit Documents and every remedy, power, right, claim, demand or cause of action intended by this Credit Agreement and any of the Credit Documents to be exercised by or vested in or conveyed to the Agent with respect thereto shall be exercisable by and vested in such separate collateral agent, co-collateral agent, sub-agent or attorney-in-fact. Should any instrument from the Lenders be required by the separate collateral agent, co-collateral agent, sub-agent or attorney-in-fact so appointed by the Agent in order more fully and certainly to vest in and confirm to him or it such rights, powers, duties and obligations, any and all of such instruments shall, on request, be executed, acknowledged and delivered by the Lenders whether or not a Default or Event of Default then exists.

12.10 Actions with Respect to Defaults.

In addition to the Agent’s right to take actions on its own accord as permitted under this Credit Agreement, the Agent shall take such action with respect to a Default or Event of Default as shall be directed by the Required Lenders or all of the Lenders, as the case may be; provided that, until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable and in the best interests of the Lenders, including, without limitation, actions permitted by clause (c) of Section 10.2.

12.11 Delivery of Information.

The Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Agent from the Credit Parties or any of their Subsidiaries, the Required Lenders, any Lender or any other Person under or in connection with this Credit Agreement or any other Credit Document except (a) as specifically provided in this Credit Agreement or any other Credit Document and expressly including the information provided pursuant to Section 6.1 (other than (a) and (b) thereof); and (b) as specifically requested from time to time in writing by any Lender with respect to a specific document instrument, notice or other written communication received by and in the possession of the Agent at the time of receipt of such request and then only in accordance with such specific request.

12.12 No Reliance on Agent’s Customer Identification Program.

Each Lender acknowledges and agrees that neither such Lender, nor any of its affiliates, Participants or assignees, may rely on Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Money Laundering Law, including any programs involving any of the following items relating to or in connection with the Borrower, its Affiliates or its agents, the Credit Documents or the transactions hereunder: (a) any identity verification procedures, (b) any record keeping, (c) any comparisons with government lists, (d) any customer notices or (e) any other procedures required under the CIP Regulations or such other laws.

12.13 USA Patriot Act.

Each Lender or assignee or participant of a Lender that is not organized under the laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (a) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (b) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations: (i) within ten (10) days after the Closing Date and (ii) at such other times as are required under the USA Patriot Act.

ARTICLE XIII

MISCELLANEOUS

13.1 Waivers.

The Borrower hereby waives due diligence, demand, presentment and protest and any notices thereof as well as notice of nonpayment. No delay or omission of the Agent or the Lenders to exercise any right or remedy hereunder, whether before or after the happening of any Event of Default, shall impair any such right or shall operate as a waiver thereof or as a waiver of any such Event of Default. No single or partial exercise by the Agent or the Lenders of any right or remedy shall preclude any other or further exercise thereof, or preclude any other right or remedy.

13.2 JURY TRIAL.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER AND THE GUARANTOR, AND THE AGENT AND THE LENDERS EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF THIS CREDIT AGREEMENT, THE CREDIT DOCUMENTS OR ANY OTHER AGREEMENTS OR TRANSACTIONS RELATED HERETO OR THERETO.

13.3 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE.

(a) THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PROVISIONS THEREOF other than Section 5-1401 of the New York General Obligations Law. Any legal action or proceeding with respect to this Credit Agreement or any other Credit Document shall be brought in the courts of the State of New York in New York County or of the United States for the Southern District of New York, and, by execution and delivery of this Credit Agreement the Borrower, and by execution and delivery of the Guaranty Agreement or of a joinder thereto and incorporation by reference therein each of the Guarantors, hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the nonexclusive jurisdiction of such courts, and agrees to be bound by the other provisions set forth in this Section 13.3. Each of the Credit Parties further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address set out for notices pursuant to Section 13.4, such service to become effective three (3) days after such mailing. Nothing herein shall affect the right of the Agent or any Lender to serve process in any other manner permitted by law or to commence legal proceedings or to otherwise proceed against any Credit Party in any other jurisdiction.

(b) Each of the Credit Parties hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Credit Agreement or any other Credit Document brought in the courts referred to in subsection (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

13.4 Notices.

(a) Except as otherwise expressly provided herein, all notices, requests and other communications shall have been duly given and shall be effective (i) when delivered by hand, (ii) when transmitted via telecopy (or other facsimile device), (iii) the Business Day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service, or (iv) the fifth Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address or telecopy numbers set forth on Schedule 13.4 attached hereto, or at such other address as such party may specify by written notice to the other parties hereto; provided, however, that if any notice is delivered on a day other than a Business Day, or after 5:00 P.M. on any Business Day, then such notice shall not be effective until the next Business Day. Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Agent that is incapable of receiving notices under such Article by electronic communication. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

13.5 Assignability.

(a) The Borrower shall not have the right to assign this Credit Agreement or any interest therein except with the prior written consent of the Lenders. No Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (c) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (g) of this Section or (iii) by way of pledge or assignment of a scrutiny interest in accordance with paragraph (b) of this Section.

(b) Notwithstanding subsection (c) of this Section 13.5, nothing herein shall restrict, prevent or prohibit any Lender from (i) pledging or assigning a security interest in all or any portion of its rights under this Credit Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or (ii) granting assignments or participations in such Lender’s Loans and/or Commitments hereunder to any Approved Assignee. Any Lender may make, carry or transfer Loans at, to or for the account of, any of its branch offices or the office of an affiliate of such Lender except to the extent such transfer would result in increased costs to the Borrower.

(c) Any Lender may, in the ordinary course of its lending business and in accordance with Applicable Law, at any time, assign to any Approved Assignee and, with the consent of the Agent and, so long as no Event of Default has occurred or is continuing, the Borrower (such consent not to be unreasonably withheld or delayed) and concurrent notice to the Borrower, but without the consent of any other Lender, assign to one or more other Eligible Assignees all or a portion of its rights and obligations under this Credit Agreement; provided, however, that (i) the Borrower shall be deemed to have given its consent ten (10) Business Days after the date written notice thereof has been delivered to the Borrower by the assigning Lender (through the Agent) unless such consent is expressly refused by the Borrower prior to such tenth (10th) Business Day, (ii) for each such assignment, the parties thereto shall execute and deliver to the Agent, for its acceptance and recording in the Register (as defined below), an Assignment and Assumption, together with a processing and recordation fee of $3,500 to be paid by the assignee, (iii) no such assignment shall be for less than $4,000,000 or, if less, the entire remaining principal amount of the Loans of such Lender and (iv) if such assignee is a Foreign Lender, all of the requirements of Section 2.4(b) shall have been satisfied as a condition to such assignment; and provided, further, that any assignment to an Approved Assignee shall not be subject to the minimum assignment amounts specified herein. Upon such execution and delivery of the Assignment and Assumption to the Agent, from and after the Acceptance Date, (x) the assignee thereunder shall be a party hereto, and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Assumption, such assignee shall have the rights and obligations of a Lender hereunder and (y) the assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Assumption, relinquish its rights (other than any rights it may have pursuant to Section 13.7 which will survive) and be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all or the remaining portion of an assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto).

(d) By executing and delivering an Assignment and Assumption, the assignee thereunder confirms and agrees as follows: (i) other than as provided in such Assignment and Assumption, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Credit Agreement or any other instrument or document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Credit Parties or the performance or observance by the Credit Parties of any of its obligations under this Credit Agreement or any of the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto, (iii) such assignee confirms that it has received a copy of this Credit Agreement, together with copies of the financial statements referred to in Section 6.1 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption, (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Credit Agreement, (v) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Credit Agreement and the other Credit Documents as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Credit Agreement are required to be performed by it as a Lender.

(e) The Agent shall maintain at its address referred to in Section 13.4 a copy of each Assignment and Assumption delivered to and accepted by it and a register for the recordation of (i) the names and addresses of the Lenders and (if applicable) the Commitments of, and principal amount of (and stated interest on) the Loans owing to, each Lender from time to time (the “Register”) and (ii) information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Credit Agreement. The Register and copies of each Assignment and Assumption shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(f) Upon its receipt of an Assignment and Assumption executed by an assigning Lender, the Agent shall, if such Assignment and Assumption has been completed and is in substantially the form of Exhibit A, (i) accept such Assignment and Assumption, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower..

(g) Each Lender may sell participations, without the consent of the Agent, the Borrower or any other Lender, to one or more parties other than (w) the Credit Parties, or any of the Credit Parties’ Affiliates or Subsidiaries (other than Sponsor Affiliated Lenders as permitted by Section 13.5(k)), (x) any Defaulting Lender, (y) a natural Person or (z) so long as no Event of Default under Section 10.1(a) or (f)

has occurred or is continuing, a Disqualified Lender (each, a “Participant”), in or to all or a portion of its rights and obligations under this Credit Agreement (including, without limitation, all or a portion of its Commitments and the Loans owing to it); provided that (i) such Lender’s obligations under this Credit Agreement (including, without limitation, its Commitments to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement (it being understood that the documentation required under Section 2.4(c) shall be delivered to the participating Lender) and (iv) such Lender shall not transfer, grant, assign or sell any participation under which the Participant shall have rights to approve any amendment or waiver of this Credit Agreement except to the extent such amendment or waiver would (A) extend the final maturity date or the date for the payments of any installment of fees or principal or interest of any Loans, (B) reduce the amount of any installment of principal of the Loans, (C) except as otherwise expressly provided in this Credit Agreement, reduce the interest rate applicable to the Loans, or (D) except as otherwise expressly provided in this Credit Agreement, reduce any Fees payable hereunder. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.4, 3.7 and 2.4 (subject to the requirements and limitations therein, including the requirements under Section 2.4(e) and 2.4(f) (it being understood that the documentation required under Section 2.4(e) and 2.4(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.8 as if it were an assignee under paragraph (c) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.4 or 3.4, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the proposed United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Credit Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(h) Each Lender agrees that, without the prior written consent of the Borrower and the Agent, it will not make any assignment or sell a participation hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or other Obligation under the securities laws of the United States of America or of any jurisdiction.

(i) In connection with the efforts of any Lender to assign its rights or obligations or to participate interests, such Lender may disclose any information in its possession regarding the Borrower or any of its Subsidiaries so long as it advises of the prospective assignee of the confidentiality provisions set forth herein and such prospective assignee agrees to abide by such confidentiality provisions.

(j) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its pro rata share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Credit Agreement until such compliance occurs.

(k) In case of an assignment to a Sponsor Affiliated Lender, (1) after giving effect to such assignment, to all other assignments with all Sponsor Affiliated Lenders, the aggregate principal amount of all Loans and Commitments then held by all Sponsor Affiliated Lenders shall not exceed 15% of the aggregate unpaid principal amount of the Loans then outstanding (determined as of the time of such purchase), (2) in the event that any proceeding under the Bankruptcy Code shall be instituted by or against the Borrower or any Guarantor, each Sponsor Affiliated Lender shall acknowledge and agree that they are each “insiders” under Section 101(31) of the Bankruptcy Code and, as such, the claims associated with the Loans and Commitments owned by it shall not be included in determining whether the applicable class of creditors holding such claims has voted to accept a proposed plan for purposes of Section 1129(a)(10) of the Bankruptcy Code, or, alternatively, to the extent that the foregoing designation is deemed unenforceable for any reason, each Sponsor Affiliated Lender shall vote in such proceedings in the same proportion as the allocation of voting with respect to such matter by those Lenders who are not Sponsor Affiliated Lenders, except to the extent that any plan of reorganization proposes to treat the Obligations held by such Sponsor Affiliated Lender in a manner that is less favorable in any material respect to such Sponsor Affiliated Lender than the proposed treatment of similar Obligations held by Lenders that are not Sponsor Affiliated Lenders, (3) such Sponsor Affiliated Lender will not receive information provided solely to Lenders and will not be permitted to attend or participate in (or receive any notice of) Lender meetings or conference calls and will not be entitled to challenge the Agent’s and the Lenders’ attorney-client privilege as a result of their status as Sponsor Affiliated Lenders, (4) any purchases by Sponsor Affiliated Lenders shall require that such Sponsor Affiliated Lender clearly identify itself as a Sponsor Affiliated Lender in any Assignment and Assumption executed in connection with such purchases or sales and each such Assignment and Assumption shall contain customary “big boy” representations but no requirement to make representations as to the absence of any material nonpublic information, (5) each Sponsor Affiliated Lender waives any rights to bring any action in connection with such purchased Loans or Commitments against the Agent in its capacity as such and (6) Holdings and its Subsidiaries may not purchase any Loans.

Each Sponsor Affiliated Lender agrees to notify the Agent promptly (and in any event within ten (10) Business Days) if it acquires any Person who is also a Lender, and each Lender agrees to notify the Agent promptly (and in any event within ten (10) Business Days) if it becomes a Sponsor Affiliated Lender. Such notice shall contain the type of information required and be delivered to the same addressee as set forth in Exhibit J.

Notwithstanding anything to the contrary in this Section 13.5 or in the Credit Agreement, no Lender may assign any of its rights or obligations under the Credit Agreement at any time prior to the Closing Date; provided that the Lenders may assign their rights and obligations under this Credit Agreement to their Affiliates prior to the Closing Date with the consent of ArcLight (not to be unreasonably withheld, conditioned or delayed).

13.6 Information.

Each Lending Party agrees to maintain the confidentiality of all material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to any Credit Party or Subsidiary or Affiliate thereof (collectively, “Confidential Information”) provided to such Lending Party by the Credit Parties in accordance with such Lending Party’s customary procedures for handling their own confidential information; provided that nothing herein shall prevent any Lending Party from disclosing such Confidential Information (a) to any other Lending Party or any affiliate of any Lending Party, or any officer, director, employee, agent, or advisor of any Lending Party or affiliate of any Lending Party, (b) to any other Person if reasonably incidental to the administration of the credit facility provided herein, (c) as required by any law, rule, or regulation, (d) upon the order of any court or administrative agency, (e) to any Governmental Authority, stock exchange, self-regulatory organization, or other regulatory authority having or claiming to have authority to regulate or oversee any aspect of such Lending Party’s business or that of their affiliates in connection with the exercise of such authority; provided, however, that other than with respect to routine or ordinary course disclosures to Governmental Authorities and other regulatory or self-regulatory authorities, to the extent permitted by law, the affected Lending Party shall provide prior written notice to the affected Borrower of any such request or demand, (f) that is or becomes available to the public or that is or becomes available to any Lending Party other than as a result of a disclosure by any Lending Party prohibited by this Credit Agreement, (g) in connection with any litigation to which such Lending Party or any of its affiliates may be a party, whether to defend itself, reduce its liability, protect or exercise any of its claims, rights, remedies or interests under or in connection with the Credit Documents, or otherwise, (h) to the extent necessary in connection with the exercise of any remedy under this Credit Agreement or any other Credit Document, (i) subject to provisions substantially similar to those contained in this Section 13.6, to any actual or proposed participant or assignee or any actual or prospective counterparty (or its advisors) to any securitization, swap or derivative transaction relating to the Borrower, any other Credit Party, and the Obligations, (j) which is independently developed, discovered or arrived at by such Persons or which was already known to such Lending Party prior to its disclosure by the Credit Parties or any of their Affiliates, and (k) to Gold Sheets and other similar bank trade publications; such information to consist of deal terms and other information customarily found in such publications.

13.7 Payment of Expenses; Indemnification.

(a) The Borrower agrees to pay all reasonable and documented out-of-pocket costs and expenses of the Agent, the Lenders and their respective Affiliates in connection with (i) the syndication, negotiation, preparation, execution, delivery, administration and monitoring of this Credit Agreement and the other Credit Documents and the documents and instruments referred to therein or executed in connection therewith, including evaluating the compliance by the Credit Parties with law and the provisions of such documents, including, without limitation, the reasonable and documented fees and expenses of one primary counsel to the Agent (and one local counsel in each relevant jurisdiction as reasonably necessary as determined by the Agent and, in the case of actual or perceived conflict of interest, one additional counsel as reasonably deemed to be necessary by the Lenders), the reasonable and documented fees and expenses of counsel for the Agent in connection with collateral issues and all due diligence, and all recording costs, fees and taxes payable in connection with the Collateral, and (ii) any amendment, waiver or consent relating hereto and thereto including, without limitation, any such amendments, waivers or consents resulting from or related to any work-out, re-negotiation or restructure relating to the performance by any of the Credit Parties under this Credit Agreement or any other Credit Documents. In addition, the Borrower shall, upon demand, pay to the Agent and any Lender all documented costs and expenses (including the reasonable and documented fees and disbursements of counsel (including allocated costs of internal counsel) and other professionals, including, financial consultants) paid or incurred by the Agent or such Lender in (A) enforcing or defending its rights under or in respect of this Credit Agreement, the other Credit Documents or any other document or instrument now or hereafter executed and delivered in connection herewith, including, but not limited to, any work-out, re-negotiation or restructure relating to the performance by any of the Credit Parties under this Credit Agreement or any other Credit Documents, (B) in collecting the Loans, (C) in foreclosing or otherwise collecting upon the Collateral or any part thereof and (D) obtaining any legal, accounting or other advice in connection with any of the foregoing.

(b) The Borrower shall indemnify, defend and hold harmless the Agent and each of the Lenders and their respective affiliates, partners, directors, officers, agents, advisors, employees and counsel (each, an “Indemnified Person”) from and against (i) any and all losses, claims, damages, liabilities, deficiencies, judgments, costs or expenses incurred by any Indemnified Person (including reasonable and documented fees and expenses of counsel) (except as a result of (A) such Indemnified Person’s own gross negligence or willful misconduct, (B) a claim brought by any Credit Party against such Indemnified Person for breach in bad faith of such Indemnified Person’s obligations hereunder or under any other Credit Document or (C) disputes that are solely among Indemnified Persons (other than the Agent) and do not arise from the Borrower’s or any other Credit Party’s action or inaction or breach of its obligations hereunder or under any other Credit Document or Applicable Law, in each case with respect to clauses (A), (B), or (C) above, as determined by a final non-appealable judgment of a court of competent jurisdiction) in each case arising out of or in connection with or by reason of (x) this Credit Agreement or any other Credit Documents or the transactions contemplated hereby or thereby, (y) any actual or proposed use by the Borrower of the proceeds of the Loans, or (z) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Credit Party or any Subsidiary thereof, and regardless of whether any Indemnified Person is a party thereto, including, without limitation, amounts paid in settlement, court costs and the fees and disbursements of counsel incurred in connection with any such litigation, investigation, claim or proceeding or any advice rendered in connection with any of the foregoing and (ii) any such losses, claims, damages, liabilities, deficiencies, judgments or expenses (including reasonable and documented fees and expenses of counsel) (except to the extent that any of the foregoing resulted from (A) such Indemnified Person’s own gross negligence or willful misconduct or (B) a claim brought by any Credit Party against such Indemnified Person for breach in bad faith of such Indemnified Person’s obligations hereunder or under any other Credit Document, in each case with respect to clauses (A) or (B) above, as determined by a final non-appealable judgment of a court of competent jurisdiction) incurred in connection with any remedial or other action taken by the Borrower or any of the Lenders in connection with compliance by the Borrower or any of its Subsidiaries, or any of their respective properties, with any federal, state or local environmental laws, acts, rules, regulations, orders or ordinances. If and to the extent that the obligations of the Borrower hereunder are unenforceable for any reason, such Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law.

(c) To the fullest extent permitted by law, the Borrower and each other Credit Party shall not assert, and hereby waives, any claim against any Indemnified Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Credit Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.

(d) All amounts due under this Section shall be payable promptly after demand therefor.

(e) The Borrower’s obligations under this Section 13.7 shall survive any termination of this Credit Agreement and the other Credit Documents and the payment in full of the Obligations, and are in addition to, and not in substitution of, any other of their Obligations set forth in this Credit Agreement.

13.8 Entire Agreement, Successors and Assigns.

This Credit Agreement along with the other Credit Documents and the Fee Letter constitutes the entire agreement among the Credit Parties, the Agent and the Lenders, supersedes any prior agreements among them, and shall bind and benefit the Credit Parties and the Lenders and their respective successors and permitted assigns.

13.9 Amendments, Etc.

Except as set forth below or as specifically provided in any Credit Document, any term, covenant, agreement or condition of this Credit Agreement or any of the other Credit Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Agent with the consent of the Required Lenders) and delivered to the Agent and, in the case of an amendment, signed by the Borrower; provided that no amendment, waiver or consent shall:

(a) increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 10.2 or Article XI) or the amount of Loans of any Lender, in any case, without the written consent of such Lender; or

(b) waive, extend or postpone any date fixed by this Credit Agreement or any other Credit Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Commitment hereunder or under any other Credit Document without the written consent of each Lender directly and adversely affected thereby; or

(c) reduce the principal of, or the rate of interest specified herein on, any Loan or reimbursement obligation, or (subject to clause (iv) of the second proviso to this Section) any fees or other amounts payable hereunder or under any other Credit Document without the written consent of each Lender directly and adversely affected thereby; provided that only the consent of the Required Lenders shall be necessary (i) to waive any obligation of the Borrower to pay interest at the rate set forth in Section 3.2 during the continuance of an Event of Default or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder; or

(d) change Sections 2.5, 2.6, 12.6 or 13.17 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly and adversely affected thereby; or

(e) change Section 2.2(b)(iii) in a manner that would alter the order of application of amounts prepaid pursuant thereto without the written consent of each Lender directly and adversely affected thereby; or

(f) except as otherwise permitted by this Section 13.9 change any provision of this Section or reduce the percentages specified in the definitions of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby; or

(g) consent to the assignment or transfer by any Credit Party of such Credit Party’s rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 8.4), in each case, without the written consent of each Lender; or

(h) except as otherwise expressly provided in this Credit Agreement, and other than in connection with the financing, refinancing, sale or other disposition of any asset of the Credit Parties permitted under this Credit Agreement, release any Liens in favor of the Agent for the benefit of the Lenders on all or substantially all of the Collateral without the written consent of each Lender; or

(i) except as expressly permitted hereunder, release any Credit Party from its obligations hereunder, under the Guaranty Agreement, or under any other Credit Document to which it is a party without the written consent of each Lender;

provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above, affect the rights or duties of the Agent under this Credit Agreement or any other Credit Document; (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (iii) the consent of the Borrower shall not be required for any amendment, modification or waiver of the provisions of Article XII (other than the provisions of Section 12.8), (iv) the Agent and the Borrower shall be permitted to amend any provision of the Credit Documents (and such amendment shall become effective without any further action or consent of any other party to any Credit Document) if the Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature in any such provision. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender, and (v) the Agent and Borrower shall be permitted to amend any Schedule to the Credit Documents (with the consent of the Required Lenders (such consent not to be unreasonably withheld or delayed)) to correct any statement that was true and correct as of the date hereof but is not true and correct as of the Closing Date.

13.10 Nonliability of Agent and Lenders.

The relationship between the Borrower on the one hand and the Lenders and the Agent on the other hand shall be solely that of borrower and lender. Neither the Agent nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Agent nor any Lender undertakes any responsibility to the Borrower to review or inform such Borrower of any matter in connection with any phase of such Borrower’s business or operations.

13.11 Independent Nature of Lenders’ Rights.

The amounts payable at any time hereunder to each Lender on account of such Lender’s Loans shall be a separate and independent debt.

13.12 Counterparts.

This Credit Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

13.13 Effectiveness.

This Credit Agreement shall become effective at such time when it shall have been executed by the Borrower and the Agent, and the Agent shall have received copies hereof which, when taken together, bear the signatures of each Lender, and thereafter this Credit Agreement shall be binding upon and inure to the benefit of each Credit Party, the Agent and each Lender and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Credit Agreement by facsimile or in electronic format shall be effective as delivery of a manually executed counterpart of this Credit Agreement. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

13.14 Severability.

In case any provision in or obligation under this Credit Agreement or the other Credit Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

13.15 Headings Descriptive.

The headings of the several Sections and subsections of this Credit Agreement, and the Table of Contents, are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Credit Agreement.

13.16 Maximum Rate.

Notwithstanding anything to the contrary contained elsewhere in this Credit Agreement or in any other Credit Document, the Borrower, the Agent and the Lenders hereby agree that all agreements among them under this Credit Agreement and the other Credit Documents, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever shall the amount paid, or agreed to be paid, to the Agent or any Lender for the use, forbearance, or detention of the money loaned to the Borrower and evidenced hereby or thereby or for the performance or payment of any covenant or obligation contained herein or therein, exceed the Highest Lawful Rate. If due to any circumstance whatsoever, fulfillment of any provisions of this Credit Agreement or any of the other Credit Documents at the time performance of such provision shall be due shall exceed the Highest Lawful Rate, then, automatically, the obligation to be fulfilled shall be modified or reduced to the extent necessary to limit such interest to the Highest Lawful Rate, and if from any such circumstance any Lender should ever receive anything of value deemed interest by Applicable Law which would exceed the Highest Lawful Rate, such excessive interest shall be applied to the reduction of the principal amount then outstanding hereunder or on account of any other then outstanding Obligations and not to the payment of interest, or if such excessive interest exceeds the principal unpaid balance then outstanding hereunder and such other then outstanding Obligations, such excess shall be refunded to the applicable Borrower. All sums paid or agreed to be paid to the Agent or any Lender for the use, forbearance, or detention of the Obligations and other indebtedness of the Borrower to the Agent or any Lender shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full so that the actual rate of interest on account of all such indebtedness does not exceed the Highest Lawful Rate throughout the entire term of such indebtedness. The terms and provisions of this Section shall control every other provision of this Credit Agreement and all agreements among the Borrower, the Agent and the Lenders.

13.17 Right of Setoff.

In addition to and not in limitation of all rights of offset that any Lender may have under Applicable Law, each Lender shall, if any Event of Default has occurred and is continuing and whether or not such Lender or such holder has made any demand or the Obligations of the Borrower are matured, have the right to appropriate and apply to the payment of the Obligations of such Borrower all deposits (general or special, time or demand, provisional or final) then or thereafter held by and other indebtedness or property then or thereafter owing by such Lender or other holder. Any amount received as a result of the exercise of such rights shall be reallocated among the Lenders as set forth in Section 2.5. Notwithstanding the foregoing, in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 3.8 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

13.18 Delegation of Authority.

The Guarantor (by execution and delivery of the Guaranty Agreement and incorporation by reference therein) hereby authorizes and appoints the Borrower and each of the chief financial officer, chief executive officer, treasurer and controller of Borrower to be its attorneys (“its Attorneys”) and in its name and on its behalf and as its act and deed or otherwise to execute and deliver all documents and carry out all such acts as are necessary or appropriate in connection with borrowing Loans and the making of other extensions of credit hereunder, the granting and perfection of security interests under the Security Documents, and complying with the terms and provisions hereof and the other Credit Documents. This delegation of authority and appointment shall be valid for the duration of the term of this Credit Agreement; provided, however, that such delegation of authority and appointment shall terminate automatically without any further act with respect to any such chief financial officer, chief executive officer, treasurer or controller if such chief financial officer, chief executive officer, treasurer or controller is no longer an employee of the Borrower. The Borrower and (by execution and delivery of the Guaranty Agreement and incorporation by reference therein) the Guarantor hereby undertakes to ratify everything which any of its Attorneys shall do in furtherance of this delegation of authority and appointment.

13.19 Time of the Essence.

Time is of the essence under this Credit Agreement.

13.20 Press Releases.

Any Lender may publicize its role in connection with the Related Transactions through the issuance of a press release with the prior written consent of the Borrower (such consent not to be unreasonably withheld or delayed).

13.21 Reversal of Payments.

To the extent any Credit Party makes a payment or payments to the Agent for the ratable benefit of the Lenders or the Agent receives any payment or proceeds of the Collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Agent.

13.22 Inconsistencies with Other Documents.

In the event there is a conflict or inconsistency between this Credit Agreement and any other Credit Document, the terms of this Credit Agreement shall control; provided that any provision of the Security Documents which imposes additional burdens on any Credit Party or any Subsidiary or further restricts the rights of any Credit Party or any Subsidiary or gives the Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Credit Agreement and shall be given full force and effect.

13.23 USA Patriot Act; Anti-Money Laundering Laws.

The Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act or any other Anti-Corruption Laws or Anti-Money Laundering Laws, each of them is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the USA Patriot Act or such Anti-Money Laundering Laws.

13.24 Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Credit Agreement or any other Credit Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.